Execution Copy

_____________________________

PURCHASE AND SALE AGREEMENT
among
Meritor Brazil Holdings, LLC,

Arvin Finance, LLC,
ArvinMeritor de Mexico, S.A. de C.V.,
Meritor LVS Holdings Mexico, LLC,
ArvinMeritor Commercial Vehicle Systems de Mexico, S.A. de C.V.,
Meritor Heavy Vehicle Systems (Mexico), Inc.,
and

ArvinMeritor OE, LLC,
SELLERS;

ArvinMeritor do Brasil Sistemas Automotivos Ltda. AS GUARANTOR

and
Iochpe Maxion S.A.,

Delancre S.A. de C.V., and

Maxion Structural Components USA, Inc.
BUYERS

Dated as of August 4th , 2009
_____________________________

Appendices

Appendix A	Brazil Shares and Mexico Shares

Appendix B	Business Locations; Owned Business Real Property, Leased Business Real Property and Business Fee Warehouse Space

Appendix C	Business Computer Software and Software Licenses

Appendix D	Business Intellectual Property

Appendix E	Certain Excluded Computer Software and Software Licenses and Computer Hardware

Appendix F	Certain Excluded Contracts and Other Assets

Appendix G	Reserved

Appendix H	Knowledge Definition (Buyers and Sellers)

Appendix I	Net Working Capital Adjustments

Appendix J	Pro Forma Net Working Capital Statement

Appendix K	Pre-Closing Brazil Spin Off Transactions and Pre-Closing Brazil Spin Off Agreements and Instruments

Appendix L	Pre-Closing Mexico Employee Transfer Transaction and Pre-Closing Mexico Employee Transfer Agreements and Instruments

Appendix M	Business Employees

Appendix N	Permitted Encumbrances

Appendix O	Initial Allocation of Purchase Price

Appendix P	Methodologies for Preparation of Closing Balance Sheet

Appendix Q	Methodologies for Preparation of Adjustment Items Statements

Appendix R	Brazil Insurance Policies

Appendix S	Liquidated Fee

Exhibits

Exhibit A	Bill of Sale and General Instrument of Transfer

Exhibit B	Assignment and Assumption Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Brazil Lease

Exhibit E	Brazil Services Agreement

Exhibit F	Trademark License Agreement

Exhibit G	Shared Intellectual Property License Agreement

                 THIS PURCHASE AND SALE AGREEMENT is made and entered into as of August 4th, 2009 by and between:

Meritor Brazil Holdings, LLC, a Delaware limited liability company enrolled before the Brazilian Taxpayers` Registry (CNPJ/MF) under no. 09.621.045/0001-58 (“Seller Brazil 1”), Arvin Finance, LLC, a Delaware limited liability company enrolled before the Brazilian Taxpayers` Registry (CNPJ/MF) under no. 09.583.490/0001-70 (“Seller Brazil 2” and together with Seller Brazil 1, the “Sellers Brazil”), ArvinMeritor de Mexico, S.A. de C.V., a Mexican corporation (“Seller Mexico 1”), Meritor LVS Holdings Mexico, LLC, a Delaware limited liability company (“Seller Mexico 2”), ArvinMeritor Commercial Vehicle Systems de Mexico, S.A. de C.V., a Mexican corporation (“Seller Mexico 3”), and Meritor Heavy Vehicle Systems (Mexico), Inc., a Delaware corporation (“Seller Mexico 4” and together with Seller Mexico 1, Seller Mexico 2, and Seller Mexico 3, the “Sellers Mexico”), and ArvinMeritor OE, LLC, a Delaware limited liability company (“Seller US” and, together with Sellers Brazil and Sellers Mexico, the “Sellers”), and ArvinMeritor do Brasil Sistemas Automotivos Ltda., a Brazilian limited liability company enrolled before the Brazilian Taxpayers` Registry (CNPJ/MF) under no. 56.669.187/0001-75 (“Guarantor”) and

Iochpe Maxion S.A., a Brazilian corporation enrolled before the Brazilian Taxpayers’ Registry (CNPJ/MF) under no. 61.156.113/0001-75 (“Buyer Brazil” and “Buyer Mexico 2”), Buyer Brazil, Delancre S.A. de C.V., a Mexican company (“Buyer Mexico 1” and together with Buyer Mexico 2, the “Buyers Mexico”), and Maxion Structural Components USA, Inc., a Florida company (“Buyer US” and, together with Buyer Brazil and Buyers Mexico, the “Buyers”).

Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth or referred to in Article I.

BACKGROUND

A.     Sellers Brazil own all of the Brazil Shares of the Acquired Brazil Company. Sellers Mexico own all of the Mexico Shares of the Acquired Mexico Companies. Seller US owns all of the Acquired US Assets.

B.     Sellers desire to sell, transfer and assign to Buyers, and Buyers desire to purchase from Sellers, and accept the transfer and assignment of, the Acquired Company Shares and the Acquired US Assets, and to assume the Business Liabilities, all on the terms and subject to the conditions set forth in this Agreement, and by means of such acquisition, Buyers shall acquire the Business from the Sellers as contemplated herein.

C.     Prior to the Closing, Sellers Brazil are pursuant to the terms hereof engaging in certain transactions, as set forth in Appendix K, to separate the part of the Business conducted by ARM Brazil, the Brazil Business Assets and the Brazil Business Liabilities from the other businesses, assets and liabilities of ARM Brazil pursuant to a statutory spin off pursuant to the Pre-Closing Brazil Spin Off Transactions Agreements and Instruments.

D.     Prior to the Closing, ARM Servicios Mexico is, pursuant to the terms hereof, transferring, as set forth in Appendix L, the Mexico Employees to Acquired Mexico Servicios Company pursuant to the Pre-Closing Mexico Employee Transfer agreements and Instruments.

E.     Also prior to the Closing, Acquired Mexico Operating Company may be converted from an S.A. de C.V. to an S. de R.L. de C.V.

TERMS

In consideration of the mutual covenants and undertakings contained in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

     Section 1.1     Specific Definitions. As used in this Agreement and any Appendix or Exhibit to this Agreement, the following capitalized terms have the meanings set forth or referred to in this Section.

“Acquired Brazil Company” means Meritor Comércio e Indústria de Sistemas Automotivos Ltda., enrolled before the Brazilian Taxpayers’ Registry (CNPJ/MF) under no. 09.603.244/0001-33.

“Acquired Companies” means the Acquired Brazil Company and the Acquired Mexico Companies. “Acquired Company” means any one of them as the context indicates.

“Acquired Company Assets” means all Business Assets owned by an Acquired Company (and in the case of Acquired Brazil Company also includes assets and claims as to which title registration procedures and judicial transfer procedures, respectively, are pending completion in connection with the Pre-Closing Brazil Spin Off Transactions) at the Effective Time.

“Acquired Company Shares” means the Brazil Shares and the Mexico Shares.

“Acquired Mexico Companies” means the Acquired Mexico Operating Company and the Acquired Mexico Servicios Company.

“Acquired Mexico Operating Company” means prior to the Conversion, Meritor LVS S.A. de C.V., or after the Conversion Meritor LVS S. de R.L. de C.V.

“Acquired Mexico Servicios Company” means Servicios Corporativos ArvinMeritor S.A. de C.V.

“Acquired US Assets” means all Business Assets owned by Seller US at the Effective Time.

“Adjustment Items” shall have the meaning set forth in Section 2.7(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Purchase and Sale Agreement, the Appendices, the Sellers Disclosure Letter and the Buyers Disclosure Letter.

“Allocation” shall have the meaning set forth in Section 2.8.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Brazil Lease, the Brazil Services Agreement, the Shared Intellectual Property License Agreement, the Trademark License Agreement and the Transition Service Agreement.

“Appropriate Remediation Standard” shall have the meanings set forth in Section 10.8(d).

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“ARM Brazil” means ArvinMeritor do Brasil Sistemas Automotivos Ltda, a limited liability company organized and existing under the laws of Brazil.

“ARM Servicios Mexico” means ArvinMeritor Mexicana S.A. de C.V, a corporation organized and existing under the laws of Mexico.

“Assumed Liabilities” means:

(i)     all Business Liabilities that relate to Seller US, the Acquired US Assets, the US Location or the portions of the Business conducted by Seller US at the US Location or elsewhere; and

(ii)     all of the Business Liabilities to the extent they do not constitute Brazil Business Liabilities or Mexico Business Liabilities.

In the case of each of (i) and (ii), excluding the Excluded Liabilities.

“Assumption Agreement” means the Assignment and Assumption Agreement between Buyer US and Seller US in substantially the form attached as Exhibit B to be executed and delivered at the Closing.

“Audit” shall mean an examination, audit, assessment, reassessment or other proceeding conducted by a Governmental Authority relating to any Tax matter.

“Base Amount” shall have the meaning set forth in Section 2.5(a).

“Benefit Plans” shall have the meaning set forth in Section 3.13(b).

“Bill of Sale” means the Bill of Sale and General Instrument of Transfer between Seller US and Buyer US in substantially the form attached as Exhibit A to be executed and delivered at the Closing.

“Brazil Business Assets” means all the Business Assets owned by the Acquired Brazil Company (or ARM Brazil if prior to the completion of the Pre-Closing Brazil Spin Off Transactions) or to which the Acquired Brazil Company (or ARM Brazil if prior to the completion of the Pre-Closing Brazil Spin Off Transactions) has rights.

“Brazil Business Employees” shall have the meaning set forth in Section 7.1(a).

“Brazil Business Liabilities” means all of the Business Liabilities that relate to the Acquired Brazil Company, ARM Brazil but excluding the Excluded Liabilities, the Brazil Business Assets, the Brazil Location or the portion of the Business conducted by the Acquired Brazil Company or ARM Brazil at the Brazil Location or elsewhere.

“Brazil Insurance Policies” mean the insurance policies listed on Appendix R.

“Brazil Labor Laws” shall have the meaning set forth in Section 7.1(c).

“Brazil Lease” means the Lease Agreement between Acquired Brazil Company and ARM Brazil in substantially the form attached as Exhibit D to be executed and delivered at the Closing.

“Brazil Location” means the Owned Business Real Property and the Leased Business Real Property located in the city of Limeira, Brazil and more fully described on Appendix B.

“Brazil Services Agreement” means the Services Agreement between Acquired Brazil Company and ARM Brazil in substantially the form attached as Exhibit E to be executed and delivered at the Closing.

“Brazil Shares” means the outstanding shares of Acquired Brazil Company as indicated on Appendix A.

“Business” means the business of designing and manufacturing steel wheels to which a pneumatic tire is to be applied for passenger cars, light- and medium-duty trucks and sport utility vehicles under the Fumagalli brand name as conducted (i) by the Acquired Companies and Seller US as of the Effective Time and, (ii) by Pre-Restructuring Companies and Seller US as of the date hereof.

“Business Assets” means any assets of a Seller or any of its Affiliates (including the Acquired Companies) that are Related to the Business (whether or not owned by or titled in the name of the Sellers or any of their Affiliates (including an Acquired Company), to the extent any of the Sellers or any of their Affiliates (including an Acquired Company) have any right, title or interest over such asset) regardless of whether any such asset is set forth in Sellers Disclosure Letter or it is otherwise an exception to any representation, warranty or covenant contained in this Agreement, other than the Excluded Assets. Without limiting the generality of the foregoing, the Business Assets include the following, except to the extent any of the following are the Excluded Assets:

(i)     Cash held by the Acquired Companies but not including Cash held by Seller US;

(ii)     the Owned Business Real Property;

(iii)    subject to Section 2.14, the Acquired Company’s, Pre-Restructuring Companies’, or Seller US’s respective rights in the Leased Business Real Property and the Business Fee Warehouse Space;

(iv)    the Business Inventory;

(v)     the Business Receivables;

(vi)    the Business Tangible Personal Property;

(vii)   all rights of an Acquired Company, Pre-Restructuring Companies or Seller US in Customer and Supplier Tooling;

(viii)  subject to Section 2.14, the Business Intellectual Property;

(ix)   subject to Section 2.14, the Business Contracts and the Acquired Company’s, Pre-Restructuring Companies’ or Seller US’s rights under the Business Contracts;

(x)    subject to Section 2.14, the Acquired Company’s, Pre-Restructuring Companies’ or Seller US’s rights to the Business Computer Software and Software Licenses;

(xi)   all sales order files, distributor files, engineering and product files, purchase order files, manufacturing records, client and customer lists, supplier lists, pricing information, sales and promotional literature, and business files that are located at the Business Locations and are Related to the Business and books and records pertaining to the Business Employees (except to the extent relating to Excluded Liabilities), to the extent the same are not required under applicable Laws to be retained by a Seller (the “Business Books and Records”); subject to Section 2.12 in connection with access to and use of the Intellectual Property contained therein;

(xii)  the Brazil Insurance Policies and rights and claims thereunder to the extent not primarily relating to the Excluded Assets or the Excluded Liabilities;

(xiii)  subject to Section 2.14, all claims and counterclaims by an Acquired Company, Pre-Restructuring Companies or Seller US against any other Person as to express and implied warranties from manufacturers, vendors and suppliers, if any, to the extent they are Related to the Business, related to the Business Assets or the Business Liabilities (but only to the extent any such claim does not relate to, or constitute a defense or counterclaim as to, any Excluded Asset or Excluded Liability);

(xiv)  all Permits held by Acquired Brazil Company or ARM Brazil Related to the Business and all Permits held by the Acquired Mexico Companies or ARM Servicios Mexico Related to the Business;

(xv)  subject to Section 2.14, all claims (other than as set forth in clause (viii) of the definition of Excluded Assets) , counterclaims, deposits, refunds and prepaid items, in each case related to the Business Assets, Related to the Business or related to the Business Liabilities and to the extent the same do not primarily relate to any of the Excluded Assets and do not primarily relate to, or constitute a defense or counterclaim as to, any Excluded Liability (it being understood that if a claim relates, but not primarily, to an Excluded Asset, including as a defense or counterclaim as to any Excluded Liability, the rights to the portion of such claim relating to the Excluded Asset or the Excluded Liability, as applicable, shall remain with the Sellers);

(xvi)  all Intercompany Acquired Company Indebtedness owed to Seller US or any Acquired Company by an Acquired Company or Seller US;

(xvii)  all Intercompany Acquired Company Account Balances owed to Seller US or any Acquired Company by an Acquired Company or Seller US;

(xviii)  the telephone numbers and fax numbers Related to the Business, and the goodwill and going-concern value of the Business; and

(xix)  all asserted or unasserted causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occur prior to, at or following the Effective Time if the same are Related to the Business (including those which arose, arise out of, or are related to, any of the Business Assets, whether arising by way of counterclaim or otherwise), but only to the extent the same do not relate to the Excluded Assets (it being understood that if a cause of action, lawsuit, judgment, claim and demand relates, but not primarily, to an Excluded Asset the rights to the portion thereof relating to the Excluded Asset or the Excluded Liability, as applicable, shall remain with the Sellers).

“Business Books and Records” shall have the meaning set forth in the definition of Business Assets.

“Business Computer Software and Software Licenses” means the computer software owned by an Acquired Company, Seller US or a Pre-Restructuring Company that is exclusively used or held for use in the Business and the software licenses including those identified on attached Appendix C.

“Business Contract” or “Business Contracts” means all contracts, agreements, open purchase orders, leases, subleases, licenses or commitments, written or oral, to the extent Related to the Business. For greater clarity, while the term Business Contracts includes “Shared Contracts” to the extent Related to the Business for purposes of affording certain rights to Buyer US or the Acquired Companies to the extent permitted under the Shared Contracts and Buyer US and the Acquired Companies being responsible for Liabilities under the Shared Contracts to the extent relating to the Business, the Parties do not intend that the Shared Contracts will be assigned or transferred to Buyer US or the Acquired Companies.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in any of the State of Michigan, United States, São Paulo, Brazil or the Federal District of Mexico are authorized or obligated by Law to not open or remain closed.

“Business Employees” means the Brazil Business Employees, the Mexico Business Employees and the Transferred US Business Employees.

“Business Fee Warehouse Space” means the fee warehouse space described on Appendix B.

“Business Intellectual Property” means the Intellectual Property owned by an Acquired Company, Seller US or a Pre-Restructuring Company that is exclusively used or held for use in the Business, including that described on Appendix D. For greater certainty, Business Intellectual Property does not include the Parent Trademarks and Logos.

“Business Inventory” all inventory owned by an Acquired Company, Seller US or a Pre-Restructuring Company that is both (a) located at a Business Location or a Business Fee Warehouse Space, or in transit to a Business Location or a Business Fee Warehouse Space or a client of the Business; and (b) Related to the Business, in any case as of any determination date under this Agreement, all determined in accordance with the Practices and Procedures.

“Business Liabilities” means all Liabilities of an Acquired Company, Seller US or a Pre-Restructuring Company, or any of their Affiliates or as to which any of them may be responsible, that arise or have arisen out of, or relate or are or were related to, directly or indirectly, any of the following (whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Effective Time, and whether primary or secondary, direct or indirect, known or unknown, fixed or contingent), and in any case other than the Excluded Liabilities:

(i)     all Liabilities to the extent based upon, arising out of or relating to the operation of the Business; and

(ii)    all Liabilities to the extent based upon or arising out of or relating to the Business Assets or Business Locations; and, for greater certainty and without limitation of the Liabilities described or included in clause (i) or (ii) of this definition, and whether or not otherwise included in clause (i) or (ii) of this definition, the following Liabilities:

(iii)   all Liabilities to be assumed or for which a Buyer or an Acquired Company is to be responsible under Article VI or Section 11.6;

(iv)   all Liabilities to be assumed or for which a Buyer or an Acquired Company is to be responsible under Article VII;

(v)    all Liabilities based upon, arising out of or relating to (A) the presence of, Release of, threatened Release of or exposure of any Person to any Hazardous Substances on, at, beneath or from any of the Business Locations or any of the Business Assets; (B) the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Substances on, at or beneath any of the Business Locations or from any of the Business Locations to any off-site locations; and (C) any violation of Environmental Law Related to the Business, in each case other than Excluded Environmental Liabilities;

(vi)   all Liabilities for breach of warranty and other Liabilities with respect to any products or services of the Business except for Excluded Warranty Liabilities and except for Liabilities for recall and product liability claims since those Liabilities are subject to clause (vii) or (viii) and not this clause (vi);

(vii)  all Liabilities arising from any recall with respect to any products of the Business, other than the Excluded Recall Liabilities;

(viii) all Liabilities arising from any claim by a third party seeking to recover damages for personal injury or property damage caused by a defective product of the Business, except for the Excluded Product Liability Claims;

(ix)   Subject to Article II of this Agreement, all Liabilities included in, based upon, arising out of or relating to the Third Party Indebtedness included in the Final Closing Indebtedness Amount;

(x)   Subject to Article II of this Agreement, all trade and non-trade payables and other Liabilities included in or taken into account in the Final Closing Balance Sheet;

(xi)   Subject to Article II of this Agreement, all Liabilities included in the Intercompany Acquired Company Indebtedness;

(xii)  Subject to Article II of this Agreement, all Liabilities included in the Intercompany Acquired Company Account Balances;

(xiii) all Liabilities relating to the Customer and Supplier Tooling, to the extent such (or the interest therein) Customer and Supplier Tooling is transferred to Buyers;

(xiv)  all Liabilities related to the Business based upon, arising out of or relating to all asserted and unasserted causes of action, lawsuits, or court, arbitral or Governmental Authority proceedings, other than the Excluded Lawsuits and Proceedings, it being understood that if a Liability described in this clause (xiv) relates to any of the Excluded Liabilities or Excluded Assets, then the obligation with respect to that portion of such Liability relating to the Excluded Liabilities or Excluded Assets shall remain with the Sellers);

(xv)  all Liabilities related to the Business based upon, arising out of or relating to any violation of any Law, other than the Excluded Violations of Law; it being understood that if a Liability described in this clause (xv) relates to any of the Excluded Liabilities or Excluded Assets, then the obligation with respect to that portion of such Liability relating to the Excluded Liabilities or Excluded Assets shall remain with the Sellers);

(xvi) all Liabilities based upon, arising out of or relating to Business Contracts (including any primary, secondary, contingent or other obligations, such as under guaranties or indemnities, in respect of the Business Contracts), including Liabilities arising out of any breaches or violations and Liabilities to make payments or otherwise in connection with the termination thereof as a result of the transactions contemplated by this Agreement or otherwise and including Liabilities in respect of Shared Contracts (in any such case, other than Excluded Business Contract Claims);

(xvii) all intellectual property infringement Liabilities, to the extent based upon, arising out of or relating to any products manufactured or sold or methods used by the Business after the Effective Time, other than the Excluded Infringement Claims;

(xviii)   in the case of Acquired Brazil Company, all Liabilities of the Acquired Brazil Company incurred pursuant to the Pre-Closing Brazil Spin Off Agreements and Instruments; and

(xix)     in the case of Acquired Mexico Company, all Liabilities of the Acquired Mexico Company incurred pursuant to the Pre-Closing Mexico Employee Transfer Agreements and Instruments.

“Business Locations” means the Brazil Location, the Mexico Location and the US Location and “Business Location” means the applicable one as the context indicates.

“Business Receivables” means the trade accounts receivable owned by an Acquired Company, Seller US or a Pre-Restructuring Company that are Related to the Business, as of any determination date under this Agreement, excluding any such trade accounts receivables for products or services provided by an Acquired Company, Pre-Restructuring Companies or Seller US to a Seller or an Affiliate of a Seller (including any other Acquired Company), as determined in accordance with the Practices and Procedures.

“Business Tangible Personal Property” means all of the equipment, machinery, dies, molds, tooling (but excluding Excluded Tooling and Customer and Supplier Tooling), furniture, fixtures, supplies and other tangible personal property owned by an Acquired Company, Seller US or a Pre-Restructuring Company that are both (i) located at a Business Location, at a supplier’s place of business, or at a Business Fee Warehouse Space and (ii) are Related to the Business. For clarification, Business Tangible Personal Property does not include the Business Inventory.

“Buyer Brazil” has the meaning set forth in the preamble.

“Buyers Mexico” has the meaning set forth in the preamble.

“Buyer Parties” shall have the meaning set forth in Section 10.2(a).

“Buyer US” has the meaning set forth in the preamble.

“Buyer US’s Benefit Plans” shall have the meaning set forth in Section 7.1(c)(i).

“Buyers” shall have the meaning set forth in the preamble.

“Buyer Brazil” has the meaning set forth in the preamble.

“Buyers Disclosure Letter” means the disclosure letter delivered by Buyers to Sellers concurrently with the execution and delivery of this Agreement, as such disclosure letter may be updated in accordance with the terms hereof.

“Buyer Termination Fee” shall have the meaning set forth in Section 10.9(b).

“Buyers Trigger” shall have the meaning set forth in Section 10.9(b).

“Cap Amount” shall have the meaning set forth in Section 10.4.

“Cash” means (i) all cash and cash equivalents, wherever located, including bank balances and cash and cash equivalents in bank accounts, monies in the possession of any banks, savings and loans or trust companies and similar cash items on hand at the Effective Time and (ii) investment securities and other short term (defined as having maturities of 90 days or less) investments.

“Cash Adjustment Amount” shall have the meaning set forth in Section 2.6(b).

“Claim Notice” shall have the meaning set forth in Section 10.3.

“Claim Threshold” shall have the meaning set forth in Section 10.4.

“Closing” shall have the meaning set forth in Section 2.9(a).

“Closing Balance Sheet” shall have the meaning set forth in Section 2.7(a)(i).

“Closing Cash Amount” shall have the meaning set forth in Section 2.7(c).

“Closing Date” shall have the meaning set forth in Section 2.9(a).

“Closing Date Interest Rate” means six percent (6.0%) per annum.

“Closing Indebtedness Amount” shall have the meaning set forth in Section 2.7(c)(ii).

“Closing Intercompany Sellers Account Balances” has the meaning set forth in Section 2.7(c)(iii).

“Closing Intercompany Sellers Indebtedness” shall have the meaning set forth in Section 2.7(c)(iv).

“Closing Net Working Capital” shall have the meaning set forth in Section 2.7(b).

“Closing Net Working Capital Amount” shall have the meaning set forth in Section 2.7(b).

“Closing Net Working Capital Statement” shall have the meaning set forth in Section 2.7(b).

“Closing Payment” has the meaning set forth in Section 2.5(b)(i).

“COBRA” shall have the meaning set forth in Section 7.3(d).

“Code” means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

“Collateral Source” shall have the meanings set forth in Section 10.5.

“Competition Law Filings” shall have the meaning set forth in Section 5.2(b).

“Confidential Information” means any and all of the following information in any form, and howsoever obtained, whether in writing, orally, electronically, visually or otherwise, or otherwise made available by observation, inspection, or otherwise:

(i)     all information that is a trade secret under applicable trade secret law;

(ii)    all information concerning prices, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists or identities, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and software and database technologies, systems, structures and architectures;

(iii)   all information concerning the business and affairs of the Person in question (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented);

(iv)  all information in documents or other materials marked “confidential” or “proprietary;”

(v)  all information provided by a third party that is subject to any known duty of confidentiality; and

(vi)  all notes, analyses, compilations, studies, summaries and other material to the extent containing or based, in whole or in part, upon any information included in the foregoing parts of this definition.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.1(b).

“Copyrights” shall have the meaning set forth in the definition of “Intellectual Property”.

“CPA Firm” shall have the meaning set forth in Section 2.7(g).

“Customer and Supplier Tooling” means all tooling owned by a customer of or supplier to the Business and as to which an Acquired Company or Seller US has any right or Liability.

“Deductible Amount” shall have the meaning set forth in Section 10.4.

“Dispute” shall have the meaning set forth in Section 11.13(a).

“Effective Time” means 12:01 A.M. in São Paulo, Brazil, Troy, Michigan or Federal District of Mexico, as applicable, on the Closing Date.

“Eligible US Business Employees” shall have the meaning set forth in Section 7.3(a).

“Encumbrances” means any liens, charges, restrictions on transfer, encumbrances, hypothecations, security interests, pledges, mortgages, adverse monetary claims of any kind or any other encumbrance.

“Environment” means all air, surface water, groundwater, or land or related ecosystems, including land surface, soil, strata and subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Authority” means any authority, agency or body having responsibility for Hazardous Substances under Environmental Law.

“Environmental Law” means any Law, authorization, Permit, judgment, decree or injunction from or of any Governmental Authority (including common laws) relating to (a) the protection of public health or the protection or pollution of the Environment or (b) the presence, transportation, recycling, storage, treatment, use, handling, removal, reclamation, disposal, Release or threat of Release, Management of or exposure to Hazardous Substances, in each such case which has the force of law and is in force at the date of this Agreement or the Closing Date.

“Environmental Permits” shall have the meaning set forth in Section 3.16(a).

“Environmental Reports” has the meaning set forth in Section 3.16.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.13(b)(ii)(B).

“Estimated Cash Amount” shall have the meaning set forth in Section 5.18.

“Estimated Indebtedness Amount” shall have the meaning set forth in Section 5.18.

“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 5.18.

“Excluded Assets” means any assets of a Seller or any of its Affiliates (including the Acquired Companies) that are not Related to the Business (whether or not owned by or titled in the name of an Acquired Company, ARM Brazil prior to completion of the Pre-Closing Brazil Spin Off Transactions or ARM Servicios Mexico prior to completion of the Pre-Closing Mexico Employee Transfer Transaction and whether or not an Acquired Company, ARM Brazil or ARM Servicios Mexico shall have any right, title or interest). Without limiting the generality of the foregoing, the Excluded Assets include the following (including any of the following to the extent any Acquired Company, Seller US, ARM Brazil or ARM Servicios Mexico shall have any right, title or interest):

(i)     Cash held by Seller US;

(ii)     all refunds, overpayments, payments or deposits of Taxes to the extent that the refunds, overpayments, payments or deposits of Taxes relate to an Excluded Liability or an Excluded Asset or the right to receive such refund or such deposit is not included as a current asset on the Final Closing Balance Sheet; all Tax Returns of Sellers and their Affiliates other than the Acquired Companies;

(iii)   except as expressly provided in Article VII, all Seller Benefit Plans and assets and rights relating to the Seller Benefit Plans;

(iv)   all Excluded Intellectual Property;

(v)   all Parent Trademarks and Logos;

(vi)   all Excluded Computer Software and Software Licenses;

(vii)  all rights or benefits pursuant to any insurance policies (intercompany, self-insurance or otherwise and, for greater certainty, rights and benefits under the Brazil Insurance Policies to the extent relating to the Excluded Assets or the Excluded Liabilities), except as to any of the forgoing all rights to refunds of insurance payments, premiums or deposits;

(viii)  other than as set forth in clause (xv) of the definition of Business Assets, all asserted or unasserted causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occur prior to, at or following the Effective Time if the same are not Related to the Business (including those which arose, arise out of, or are related to, any of the Excluded Assets, whether arising by way of counterclaim or otherwise) (it being understood that if a claim relates to the Business, but is not Related to the Business, the right to the portion of such claim relating to the Business shall remain with the Sellers);

(ix)   all Permits, including Environmental Permits, which are held by Seller US;

(x)   all (a) Books and Records other than the Business Books and Records and (b) Business Books and Records which primarily relate to an Excluded Asset or an Excluded Liability or which a Seller or any of its Affiliates (other than an Acquired Company) are required to retain pursuant to Law;

(xi)  any rights to corporate resources and services provided to the Acquired Companies or the Business by a Seller or any of its Affiliates (other than an Acquired Company), including corporate, legal, insurance, human resources, finance, accounting, tax, treasury, internal audit, communications, facilities management, environmental, engineering, employee safety, business intelligence, flight operations and administrative services (for greater certainty, the inclusion of the foregoing as Excluded Assets does not impair any rights of Buyers or the Acquired Companies under the Transition Services Agreement); and

(xii)  all Contracts, assets and rights that (a) are not Related to the Business or (b) are listed in Appendix F.

“Excluded Brazil Labor Liabilities” has the meaning set forth in Section 7.1(d).

“Excluded Business” means any business conducted by Seller US or ARM Brazil at the Effective Time other than the Business.

“Excluded Business Contract Claims” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Computer Software and Licenses” means all computer software owned by Sellers or any of their Affiliates (including the Acquired Companies) and software licenses, other than the Business Computer Software and Software Licenses. Without limiting the generality of the foregoing, the Excluded Computer Software and Software Licenses include the items listed on attached Appendix E.

“Excluded Environmental Liabilities” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Infringement Claims” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Intellectual Property” means all Intellectual Property owned by Sellers or any of their Affiliates (including the Acquired Companies) other than Business Intellectual Property. The Excluded Intellectual Property also includes the Parent Trademarks and Logos.

“Excluded Labor Liabilities” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Lawsuits and Proceedings” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Liabilities” means the following Liabilities of Seller or any Affiliate of Seller (including Seller US, an Acquired Company, ARM Brazil or ARM Servicios Mexico), regardless of whether any such Liability is set forth in Sellers Disclosure Letter or it is otherwise an exception to any representation, warranty or covenant contained in this Agreement:

(i)     all Liabilities to the extent based upon, arising out of, or relating to, the Excluded Business or the Excluded Assets and for the avoidance of doubt all Liabilities to the extent not based upon, arising out of, or relating to the Business Assets or the Business Liabilities;

(ii)   subject to Section 10.8, all Liabilities with respect to any Response Action required by any applicable Environmental Law or any Governmental Authority to be performed by a Buyer or one of the Acquired Companies with respect to (A) the presence of, Release of, or threatened Release of or exposure of any Person to any Hazardous Substances on, at, beneath or from any location owned, leased or operated by any of the Acquired Companies or any of the Pre-Restructuring Companies in connection with the Business prior to the Closing Date but no longer owned, leased or operated by any of them as of the Closing Date; (B) prior to the Closing Date, the Release of or exposure of any Person to any Hazardous Substances from the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Substances on, at or beneath any former locations or from any of such former locations to any off-site location (or on, at or beneath any current locations or from any of such current locations to any off-site location but only to the extent Buyers notify Sellers of such matter within three (3) years after the Closing Date); (C) any of the matters disclosed in the Environmental Reports or otherwise disclosed in Section 3.16 of the Sellers Disclosure Letter to the extent such Response Action is required by applicable Environmental Law as of the Effective Time to be performed by the Acquired Companies; and (D) (i) any violation of Environmental Law Related to the Business on or prior to the Closing Date; (ii) with respect to the presence of or Release of any Hazardous Substances on, at, beneath the Brazil Location or the Mexico Location existing at the Effective Time but not disclosed in the Environmental Reports or otherwise in Section 3.16 of the Seller Disclosure Letter or (iii) the transportation, treatment, storage, handling, or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Substances on, at or beneath any of the Business Locations or from any of the Business Locations to any off-site locations on or prior to the Closing Date, but only, in each case pursuant to this subsection (D), to the extent Buyers notify Sellers of such matter within three (3) years after the Closing Date and it is ultimately determined that such violation Hazardous Substances existed on, at or beneath the Brazil Location or the Mexico Location at the Effective Time and the Response Action was required by any applicable Environmental Law or any Governmental Authority at or prior to the Effective Time (the Liabilities of Seller, any Pre-Restructuring Company and the Acquired Companies described in this clause (ii) being referred to as the “Excluded Environmental Liabilities”);

(iii)     all Liabilities to a third party in respect to a claim by a third party seeking to recover from Seller US, an Acquired Company or ARM Brazil damages for breach of the express written warranty extended by any of them with respect to a product of the Business produced by any of them prior to the Effective Time (but in no event shall such Liabilities extend beyond the express terms (including limitations) of such warranty) (the Liabilities of Seller US, the Acquired Companies and ARM Brazil described in this clause (iii) being referred to as the “Excluded Warranty Liabilities”);

(iv)   all Liabilities arising from any recall by a Governmental Authority or a customer of the Business of any products produced by Seller US, any Acquired Company or ARM Brazil prior to the Effective Time (the Liabilities of Seller US, the Acquired Companies and ARM Brazil described in this clause (iv) being referred to as the “Excluded Recall Liabilities”);

(v)  all Liabilities to a third party in respect of any claim by a third party seeking to recover from Seller US, an Acquired Company or ARM Brazil damages for personal injury or property damage caused by a defective product of the Business which was produced by the Acquired Companies, Seller US or ARM Brazil at or prior to the Effective Time (the Liabilities of Seller US and the Acquired Companies described in this clause (v) being referred to as the “Excluded Product Liability Claims”);

(vi)  all Liabilities retained or for which Sellers are responsible under Article VI (the “Excluded Tax Liabilities”) or Section 11.6;

(vii) all Liabilities retained or for which Sellers are responsible under Article VII (the “Excluded Labor Liabilities”);

(viii) all Liabilities to a third party in respect to any asserted and unasserted causes of action, lawsuits, or court, arbitral or Governmental Authority proceedings with respect to the Business conducted by Seller US, an Acquired Company, ARM Brazil or ARM Servicios Mexico to the extent such cause of action, lawsuit or proceeding is primarily based on events, occurrences or omissions existing or occurring prior to the Effective Time, and provided that any such cause of action, lawsuit or proceeding is not primarily based upon or does not primarily arise from or relate to any of the Liabilities otherwise included in the Business Liabilities and the Liabilities under this clause (viii) do not include Liabilities to the extent arising from actions taken by the Buyers (which do not include discovery of such Liability) after the Effective Time (all such causes of action, lawsuits and proceedings described in this clause (viii) being referred to as the “Excluded Lawsuits and Proceedings”, it being understood that if a Liability described in this clause (viii) relates to any of the Business Liabilities, but only to the extent related to the Business Liabilities, then the obligation with respect to that portion of such Liability relating to the Business Liabilities shall remain with the Buyers);

(ix) all Liabilities arising from any violation of any Law by Seller US, an Acquired Company, ARM Brazil or ARM Servicios Mexico with respect to the Business to the extent such violation of Law is primarily based on events, occurrences or omissions existing or occurring prior to the Effective Time, and provided that any such violation of Law is not primarily based upon or does not primarily arise from or primarily relate to any of the Liabilities otherwise included in the Business Liabilities and the Liabilities under this clause (ix) do not include Liabilities for violations by the Business after the Effective Time (such causes of action, lawsuits and proceedings described in this clause (ix) being referred to as the “Excluded Violations of Law”);

(x) all Liabilities to a third party in respect to any claims for intellectual property infringement (or any other violation of intellectual property rights) to the extent based on products of the Business produced by Seller US, an Acquired Company or ARM Brazil, or methods used by (or the operation of) the Business as conducted by Seller US, an Acquired Company or ARM Brazil prior to the Effective Time, provided that the Liabilities under this clause (x) do not include the Business Liabilities included under Section (xvii) thereof (such claims described in this clause (x) being referred to as the “Excluded Infringement Claims”);

(xi) all Liabilities to a third party in respect of claims for material breach or violation of a Material Business Contract or IP Contract by Seller US, an Acquired Company or ARM Brazil to the extent existing or occurring prior to the Effective Time (such claims described in this clause (xi) being referred to as the “Excluded Business Contract Claims”); and

(xii) all Liabilities of ARM Brazil (other than the Brazil Business Liabilities), including all Liabilities that can be deemed to be Liabilities of the Brazilian Acquired Company by virtue of it being considered a successor to ARM Brazil, all Liabilities to be retained by ARM Brazil under the Pre-Closing Brazil Spin Off Agreements and Instruments and all Liabilities incurred by ARM Brazil in connection with the Pre-Closing Brazil Spin Off.

“Excluded Mexico Labor Liabilities” has the meaning set forth in Section 7.2(e).

“Excluded Product Liability Claims” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Recall Liabilities” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Tax Liabilities” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Tooling” means all tooling owned by a Seller or any Affiliate of a Seller (including, prior to the Effective Time, any Acquired Company) which is not Related to the Business.

“Excluded Violations of Law” has the meaning set forth in the definition of Excluded Liabilities.

“Excluded Warranty Liabilities” has the meaning set forth in the definition of Excluded Liabilities.

“Existing Materials” shall have the meaning set forth in Section 5.5(b).

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.7(h).

“Final Closing Cash Amount” shall have the meaning set forth in Section 2.7(h).

“Final Closing Indebtedness Amount” shall have the meaning set forth in Section 2.7(h).

“Final Closing Intercompany Sellers Account Balances” has the meaning set forth in Section 2.7(h).

“Final Closing Intercompany Sellers Indebtedness” shall have the meaning set forth in Section 2.7(h).

“Final Closing Net Working Capital” shall have the meaning set forth in Schedule 2.7(h).

“Financial Information” shall have the meaning set forth in Section 3.3.

“Foreign Competition Law” means any foreign antitrust, merger control or competition Law.

“Foreign Plans” shall have the meaning set forth in Section 3.13(a).

“FTC” means the Federal Trade Commission.

“Fundamental Loss” shall have the meaning set forth in Section 10.4.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Cap Amount” shall have the meaning set forth in Section 10.4.

“Governmental Authority” means any United States or foreign supranational (including the European Union), national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hard Tooled” has the meaning set forth in Section 5.5(c).

“Hazardous Substances” means any hazardous, toxic or polluting substance, chemical, material or waste, including petroleum or any derivative or by-products thereof, asbestos-containing materials, radioactive materials and polychlorinated biphenyls, as defined and regulated by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“ICC” shall have the meaning set forth in Section 11.13(a).

“IMSS” shall have the meaning set forth in Section 7.2(a).

“Income Taxes” means Taxes determined on the basis of income.

“Indebtedness” means, without duplication, the following: (a) any indebtedness for borrowed money, (b) any indebtedness for satisfying Tax Liabilities through periodical installments; (c) any indebtedness for satisfying trade and non trade payables; (d) any indebtedness evidenced by a note, bond or debenture, and (e) any interest, principal, prepayment penalty, fees or expenses to the extent owed in respect of those items listed in clauses (a), (b), (c), and (d) of this definition; provided, that to the extent any of the foregoing are included in this definition, they shall not also be included for purposes of calculating Net Working Capital. For greater certainty, Indebtedness does not include any accounts payable, capitalized leases, letters of credit, guarantees, other credit support arrangements, any factoring or factoring program obligations, or any similar or equivalent arrangement or instrument, unfunded pension liabilities, other post-employment liabilities, restructuring liabilities, product warranty liabilities, incurred but not reported (IBNR) workers compensation liabilities, customer dispute liabilities, incentive/performance and other compensation liabilities, or contract price adjustment liabilities regardless of any of their classifications under the Practices and Procedures or otherwise.

“Indebtedness Adjustment Amount” shall have the meaning set forth in Section 2.6(c).

“Indemnifiable Tax Proceeding” shall have the meaning set forth in Section 6.4.

“Indemnified Party” means the Party entitled to indemnification pursuant to Article X.

“Indemnifying Party” means the Party required to indemnify the other Party pursuant to Article X.

“Individual Claim Threshold” shall have the meaning set forth in Section 10.4.

“INFONAVIT” shall have the meaning set forth in Section 7.2(a).

“Initial Allocation” shall have the meaning set forth in Section 2.8.

“Initial Audit Phase” shall mean the time period commencing on the date on which any Governmental Authority notifies any of the Buyers or the Acquired Companies of an Audit and shall end on the earlier of the date on which any of the Buyer or the Acquired Companies receives any of the following with respect to such Audit: (i) any written assertion by a Governmental Authority that the Acquired Companies may owe additional Taxes; (ii) any written inquiry or request by a Governmental Authority with respect to an Acquired Company’s position regarding any Tax issue; (iii) any written communication by a Governmental Authority which consists of anything other than a request for information from an Acquired Company; or (iv) the commencement of any judicial or administrative proceeding with respect to Taxes arising from such Audit . For the avoidance of doubt, the Parties intend that the Initial Audit Phase be limited to the providing of information by the Acquired Companies.

“Intellectual Property” means all intellectual property and industrial property rights throughout the world, including all: (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (b) trademarks, servicemarks, trade names, logos, slogans, and trade dress, together with the goodwill symbolized by any of the foregoing, and applications and registrations for the foregoing and tradenames (“Trademarks”); (c) registered and unregistered copyrights in both published works and unpublished works, and any copyrightable subject matter (“Copyrights”); (d) rights in mask works; (e) know-how and trade secrets and all other confidential or proprietary information, inventions and discoveries, proprietary processes, formulae, models, and methodologies (collectively, “Trade Secrets”), and (f) rights of publicity, privacy, and rights to personal information, .

“Intercompany Acquired Company Account Balances” means, without duplication, balances of all trade and non-trade intercompany accounts included in the Business Assets or the Business Liabilities between an Acquired Company or Seller US and an Acquired Company or Seller US with respect to the Business, determined in accordance with the Practices and Procedures.

“Intercompany Acquired Company Indebtedness” means, without duplication, all Indebtedness of an Acquired Company or Seller US to another Acquired Company or Seller US.

“Intercompany Adjustment Amount” shall have the meaning set forth in Section 2.6(d).

“Intercompany Indebtedness” means Intercompany Acquired Company Indebtedness and Intercompany Sellers Indebtedness.

“Intercompany Sellers Account Balances” means the balances of all trade and non-trade intercompany accounts included in the Business Assets or the Business Liabilities between a Seller or a Seller Affiliate (other than an Acquired Company or Seller US) and an Acquired Company or Seller US with respect to the Business, determined in accordance with the Accounting Principles and Practices. For greater certainty, Intercompany Sellers Account Balances do not include any Intercompany Acquired Company Account Balances. Solely for purposes of calculating the Intercompany Adjustment Amount, an Intercompany Sellers Account Balance that is owed by a Seller or a Seller Affiliate (other than an Acquired Company or Seller US) to an Acquired Company shall be deemed to be a positive number, while an Intercompany Sellers Account Balance that is owed by an Acquired Company to a Seller or a Seller Affiliate (other than an Acquired Company or Seller US) shall be deemed to be a negative number.

“Intercompany Sellers Indebtedness” means, without duplication, (a) all Indebtedness of an Acquired Company to a Seller or an Affiliate of a Seller (other than an Acquired Company) and (b) all Indebtedness of a Seller or an Affiliate of a Seller (other than an Acquired Company) to an Acquired Company. For greater certainty, Intercompany Sellers Indebtedness does not include any Intercompany Acquired Company Indebtedness. Solely for purposes of calculating the Intercompany Adjustment Amount, an Intercompany Sellers Indebtedness under (a) above shall be deemed to be a negative number, while an Intercompany Sellers Indebtedness under (b) above shall be deemed to be a positive number.

“IP Contracts” shall have the meaning set forth in Section 3.14(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, except as provided in Section 3.3 (b), in the case of Sellers, the actual knowledge of the persons listed in part I of Appendix H after a reasonable inquiry of the persons identified on part II of Appendix H and, in the case of Buyers, the actual knowledge of the persons listed in part III of Appendix H after a reasonable inquiry of the persons identified on part IV of Appendix H.

“Law” means any applicable federal, state, local or foreign statute, law, including common law, treaty, ordinance, rule, code, order or other regulation.

“Leased Business Real Property” means the facilities leased or subleased by an Acquired Company including those described on Appendix B. For greater certainty, Leased Business Real Property does not include any Business Fee Warehouse Space.

“Liabilities” of a Person means any liability, obligation, or debt of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of the Person.

“Loss” and “Losses” shall have the meaning set forth in Section 10.2(a).

“Management” (or its correlative terms) means any use, possession, generation, treatment, storage, recycling, transportation or disposal or arrangement for disposal or distribution of Hazardous Substances.

“Material Adverse Effect” means any change, effect, event, occurrence or fact (each an “Effect”) that together with any other change, effect, event, occurrence or fact has been or would reasonably be expected to be materially adverse to the business, properties, Business Assets, Business Liabilities, financial condition or results of operations of the Business as a whole; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse Effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including as a result thereof, any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees). References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Business Contracts” shall have the meaning set forth in Section 3.9(b).

“Methodologies for Preparation of Adjustment Item Statements” means the Pro Forma Adjustment Statements attached as Appendix Q.

“Methodologies for Preparation of Closing Balance Sheet” means the Pro Forma Business Balance Sheet attached to this Agreement as Appendix P.

“Mexico Business Assets” means all the Business Assets owned by the Acquired Mexican Companies or to which the Acquired Mexican Companies have rights.

“Mexico Business Employees” shall have the meaning set forth in Section 7.2(a).

“Mexico Business Liabilities” means all of the Business Liabilities that relate to the Acquired Mexican Companies, the Mexico Business Assets, the Mexico Location or the portion of the Business conducted by the Acquired Mexico Companies or at the Mexico Location or elsewhere.

“Mexico Conversion” shall have the meaning set forth in Section 5.27.

“Mexico Employee Transfer Effective Time” shall have the meaning set forth in Section 7.2(a).

“Mexico Labor Laws” shall have the meaning set forth in Section 7.2(d).

“Mexico Location” means the Real Property Owned and the Leased Business Real Property located in San Luis Potosi, Mexico and more fully described on Appendix B.

“Mexico Shares” means the outstanding shares of the Acquired Mexico Servicios Company and the outstanding equity quotas of the Acquired Mexico Operating Company (which in this latter case shall result from the Mexico Conversion) as indicated on Appendix A.

“Net Adjustment Amount” shall have the meaning set forth in Section 2.6(e).

“Net Working Capital” means, as of any applicable date of determination, (a) an amount equal to the Business Inventory, Business Receivables, including accounts receivable for customer tooling included in the Business Assets minus (b) an amount equal to the trade payables included in the Business Liabilities, all as determined in accordance with the Practices and Procedures, the Net Working Capital Adjustments, the Pro Forma Net Working Capital Statement or the Closing Net Working Capital Statement as applicable, and Section 2.7(b).

“Net Working Capital Adjustment Amount” shall have the meaning set forth in Section 2.6(a).

“Net Working Capital Adjustments” means the adjustments to be used in connection with the preparation of the Pro Forma Net Working Capital Statement and the calculation of Net Working Capital outlined on Appendix I.

“Non-Required Testing” shall have the meaning set forth in Section 10.8(f).

“Notice Period” shall have the meaning set forth in Section 10.3.

“Outside Closing Date” means 11:59 p.m., São Paulo time, on November 16, 2009.

“Owned Business Real Property” means the Real Property owned by Acquired Brazil Company (or to the extent Related to the Business, any Real Property of the Pre-Restructuring Companies) and located in Limeira, Brazil including as described on Appendix B and the Real Property Owned owned by Acquired Mexico Operating Company and including as described on Appendix B.

“Parent Trademarks and Logos” means the names “ArvinMeritor”, “Arvin”, “Meritor” and “Rockwell” and any trade names, trademarks, identifying logos or service marks employing the words “Arvin”, “Meritor” or “Rockwell”, or any confusingly similar part or variation of such words, designs, or anything confusingly similar thereto, and any other trade names, trademarks, identifying logos or service marks owned by a Seller or any of its Affiliates (including any Acquired Company) or predecessors or anything confusingly similar thereto, except those marks specifically included in Business Intellectual Property including as described in Appendix D.

“Party” means a Buyer or a Seller, including with respect to Sellers, the Guarantor, and “Parties” means all of them, and in each case shall include their respective successors and permitted assigns.

“Patents” shall have the meaning set forth in the definition of “Intellectual Property”.

“Performing Party” shall have the meaning set forth in Section 10.8(a).

“Permitted Activities” shall have the meaning set forth in Section 5.9(a) of the Sellers Disclosure Letter.

“Permits” means all licenses, permits, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

“Permitted Encumbrances” means:

(a)     in the case of any Real Property or interest in Real Property, and, in each case as incurred in the ordinary course of business; and which does not materially restrict or impair the use of such Real Property (i)zoning, building, subdivision and other statutory or regulatory conditions and restrictions; (ii) Encumbrances for Taxes and assessments not yet due and payable; (iii) any charge, notice, order, restriction, agreement, condition, regulation or other matter arising under the enactments from time to time in force relating to town and county planning or highway legislation; (iv) all notices, orders, demands, proposals or requirements of any Governmental Authority; (v) all public or private rights of way, water, light, air and other rights, easements, quasi-easements, liabilities and public rights whatsoever; and (vi) any Encumbrance identified on Appendix N; and

(b)     in the case of any of the Business Assets and, in each case as incurred in the ordinary course of business; and which do not materially restrict or impair the use of such Business Asset (i) any Encumbrances for Taxes and assessments not yet due and payable; (ii) any defects in title or Encumbrance; (iii) any Encumbrance arising or imposed under applicable Law, and (iv) any Encumbrance identified on Appendix N.

“Pension Plan” shall have the meaning set forth in Section 3.13(b)(ii)(E).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Phase-Out Period” shall have the meaning set forth in Section 5.5(b).

“Plans” shall have the meaning set forth in Section 3.13(b)(ii)(D).

“Practices and Procedures” means the accounting methods, polices, practices and procedures, including classification and estimation methodology, used by Sellers in the preparation of the Financial Information to the extent the same are in accordance with GAAP; and if the same are not in accordance with GAAP, then in accordance with GAAP.

“Pre-Closing Brazil Spin Off Agreements and Instruments” means the agreements and instruments relating to the Brazil Spin Off Transactions described on Appendix K.

“Pre-Closing Brazil Spin Off Transactions” means the transactions described in Appendix K. For purposes of this Agreement, the Pre-Closing Brazil Spin Off Transactions shall be deemed to have been completed upon (i) the due registration with the Sao Paulo Board of Trade of the Spin Off Agreements and Instruments; (ii) the filing (protocolo) of the necessary documents and instruments to provide for the transfer of the Business Intellectual Property from ARM Brazil to the Acquired Brazil Company before the Brazilian Patents and Trademarks Office (INPI); (iii) delivery to the Buyers of a duly updated foreign investment consolidated statement (RDE-IED) reflecting the effects of such spin off transactions; and (iv) all Business Assets and Business Liabilities shall have been duly registered in the appropriate books and records of the Acquired Brazil Company, and in each case there shall not have been until the Effective Time any uncured opposition or objection by any creditors of ARM Brazil.

“Pre-Closing Mexico Employee Transfer Agreements and Instruments” means the agreements and instruments relating to the Mexico Employee Transfer Transaction described on Appendix L.

“Pre-Closing Mexico Employee Transfer Transaction” means the transactions described in Appendix L. For purposes of this Agreement, the Pre-Closing Mexico Employee Transfer Transaction shall be deemed to have been completed upon the (i) delivery of notice of the employer’s substitution to the employees, and (ii) filing of the Employer Substitution Agreement and the new collective bargaining agreement with the Labor and Conciliation Board, as contemplated by Appendix L.

“Pre-Closing Period” means the portion of a Straddle Period ending prior to the Effective Time.

“Pre-Restructuring Companies” means ARM Brazil and ARM Servicios Mexico. “Pre-Restructuring Company” means the applicable one of them as the context indicates.

“Previously Filed Tax Return” shall have the meaning set forth in Section 6.3.

“Prior Period” shall have the meaning set forth in Section 6.1.

“Prior Period Tax Returns” shall have the meaning set forth in Section 6.1.

“Pro Forma Net Working Capital Amount” means the Net Working Capital Amount shown on the Pro Forma Working Capital Statement.

“Pro Forma Net Working Capital Statement” means the Pro Forma Net Working Capital Statement attached as Appendix J.

“Purchase Price” shall have the meaning set forth in Section 2.5(a).

“Real Property” means the land, buildings, real property improvements necessary to conduct the Business in the same manner in all material respects as the Business is presently conducted.

“Real Property Laws” shall have the meaning is Section 3.5(b).

“Related to the Business” means, with respect to any asset, right, claim, contract, commitment or Liability of a Seller or any Affiliate of a Seller (including an Acquired Company or a Pre-Restructuring Company), that such asset, right, claim, commitment or Liability is or was used or held for use primarily in, arises or arose primarily from, or is or was related primarily to the Business or the operation or conduct of the Business. See the definition of Business Contracts for the treatment of Shared Contracts.

“Release” means any spill, leak, release, dispersal, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, contamination, dumping or escape of a Hazardous Substance from, into, or onto the Environment.

“Response Action” shall have the meaning set forth in Section 10.8(a).

“Restricted Activities” means the activities in which the Business is engaged as of the date hereof and as of the Effective Time, including designing, manufacturing and selling steel wheels to which a pneumatic tire is to be applied for passenger cars, light- and medium-duty trucks and sport utility vehicles.

“Rules” shall have the meaning set forth in Section 11.13(a).

“São Paulo Courts” shall have the meaning set forth in Section 11.13(g).

“SAR” shall have the meaning set forth in Section 7.2(a).

“Securities Act” shall have the meaning set forth in Section 4.6.

“Seller Affiliate” means an Affiliate of a Seller.

“Seller Brazil 1” shall have the meaning set forth in the preamble.

“Seller Brazil 2” shall have the meaning set forth in the preamble.

“Seller Mexico 1” shall have the meaning set forth in the preamble.

“Seller Mexico 2” shall have the meaning set forth in the preamble.

“Seller Mexico 3” shall have the meaning set forth in the preamble.

“Seller Mexico 4” shall have the meaning set forth in the preamble.

“Seller Non-Compete Period” shall have the meaning set forth in Section 5.9(b).

“Seller Parties” shall have the meaning set forth in Section 5.8(c).

“Seller Termination Fee” shall have the meaning set forth in Section 10.9(a).

“Sellers Trigger” shall have the meaning set forth in Section 10.9(a).

“Seller US” shall have the meaning set forth in the preamble.

“Seller US’s Pension Plans” shall have the meaning set forth in Section 7.3(b)(ii).

“Seller US’s Welfare Benefit Plans” shall have the meaning set forth in Section 7.3(b)(iii).

“Sellers” shall have the meaning set forth in the preamble.

“Sellers Brazil” shall have the meaning set forth in the preamble.

“Sellers Disclosure Letter” means the disclosure letter delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement, as such disclosure letter may be updated in accordance with the terms hereof.

“Sellers Mexico” shall have the meaning set forth in the preamble.

“Sellers’ Objection” shall have the meanings set forth in Section 2.7(f).

“Sellers’ Review Period” shall have the meaning set forth in Section 2.7(f).

“Shared Business Assets” has the meaning set forth in Section 5.21(c).

“Shared Contracts” means all Business Contracts under which a Seller or any Affiliate of Seller (including an Acquired Company) has any rights or primary, secondary, contingent, joint, several or other Liability arising out of or relating to both the Business and any other business of a Seller or an Affiliate of a Seller.

“Shared Excluded Assets” has the meaning set forth in Section 5.21(a).

“Shared Intellectual Property” means the Excluded Intellectual Property that was used or held for use prior to the date hereof or the Effective Time in the operation of the Business.

“Shared Intellectual Property License Agreement” means the Shared Intellectual Property License Agreement with respect to the Shared Intellectual Property in substantially the form attached as Exhibit G.

“Special Damages” means and includes lost profits, diminution in value, consequential, incidental, punitive, exemplary, statutory, special and indirect or similar damages.

“Straddle Period” is any Tax period that includes both the Closing Date and the day after the Closing Date.

“Straddle Period Income Tax Return” is an Income Tax Return of an Acquired Mexico Company that is a Straddle Period Tax Return.

“Straddle Period Tax Return” is any Tax Return of an Acquired Mexico Company for a Straddle Period.

“Target Net Working Capital Amount” means $ 21,342,000.00.

“Tax” or “Taxes” means: any and all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments or reassessments by any Governmental Authority, including all net income, income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, pensions, social security, unemployment, excise, severance, stamp, occupation, employer health, realty, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes and shall also include all claims for refunds of Taxes and any and all amended or supplemental reports and returns, and an “Income Tax Return” means all reports and returns required to be filed with respect to Income Taxes and shall also include all claims for refunds of Income Taxes and any and all amended or supplemental reports and returns relating to Income Taxes.

“Third Party Indebtedness” means, without duplication, Indebtedness included in the Business Liabilities which is owed by an Acquired Company to any Person other than a Seller, a Seller Affiliate, or an Acquired Company. For greater certainty, Third Party Indebtedness does not include any Intercompany Indebtedness.

“Total Cap Amount” shall have the meaning set forth in Section 10.4.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property”.

“Trademark License Agreement” means the Trademark License Agreement between the Acquired Brazil Company and Meritor Technology, Inc. in substantially the form attached as Exhibit F.

“Transfer Taxes” shall have the meaning set forth in Section 2.10.

“Transferred US Business Employees” shall have the meaning set forth in Section 7.3(a).

“Transition Services Agreement” means the Transition Services Agreement between the Acquired Companies, Buyers and Sellers in substantially the form attached as Exhibit C.

“Updated Allocation” shall have the meaning set forth in Section 2.8.

“US Location” means the office space occupied by the Transferred US Business Employees located in Troy, Michigan and more fully described on Appendix B.

Section 1.2     Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3     Other Definitional Provisions.

(a)     The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including ” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise. References to specific Exhibits or Appendices are to Exhibits or Appendices attached to this Agreement unless specifically stated otherwise.

(c)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars”. All references to “foreign” means countries other than the United States.

(d)   All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.

(e)   This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and has been reviewed by the Parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular Party as the drafter of the language.

Section 1.4     Currency and Payments. Except as otherwise provided in this Agreement or the Parties shall otherwise agree in writing, all amounts and payments under this Agreement are expressed, shall be paid in United States currency, except for payments in Mexico, which shall be paid in Mexican Pesos. However, any conversion for purposes of financial statements or calculating the Net Working Capital Adjustment shall be based on the following: any amounts to be converted to U.S. dollars, from Brazilian and Mexican currencies, shall use the following conversion rates, respectively: (i) the “PTAX” rate, which means the rate published by the Central Bank of Brazil in the SISBACEN data system on the PTAX 800 Screen – Option 5 sale option, and (ii) the exchange rate for settling obligations denominated in foreign currencies for payment in the Mexican Republic, published by the Bank of Mexico (Banco de México) in the Federal Official Gazette; and, in each case, as published on the Business Day immediately prior to the applicable date.

ARTICLE II

PURCHASE AND SALE OF THE ACQUIRED COMPANY SHARES AND THE ACQUIRED US ASSETS

Section 2.1  Purchase and Sale of the Acquired Company Shares; Pre Closing Spin-Off Transactions.

                  (a)     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Sellers Brazil shall sell, convey, transfer, assign and deliver to Buyer Brazil, and Buyer Brazil shall purchase from Sellers Brazil, all of Sellers Brazil’s right, title and interest in and to the Brazil Shares, free and clear of all Encumbrances and (b) Sellers Mexico shall sell, convey, transfer, assign and deliver to Buyers Mexico, and Buyers Mexico shall purchase from Sellers Mexico, all of Sellers Mexico’s right, title and interest in and to the Mexico Shares, free and clear of all Encumbrances. By means of such purchase, Buyers shall acquire the portion of the Business operated in Brazil and Mexico from the Sellers as contemplated herein. By means of the transfer provided for in Section 2.2, Buyers shall acquire the portion of the Business operated in the United States from the Sellers as contemplated herein.

                  (b)     Prior to the Closing, Sellers Brazil are pursuant to the terms hereof engaging in certain transactions, as set forth in Appendix K, to separate the part of the Business conducted by ARM Brazil, the Brazil Business Assets and the Brazil Business Liabilities from the other businesses, assets and liabilities of ARM Brazil by means of a statutory spin off pursuant to the Pre-Closing Brazil Spin Off Transactions Agreements and Instruments. It being understood that ARM Brazil will retain after the completion of the Pre-Closing Brazil Spin-Off Transactions (i) all of its assets other than the Brazil Business Assets, which retained assets shall constitute Excluded Assets to the extent provided herein and (ii) all of its Liabilities other than the Brazil Business Liabilities, which retained Liabilities shall constitute Excluded Liabilities to the extent provided herein.

                  (c)     Prior to the Closing, ARM Servicios Mexico is, pursuant to the terms hereof, transferring, as set forth in Appendix L, the Mexico Employees to Acquired Mexico Servicios Company pursuant to the Pre-Closing Mexico Employee Transfer agreements and Instruments. It being understood that ARM Servicios Mexico will retain after the completion of the Pre-Closing Mexico Employee Transfer (i) all of its assets other than the Mexico Business Assets, which assets shall constitute Excluded Assets to the extent provided herein and (ii) all of its Liabilities other than the Mexico Business Liabilities, which Liabilities shall constitute Excluded Liabilities to the extent provided herein.

                  (d)     For greater certainty, the Pre-Closing Brazil Spin Off Transactions shall have been completed prior to the Closing and the Pre-Closing Mexico Employee Transfer Transaction shall have been completed prior to the Closing.

Section 2.2     Purchase and Sale of Acquired US Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller US shall sell, convey, transfer, assign and deliver to Buyer US, and Buyer US shall purchase, acquire and accept from Seller US, all of Seller US’s right, title and interest in and to the Acquired US Assets, free and clear of all Encumbrances, except Permitted Encumbrances (if any).

Section 2.3     Excluded Assets.

                  (a)  Notwithstanding anything herein to the contrary, from and after the Effective Time, Sellers and their Affiliates shall retain, and the Business Assets shall not include, and no Buyer or Acquired Company shall have any right, title or interest in, any of the Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Effective Time, Buyers and their Affiliates shall acquire, and the Excluded Assets shall not include, and no Seller shall have any right, title or interest in, any of the Business Assets.

                  (b)  Notwithstanding anything to the contrary contained in this Agreement, Sellers may retain copies of any Business Contract, Business Books and Records, data or other information which is included in the Business Assets. Sellers acknowledge that their rights under this Section 2.3(b) will in no event limit their obligations under Section 5.9 and Section 5.10.

Section 2.4     Business Liabilities.

                  (a)  From and after the Effective Time, (i) Buyers shall cause Acquired Brazil Company to fully pay, discharge, satisfy and perform when due all of the Brazil Business Liabilities, (ii) Buyers shall cause the Acquired Mexico Company to fully pay, discharge, satisfy and perform when due all of the Mexico Business Liabilities, and (iii) Buyer US shall, and the other Buyers shall cause Buyer US to, assume and fully pay, discharge, satisfy and perform when due all of the Assumed Liabilities. The Parties agree that the Sellers shall only be entitled to any remedy under this Section 2.4(a) if they incur Loss and in such event the Sellers sole and exclusive remedy for a breach or failure by Buyers to comply with this Section 2.4(a) is a claim for indemnification under Article X.

                   (b)  Buyers’ obligations under this Section 2.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.

                   (c)  The Excluded Liabilities shall be excluded from the Assumed Liabilities.

Section 2.5     Purchase Price and Payment.

                   (a)  Subject to Sections 2.6 and 2.7, the total purchase price (the “Purchase Price”) for the Acquired Company Shares and the Acquired US Assets will be, in addition to the assumption of the Assumed Liabilities, an amount equal to (i) $180,000,000 (the “Base Amount”) plus (ii) the Final Closing Cash Amount minus (iii) the Final Closing Indebtedness Amount plus (iv) the Final Closing Net Working Capital minus Target Net Working Capital (which can be a positive or a negative number); plus (v) the Intercompany Adjustment Amount (which may be a positive or negative number).

                   (b)  The Purchase Price shall be payable as follows:

                          (i)     an amount equal to the Base Amount plus the Estimated Cash Amount and minus the Estimated Indebtedness Amount minus the difference between the Target Net Working Capital Amount and the Estimated Net Working Capital Amount (the “Closing Payment”) shall be paid by Buyers to Sellers by the transfer of immediately available funds to an account or accounts designated by Sellers at least five (5) Business Days prior to Closing;

                          (ii)     an amount equal to the absolute value of the Net Adjustment Amount will be paid by Buyers or Sellers (with respect to each of the Parties, jointly and severally, and in respect to Sellers as guaranteed by the Guarantor), as applicable, in accordance with Section 2.6(f); and

                          (iii)    the Assumed Liabilities will be assumed by Buyer US in accordance with Section 2.4(a).

                  (c)     Subject to Section 10.2(c), for greater certainty, there will be no reduction in the Purchase Price for any Liability of any Acquired Company other than as expressly contemplated in the adjustments described in Section 2.6.

(d)     With respect to the portion of the Closing Payment to be paid from Brazil to the U.S. by means of a remittance of funds and with respect to the acquisition of the Acquired Brazil Company, Sellers shall provide to Buyers, at least ten (10) days prior to Closing, the foreign investment consolidated statement ( RDE-IED) of the Acquired Brazil Company, so that Buyers can withhold the income Tax over the capital gain ascertained on such portion of the Closing Payment in accordance with applicable Law.

(e)     The Sellers shall provide, at least ten (10) days prior to Closing, a draft with a proposal for the amendment to the articles of association of the Acquired Brazil Company (“Amendment to the Articles of Association”) that will effectuate the transfer of the Brazil Shares from Sellers Brazil to Buyer Brazil and Buyers shall review and agree to such Amendment to the Articles of Association. The Amendment to the Articles of Association shall be executed by Sellers and Buyers on the Closing Date. Additionally, Sellers shall provide Buyers with certificates with respect to the Acquired Brazil Company necessary for the filling of the Amendment to the Articles of Association before the relevant Board of Trade and such certificates shall be valid and in full force for fifteen (15) days following the Closing Date.

Section 2.6     Adjustment Amounts and Payment.

(a)     The “Net Working Capital Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Estimated Net Working Capital Amount from the Final Closing Net Working Capital.

(b)     The “Cash Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Estimated Cash Amount from the Final Closing Cash Amount.

(c)     The “Indebtedness Adjustment Amount” (which may be a positive or negative number) will be the amount determined by subtracting the Final Closing Indebtedness Amount from the Estimated Indebtedness Amount.

(d)     The “Intercompany Adjustment Amount” (which may be a positive or negative number) will be the amount equal to the Final Closing Intercompany Seller Account Balances plus the Final Closing Intercompany Seller Indebtedness.

(e)     The “Net Adjustment Amount” (which may be a positive or negative number) will be equal to (i) the Net Working Capital Adjustment Amount; plus (ii) the Cash Adjustment Amount; plus (iii) the Indebtedness Adjustment Amount; plus (iv) the Intercompany Adjustment Amount.

(f)     In the event that the Net Adjustment Amount is a positive number, Buyers shall pay to Sellers an amount equal to the Net Adjustment Amount by wire transfer to an account or accounts specified by Sellers. In the event the Net Adjustment Amount is a negative number, Sellers shall pay to Buyers an amount equal to the absolute value of the Net Adjustment Amount by wire transfer to an account specified by Buyers. Payment of the Net Adjustment Amount by Buyers, jointly and severally, or Sellers, jointly and severally (and as further guaranteed by the Guarantor), shall be made together with interest on such amount at an annual rate equal to the Closing Date Interest Rate based on a year of 365 days for the actual number of days elapsed, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within three (3) Business Days after the calculation of the Net Adjustment Amount shall become final, Sellers or Buyers, as applicable, shall make the payment provided for in this Section 2.6(f). In the event the Party required to pay the Net Adjustment Amount do not pay the Net Adjustment Amount during the period provided in the previous sentence, the Net Adjustment Amount will be increased by an amount equal to two (2) percent of the Net Adjustment Amount that was not paid in a timely manner, it being understood that the foregoing shall not limit any other rights to payment or otherwise that the Party that is owed the Net Adjustment Amount may have.

Section 2.7     Adjustment Procedure.

(a)     Buyers shall prepare a balance sheet of the Business as at the Effective Time (the “Closing Balance Sheet”). The Closing Balance Sheet is to be prepared by Buyers in accordance with the Practices and Procedures and the Methodologies for Preparation of Closing Balance Sheet. Buyers shall use commercially reasonable efforts to deliver the Closing Balance Sheet to Sellers within sixty (60) days following the Closing Date but not later than seventy five (75) days after the Closing Date.

(b)     Buyers shall also prepare a statement (the “Closing Net Working Capital Statement”) of the Net Working Capital of the Business as at the Effective Time (the “Closing Net Working Capital”). The Closing Net Working Capital Statement is to be in the same form as, and is to contain the same line items (and only the line items) as are set forth in, the Pro Forma Net Working Capital Statement and is to include a computation of the Closing Net Working Capital Amount (the “ Closing Net Working Capital Amount”) on the same basis as the computation of the Pro Forma Working Capital Amount set forth in the Pro Forma Net Working Capital Statement. The Closing Net Working Capital Statement is to be prepared based on the Closing Balance Sheet and the Net Working Capital Adjustments and on a consistent basis with the Pro Forma Net Working Capital Statement including the instructions and notes thereto. The Closing Net Working Capital Amount is to be computed in the Closing Net Working Capital Statement on the same basis as the Pro Forma Net Working Capital Amount is computed in the Pro Forma Net Working Capital Statement. Buyers shall deliver the Closing Net Working Capital Statement to Sellers at the same time as they deliver the Closing Balance Sheet.

(c)     Buyers are also to prepare statements setting forth the following, which are to be prepared in accordance with the Methodologies for Preparation of Adjustment Items Statements:

          (i)     the amount of Cash of the Acquired Companies at the Effective Time (the “Closing Cash Amount”);

          (ii)     the identity and amount of all Third Party Indebtedness as of the Effective Time (the “Closing Indebtedness Amount”);

          (iii)     the identity and amount of all Intercompany Seller Account Balances as of the Effective Time (the “Closing Intercompany Seller Account Balances”); and

          (iv)     the identity and amount of all Intercompany Seller Indebtedness as of the Effective Time (the “Closing Intercompany Seller Indebtedness”).

(d)     Buyers are also to prepare written computations of the Net Working Capital Adjustment Amount, the Cash Adjustment Amount, the Indebtedness Adjustment Amount, the Net Adjustment Amount, and the Intercompany Adjustment Amount. The computations shall be delivered by Buyers to Sellers at the same time as they deliver the Closing Balance Sheet.

(e)     Buyers shall, and shall cause the Acquired Companies to, make available to Sellers all Business Books and Records, data and other information, including accountant work papers, and to any employees, and provide such other support, as Sellers may reasonably request for the purposes of reviewing the Closing Balance Sheet, the Closing Net Working Capital Statement, the statements of the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Intercompany Seller Account Balances and the Closing Intercompany Seller Indebtedness, and the computations of the Net Working Capital Adjustment Amount, the Cash Adjustment Amount, the Closing Indebtedness Adjustment Amount, the Net Adjustment Amount, and the Intercompany Adjustment Amount (collectively, the “Adjustment Items”).

(f)     Sellers shall, within thirty (30) days after the delivery by Buyers of the Adjustment Items (“Sellers’ Review Period”), complete their review of those items. The Adjustment Items shall be final, binding and conclusive upon, and deemed accepted by, Sellers unless Sellers shall have notified Buyers in writing prior to the expiration of Sellers’ Review Period of any good faith objection thereto, which written objection may not include any objection not premised on the Closing Balance Sheet, the Net Working Capital Statement, the statements described in Section 2.7(c) or the Adjustment Items not being prepared or computed in accordance with this Section 2.6 (the “Sellers’ Objection”); provided, that Sellers may not deliver more than one Sellers’ Objection and may not amend its Sellers’ Objection once it has been delivered to Buyers. The Sellers’ Objection shall set forth a reasonably practicable specific description of the basis of Sellers’ Objection and the reasonably practicable specific adjustments to the Adjustment Items which Sellers believe should be made. Notwithstanding the foregoing, any items not disputed in a valid Sellers’ Objection shall be deemed to have been accepted by Sellers, and Sellers agree that they shall not object to or otherwise challenge the Adjustment Items.

(g)    If Sellers and Buyers are unable to resolve all of their disputes with respect to the Adjustment Items within fifteen (15) days following Buyers’ receipt of Sellers’ Objection to such Adjustment Items pursuant to Section 2.7(f), they shall refer their remaining differences to an independent and internationally recognized firm of independent public accountants as to which Sellers and Buyers mutually agree or, if they are unable to mutually agree within such fifteen (15) day period, each shall appoint one such firm and the two (2) selected firms shall select the firm of independent public accountants (the “CPA Firm”) for decision, which decision shall be final, binding and conclusive on the Parties upon delivery of its written opinion set forth in sub-clause (iii) below. The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:

        (i)     Within fifteen (15) days following the retention of the CPA Firm, Buyers and Sellers shall separately submit any unresolved portion of Sellers’ Objection to the CPA Firm in writing (with a copy to the others), supported by any documents and/or affidavits upon which they rely. In the case of this Buyers ’ obligations under this Section 2.7(g)(i) will be subject to whether and the extent to which Sellers have previously specifically identified its objections.

        (ii)    Within fifteen (15) days following the submission of the unresolved portion of Sellers’ Objection as specified in sub-clause (i) above, Buyers and Sellers shall submit their response to the CPA Firm in writing (with a copy to the others), supported by any further documents and/or affidavits upon which they rely.

        (iii)    The CPA Firm shall deliver its written opinion within twenty (20) days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed forty-five (45) days. The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Sellers’ Objection. Buyers and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Adjustment Items at issue and all other items reasonably requested by the CPA Firm.

         (iv)   Any expenses relating to the engagement of the CPA Firm shall be allocated between Buyers and Sellers (with respect to each of the Parties, jointly and severally, and in respect to Sellers as guaranteed by the Guarantor) so that Sellers’ share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by Sellers to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Sellers to the CPA Firm. Sellers and Buyers shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Adjustment Items at issue.

(h)     Each of the Adjustment Items shall become final, binding and conclusive on the Parties upon the earliest of (i) if no Sellers’ Objection has been given, the expiration of the period within which Sellers must make the Sellers’ Objection pursuant to Section 2.7(f), (ii) agreement in writing by Sellers and Buyers that the Adjustment Items, together with any modifications thereto agreed by Sellers and Buyers, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to the Adjustment Items. The Closing Balance Sheet, the Closing Net Working Capital, the Closing Net Working Capital Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Intercompany Seller Account Balances and the Closing Intercompany Seller Indebtedness, as submitted by Buyers if no timely Sellers’ Objection has been given or as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the CPA Firm, are herein referred to as the “Final Closing Balance Sheet,” “Final Closing Net Working Capital,” the “Final Closing Net Working Capital Amount,” the “Final Closing Cash Amount,” the “Final Closing Indebtedness Amount,” the “Final Closing Intercompany Sellers Account Balances” and the “Final Closing Intercompany Sellers Indebtedness” respectively.

Section 2.8     Allocation of Purchase Price. The Purchase Price shall be allocated on the basis of the relative fair market value of the assets comprising the Acquired US Assets, the Brazil Shares and the Mexico Shares. The initial allocation (the “Initial Allocation” ) of the Purchase Price shall be as set forth in Appendix O. Buyers shall prepare an updated allocation, in accordance with Appendix O (the “Updated Allocation”), of the Purchase Price to account for the adjustments to the Purchase Price pursuant to Section 2.6 for the review and approval of Sellers within fifteen (15) days after the determination of the Final Closing Balance Sheet. The Updated Allocation will take into consideration each of the U.S., Brazil and Mexico and possible modifications with respect to each such country. If within thirty (30) days after the delivery of the Updated Allocation, Sellers notify Buyers in writing that Sellers object to the allocation set forth in the Updated Allocation, Buyers and Sellers shall use commercially reasonable efforts to resolve such dispute within fifteen (15) days thereafter. In the event that Buyers and Sellers are unable to resolve such dispute, they shall refer their remaining differences regarding the allocation to the CPA Firm for decision and shall follow the procedure and schedule described under Section 2.7(g). The allocation of the Purchase Price, as finally determined (the “Allocation”) shall be final, binding and conclusive on the Parties. Each Party agrees to complete and file all required Tax Returns consistent with such allocation for the tax year in which the Closing occurs, and no Party will take a position on any income, transfer, gains or other Tax Return, or before any Governmental Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of the Allocation, unless required to do so by law or regulation as interpreted or modified subsequent to the Closing Date.

Section 2.9    Closing; Delivery and Payment.

(a)     Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Araújo e Policastro Advogados, in Sao Paulo, Brazil, at 2:00 p.m., local time, on a date to be agreed upon by the Parties but not later than the fifth (5th) Business Day after the date on which all of the conditions to Closing in Article VIII are satisfied or waived, other than any such conditions to be satisfied by deliveries to be made on the Closing Date, or on such other date or at such other time as may be mutually agreed upon in writing by Buyers and Sellers (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”). Notwithstanding the foregoing, the Parties shall cooperate to cause the Closing to occur on or prior to September 23, 2009. The Closing shall be deemed effective as of the Effective Time. The failure of the Closing to occur on or prior to September 23, 2009 shall not result in a termination of this Agreement or a failure to satisfy the conditions precedent to Closing.

(b)    Closing; Delivery and Payment.

        (i)     At the Closing:

(A)     Buyers shall pay the Closing Payment to Sellers in immediately available funds by wire transfer to the account or accounts designated by Sellers;

(B)     Sellers Brazil and Sellers Mexico shall execute and deliver to Buyer Brazil and Buyers Mexico assignments sufficient to convey, transfer and assign to them all right, title and interest in and to the Acquired Company Shares, including the Amendment to the Articles of Association (which amendment shall also be executed and delivered by Buyers). In addition, Sellers Mexico shall deliver to (x) Buyers Mexico, with respect to each of the Mexico Acquired Companies, its stock or equity interest registry book, book of minutes of shareholders’ meetings, book of minutes of the board of directors or managers, and capital variations registry book (libro de registro de variaciones de capital), in each case as applicable to each Acquired Mexico Company and in each case duly updated and complete and, as pertains the stock or equity interest registry book, with an entry evidencing the transfer of the Mexico Shares to the relevant Buyers Mexico made pursuant to this Agreement, duly signed by the outgoing president or secretary of the board of directors or managers of each Mexico Acquired Company, in accordance with the Ley General de Sociedades Mercantiles; and (y) the respective Buyers Mexico all of the stock certificates representing the shares of the Acquired Mexico Servicios Company, duly endorsed in property in their favor, as well as the assignments of the equity quotas of the Acquired Mexico Operating Company, in each case in the proportions previously communicated in writing by the Sellers to the Buyers;

(C)     Seller US and Buyer US shall execute and deliver to each other counterparts of the Bill of Sale and the Assumption Agreement;

(D)     Sellers and Buyer US shall execute and deliver to each other counterparts of the other Ancillary Agreements and the powers of attorney described in Section 5.15; and

(E)     Sellers and Buyers shall deliver, each to the other, such documents as are required pursuant to Article VIII.

(ii)     Simultaneously with the Closing, Buyers or an Acquired Company shall deliver to Sellers the Ancillary Agreements and such other instruments as are to be executed by an Acquired Company, duly executed by the appropriate Acquired Company.

Section 2.10    Taxes and Fees. Sales taxes, goods and services taxes, value added taxes, real estate and other transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, filing fees, license and registration fees, notarial fees, recording fees and similar taxes, Income Taxes, fees and charges imposed by any Governmental Authority in the United States of America or in a foreign jurisdiction upon or as a result of the transfer of the Acquired Company Shares or the Acquired US Assets, the assumption of the Business Liabilities or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transfer Taxes”) shall be paid by the Party obligated under applicable Law to pay the Taxes.

Section 2.11     Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s reasonable request, the other Party(ies) will execute and deliver such other instruments of sale, transfer, conveyance, assignment, confirmation, and assumption, and provide such materials and information and take such other actions as the other Party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyers the Acquired Company Shares, the Business Assets and the Acquired US Assets and in order to more effectively effect the assumption by Buyer US of the Assumed Liabilities.

Section 2.12     Post Closing Access to Books and Records. Following the Closing, Buyers will, and will cause the Acquired Companies to, afford Sellers, their counsel and accountants, during normal business hours, reasonable access to, the Business Books and Records with respect to periods through the Closing and the right to make copies and extracts therefrom, and access to and cooperation and assistance of the employees of Buyers and the Acquired Companies, to the extent that such access may be reasonably required by Sellers in connection with (i) the preparation of Sellers’ Tax Returns, (ii) any Tax audit, Tax protest or other proceeding relating to Taxes, (iii) the determination or enforcement of rights and obligations under this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement, (iv) compliance with the requirements of any Governmental Authority, (v) any actual or threatened action or proceeding, (vi) use of the Intellectual Property contained therein other than the Business Intellectual Property, or (vii) any other reasonable purpose relating to this Agreement or any of the Ancillary Agreements, Sellers and their Affiliates performance of their respective obligations hereunder and thereunder, or any of the transactions contemplated hereby or thereby. This Section 2.12 will be subject to any mandatory prohibition under applicable Law with respect to the disclosure of particular Business Books and Records. Buyers shall not, and shall cause the Acquired Companies to not, for a period ending the later of seven (7) years after the Effective Time or the expiration of the applicable statute of limitation as to the retention of records for Tax purposes or the payment of Taxes by Sellers or any Acquired Company with respect to any period ending prior to the Closing Date, destroy or otherwise dispose of any of the Business Books and Records unless Buyers first offer in writing to surrender such Business Books and Records to Sellers and Sellers do not agree to take possession thereof during the thirty (30) day period after such offer is made.

Section 2.13     Cooperation. If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with any Governmental Authority, it is necessary that a Seller be furnished with additional information, documents or records Related to the Business not referred to in Section 2.12, and such information, documents or records are in the possession or control of Buyers or any of the Acquired Companies, Buyers will furnish or make available within a reasonable time such information, documents or records (or copies thereof) at a Seller’s reasonable request. Sellers agree to reimburse Buyers for their reasonable out-of-pocket costs provided that such costs are disclosed to and approved in writing by Sellers in advance.

Section 2.14     Assets Incapable of Transfer.

(a)     To the extent that any Business Contract, Permit, claim related to the Business Assets or other Business Asset included in the Acquired US Assets and the Acquired Company Assets is not assignable or transferable without the consent of another Person, this Agreement shall not constitute an assignment or transfer thereof, an attempted assignment or transfer thereof, or an agreement to effect such an assignment or transfer, if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach of the contract, permit or asset. Sellers and Buyers shall use their commercially reasonable efforts to obtain the consent of such other Person as soon as reasonably practicable to the assignment or transfer of any such Business Assets to the appropriate Buyer in all cases in which such consent is or may be required for such assignment or transfer and to obtain the release of Sellers of their obligations under each such Business Asset. For purposes of clarification, the commercially reasonable efforts by Sellers shall in no event (i) require the payment of any money or (ii) permit, without the prior written consent of Buyers, the amendment or modification of any material term or provision of the contract, permit or asset.

(b)     If any such consent will not be obtained, Sellers shall use commercially reasonable efforts, upon reasonable request by Buyers, to provide an alternate reasonable arrangement reasonably satisfactory to Buyers and Sellers designed to provide to Buyers the economic benefits intended to be assigned or transferred to them under the relevant Business Asset and to relieve Sellers of the performance and other obligations and Liabilities thereunder. Without limiting the generality of the foregoing, the Parties expressly intend and agree that the beneficial interest in and to such Business Assets, to the fullest extent permitted by the relevant contract, permit, claim or asset and applicable Law, pass to Buyer. The Parties further expressly intend and agree that all Liabilities under any such permit, claim, contract or asset shall be assumed by Buyers as of the Effective Time, whether or not an assignment or transfer can be made, and all such Liabilities shall constitute Assumed Liabilities, Brazil Business Liabilities or Mexico Business Liabilities under this Agreement, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Buyers as follows as of the date of this Agreement and, subject to any updated Sellers Disclosure Letter delivered by Sellers to Buyers prior to or at the Closing, as of the Closing Date:

     Section 3.1      Organization and Authority. Each Seller and each of the Acquired Companies has been duly incorporated or formed, is validly existing and is in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Each Seller has the full power (corporate or otherwise) and authority to enter into this Agreement and the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder. Each Acquired Company and each Pre-Restructuring Company has the full power (corporate or otherwise) and authority to enter into the agreements and the other documents with respect to the Pre-Closing Spin Off Transactions to which it is to be a party and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Sellers and constitutes a legal, valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Sellers are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. The agreements and other documents with respect to the Pre-Closing Spin Off Transaction have been duly authorized, executed and delivered by the applicable Acquired Company or Pre-Restructuring Company and constitutes a legal, valid and binding agreement of such entity, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of such entity are necessary to authorize such agreements or documents and the consummation of the transactions contemplated thereby. The Ancillary Agreements will be duly authorized, executed and delivered by Sellers and will constitute legal, valid and binding agreements of Sellers, as applicable, enforceable against Sellers, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Sellers are necessary to authorize the Ancillary Agreements and the consummation of the transactions contemplated thereby.

     Section 3.2      No Conflict. Neither (i) the execution and delivery by Sellers of this Agreement and each Ancillary Agreement to which a Seller is a party, (ii) nor compliance by a Seller with the terms and provisions of this Agreement and each such Ancillary Agreement, nor (iii) the execution and delivery by the Acquired Companies or the Pre-Restructuring Companies of the agreements and other documents with respect to the Pre-Closing Spin Off Transaction, (iv) nor compliance by the Acquired Companies or the Pre-Restructuring Companies with the agreements and other documents with respect to the Pre-Closing Spin Off Transaction will (a) except as set forth in Section 3.2(a) of Sellers Disclosure Letter, violate any provision of the certificate of incorporation or by-laws or other similar organizational document of such Seller, Acquired Company or Pre-Restructuring Company; (b) except as set forth in Section 3.2(b) of Sellers Disclosure Letter violate any Law or any injunction, order or decree of any Governmental Authority to which such Seller, Acquired Company or Pre-Restructuring Company is subject except, in all cases, for such violations that would not prohibit or materially impair such entities’ ability to perform its obligations under this Agreement or an Ancillary Agreement or the agreements and other documents with respect to the Pre-Closing Spin Off Transaction; or (c) except as set forth in Section 3.2 of the Sellers Disclosure Letter, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any of the Business Contracts listed in Section 3.9(a) of the Sellers Disclosure Letter or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets, except in the case of clause “c”, for any violations, breaches, defaults or other matters that would not have a Material Adverse Effect or prohibit or materially impair such Seller’s ability to perform its obligations under this Agreement, the Ancillary Agreements or in connection with the Pre-Closing Spin Off Transactions.

     Section 3.3      Financial Information.

(a)     Section 3.3 of the Sellers Disclosure Letter sets forth a copy of (i) the unaudited combined financial statements of the Business consisting of a balance sheet and income statement, as of and for the fiscal years ended 2008 and 2007, and (ii) the unaudited combined financial statements of the Business, consisting of a balance sheet and income statement as of and for the nine months ended June 30, 2009 (collectively, the “Financial Information”). Except as set forth in Section 3.3 of the Sellers Disclosure Letter, the Financial Information is complete and accurate in all material respects, fairly present the assets, liabilities and income statement of the Business and have been prepared from the applicable books and records of Sellers in accordance with the Practices and Procedures consistently applied.

(b)     Except as set forth in Section 3.3 of the Sellers Disclosure Letter, to the Knowledge of Sellers, as of June 30, 2009, there were no Liabilities of the Business (that were individually or in the aggregate material to the Business) that have not been fully disclosed or reserved against on the Financial Information for the nine months ended June 30, 2009 of any kind or type that would be required by the Practices and Procedures to be included in the Financial Information for the nine months ended June 30, 2009. To the Knowledge of Sellers, since June 30, 2009, the Business has not incurred any Liability (that were individually or in the aggregate material to the Business) other than (i) Liabilities not required to be reflected on a balance sheet prepared on a basis consistent with the Practices and Procedures used in preparing the Financial Information for the nine months ended June 30, 2009 which have been incurred in the ordinary course of business in all material respects consistent with past practice subsequent to the date hereof or in connection with any of the transactions permitted or contemplated by this Agreement (including the Pre-Closing Brazil Spin Off Transactions); and (ii) Liabilities that, consistent with the Practices and Procedures used in preparing the Financial Information for the nine months ended June 30, 2009 and Section 2.7(a), should be reflected on the Final Closing Balance Sheet and that (x) have been incurred in the ordinary course of business in all material respects consistent with past practice subsequent to June 30, 2009; and (y) will be fully reflected or reserved against on the Final Closing Balance Sheet to the extent required by Section 2.7(a). It is understood that for purposes of this Section 3.3(b) only, “Knowledge of Sellers” shall mean the knowledge that the persons listed on part I of Appendix H should have had after reasonable inquiry, including after due inquiry of the persons identified on part II of Appendix H.

Section 3.4      Absence of Certain Changes or Events. Except as set forth in Section 3.4 of the Sellers Disclosure Letter, as otherwise disclosed in this Agreement or as otherwise contemplated or permitted by this Agreement, since June 30, 2009 to the date of this Agreement, there has not been any Material Adverse Effect and the Seller US, the Acquired Companies and the Pre-Restructuring Companies have conducted the Business in the ordinary and usual course and have not, with respect to the Business, other than in the ordinary course of business: (i) sold, assigned, Encumbered, pledged or otherwise transferred any Business Assets that are material to the Business; (ii) acquired an interest of five percent (5%) or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, which in any case is, individually or in the aggregate, material to the Business; (iii) made any capital expenditures or commitments for any capital expenditures relating to the Business other than (A) in accordance with the Business’ fiscal year 2009 capital expenditure plan previously made available to Buyer, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $1.0 million in the aggregate; (iv) terminated or materially amended any Material Business Contract or IP Contract; (v) (a) disposed of or permitted to lapse any rights to Intellectual Property material to the Business and included in the Business Intellectual Property or Shared Intellectual Property, or disclosed to any Person, any material Trade Secrets included in the Business Intellectual Property or Shared Intellectual Property, or (b) compromised or settled any one or more actions or suits or instituted any action or suits concerning any Intellectual Property material to the Business and included in the Business Intellectual Property or Shared Intellectual Property; (vi) suffered any material damage, destruction or other casualty loss (not covered by insurance) to the Business Assets; (vii) except for (1) merit increases, (2) other increases in the ordinary course of business and consistent with past practice, (3) if required by Law, existing employment agreements or collective bargaining agreements, or (4) in connection with changes to employee benefit plans or arrangements applicable to covered employees generally and not disproportionately affecting Business Employees, increased the compensation payable or to become payable by Seller US, an Acquired Company or a Pre-Restructuring Company to any of the Business Employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Seller US, an Acquired Company or a Pre-Restructuring Company for or with any such Business Employees; (viii) made any material change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority applicable to the Business; or (ix) entered into an agreement to do any of the foregoing.

     Section 3.5      Real Property.

(a)     Except as set forth in Section 3.5(a) of the Sellers Disclosure Letter, an Acquired Company or Seller US has, or will on the Closing Date have, ownership title to, or a valid leasehold interest in, the Real Property, as the case may be, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)     Except as set forth in Section 3.5(b) of the Sellers Disclosure Letter, to Knowledge of Sellers, (i) the Real Property is in material compliance with all applicable real estate, real property, building, zoning, subdivision, land use or similar Laws (collectively, the “Real Property Laws”), and (ii) the current use or occupancy of the Real Property or operation of the Business thereon does not violate in any material respect any Real Property Laws. None of the Sellers, the Acquired Companies or the Pre-Restructuring Companies received any written notice of violation of any Real Property Laws which has not been resolved. Except as set forth in Section 3.5(b) of the Sellers Disclosure Letter, all Taxes related to the Real Property have been fully and duly paid to the extent they are due and payable prior to the date of this Agreement or the Closing Date, as applicable.

(c)     The representations and warranties contained in this Section 3.5 shall be the exclusive representations and warranties with respect to the Real Property or Real Property Laws, and notwithstanding any other provision contained in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the Real Property.

Section 3.6      Business Assets. Except as set forth in Section 3.6(a) of the Sellers Disclosure Letter or as otherwise provided in this Agreement or the Ancillary Agreements, Seller US, a Pre-Restructuring Company or an Acquired Company owns, leases or has the legal right to use all of the Business Assets (excluding the Real Property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.14) and has good title to (or in the case of leased Business Assets, valid leasehold interest in) all Business Assets (excluding the Real Property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.14), free and clear of all Encumbrances, except for Permitted Encumbrances. Except (i) as set forth in Section 3.6(b) of the Sellers Disclosure Letter and (ii) for the Excluded Assets, the Business Assets, together with the rights granted to Buyers pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date substantially all of the assets necessary to conduct the Business in the same manner in all material respects as the Business is presently conducted by the Sellers and their Affiliates (including the Acquired Companies, the Pre-Restructuring Companies) and Seller US.

     Section 3.7      Litigation. Except as set forth in Section 3.7 of the Sellers Disclosure Letter, as of the date hereof, there is no material action, suit or proceeding pending or, to Sellers’ Knowledge, threatened against Sellers and their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company, with respect to the Business or the Business Assets or Business Liabilities, at law, in equity or otherwise, in, before, or by, any court, arbitrator or Governmental Authority. Except as set forth in Section 3.7 of the Sellers Disclosure Letter, there are no material unsatisfied judgments or material outstanding or binding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Business Assets or against Sellers and their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company, with respect to the Business. Notwithstanding the foregoing, no representation or warranty is made under this Section 3.7 in respect of any Intellectual Property matters which are the subject of Section 3.14.

     Section 3.8      Compliance with Law. Except as set forth in Section 3.8(a) of the Sellers Disclosure Letter, the Business is being conducted in compliance in all respects with applicable Law, except for possible violations which, individually or in the aggregate, would not materially adversely affect the financial condition or results of operation of the Business taken as a whole. Except as set forth in Section 3.8(b) of the Sellers Disclosure Letter, all Permits required to conduct the Business, as currently conducted, have been obtained (except where the failure to obtain such Permits would not materially adversely affect the financial condition or results of operations of the Business taken as a whole) and are in full force and effect and are being complied with in all material respects. Notwithstanding the foregoing, no representation or warranty is made under this Section 3.8 in respect of any (i) matters relating to the Real Property, and compliance of the Real Property with Laws, which are the subject of Section 3.5, (ii) employee benefit matters which are the subject of Section 3.13, (iii) Intellectual Property matters which are the subject of Section 3.14, (iv) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Business Assets or the Business Locations which are the subject of Section 3.16 and (v) matters relating to Taxes which are the subject of Section 3.17 .

     3.9      Business Contracts.

(a)     Section 3.9(a) of the Sellers Disclosure Letter contains a complete and accurate list of the following written Business Contracts (a copy of each of which has been made available to Buyers) to which Seller US, an Acquired Company or a Pre-Restructuring Company is a party as of the date hereof (but excluding (a) Business Contracts between the Acquired Companies and (b) Business Contracts that will be between the Acquired Companies following the Pre-Closing Spin Off Transactions and the Pre-Closing Mexico Employee Transfer Transaction) and :

       (i)     all Business Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of an Acquired Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with any Acquired Company;

        (ii)    all partnership, joint venture, stockholders’ or other similar Business Contracts between any Acquired Company and any Person;

        (iii)    all Business Contracts relating to any Third Party Indebtedness;

        (iv)   all Business Contracts with each distributor, dealer, manufacturers’ representative, sales agency or franchisee that, during the fiscal year ended September 28, 2008, or during the nine (9) months ended June 30, 2009, that accounted for more than 1.0% of the gross sales revenue of the Business during either period;

        (v)   all Business Contracts relating to the future disposition or acquisition of any Business Assets, other than dispositions or acquisitions in the ordinary course, in accordance with the provisions of this Agreement, and other than this Agreement and the Ancillary Agreements, and other than Contracts providing for the future disposition or acquisition of any item with a value less than $1.0 million or other dispositions in the aggregate not greater than $1.0 million and for any individual item not greater than $500,000;

        (vi)  all Business Contracts that (A) limit or contain restrictions on the ability of any Acquired Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock (or equity interests), to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any Business Assets, to change the lines of business in which it participates or engages or to engage in any business activities, or (B) require any Acquired Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

        (vii)  all Business Contracts which require any Acquired Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

        (viii) all Business Contracts for the sale of products or provision of services to any Governmental Authority;

         (ix)  all Business Contracts for any capital expenditure or leasehold improvement in any one case in excess of $1.0 million;

         (x)   all leases of personal property where the annual lease payments exceed $200,000 in the aggregate; and

         (xi)  all leases of Real Property where the annual rental payments under an individual lease exceed $200,000 in the aggregate.

(b)     The Business Contracts listed (or required to be listed) in Section 3.9(a) of the Sellers Disclosure Letter are referred to collectively herein as the “Material Business Contracts.” Each Material Business Contract is, as of the date hereof, valid and is in full force and effect in accordance with the terms of such Material Business Contract. Except as set forth in Section 3.9(b) of the Sellers Disclosure Letter, as of the date hereof, there is no material default or claim of material default under any Material Business Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by Seller US, an Acquired Company or a Pre-Restructuring Company or, to Sellers’ Knowledge, any other party thereto under any Material Business Contract, or would permit modification, acceleration, or termination of any Material Business Contract, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets, other than such defaults, claims or events the effect of which would not materially adversely affect the financial condition or results of operations of the Business taken as a whole. Notwithstanding the foregoing, no representation or warranty is made under this Section 3.9 (a) or (b) in respect of any IP Contracts which are the subject of Section 3.14.

Section 3.10      Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers (and the execution, delivery and performance of the agreements and other documents in connection with the Pre-Closing Spin Off Transactions by the Acquired Companies and the Pre-Restructuring Companies) do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Section 3.10 of the Sellers Disclosure Letter, (b) for the notification requirements of the HSR Act and any Foreign Competition Law, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Sellers of the transactions contemplated by this Agreement, the Ancillary Agreements or the Pre-Closing Spin Off transactions, and (d) as may be necessary as a result of facts or circumstances relating solely to Buyers.

     Section 3.11      Acquired Company Capital Stock. The authorized and issued capital stock (or equivalent equity interests) of each Acquired Company as of the Closing Date will be as set forth in Appendix A. As of the Closing Date, Sellers Brazil will be the record and beneficial owners of all of the outstanding Brazil Shares free and clear of all Encumbrances and Sellers Mexico will be the record and beneficial owners of all of the outstanding Mexico Shares free and clear of all Encumbrances. As of the Effective Time, Buyer Brazil will be the record and beneficial owners of all of the outstanding Brazil Shares free and clear of all Encumbrances and Buyers Mexico will be the record and beneficial owners of all of the outstanding Mexico Shares free and clear of all Encumbrances. The Acquired Company Shares owned by Sellers as of the Closing Date will have been validly issued and will be fully paid and non-assessable. Except as set forth in Section 3.11 of the Sellers Disclosure Letter, none of the Acquired Company Shares owned by Sellers as of the Closing Date will be subject to any shareholders agreements, limited liability company agreements, voting trusts or proxies, with respect to the voting thereof and there will be no outstanding warrants, options, rights, convertible or exchangeable securities or other Contracts (other than this Agreement and other than any such Contract solely between Acquired Companies) pursuant to which a Seller or its Affiliates, including, a Pre-Restructuring Company or an Acquired Company, will be obligated to issue, sell, purchase, return or redeem any Acquired Company Shares.

     Section 3.12      Employees; Labor Relations.

(a)     Except as disclosed in Section 3.12(a) of the Sellers Disclosure Letter, (i) there are no suits, actions, arbitrations, judicial, administrative or other proceedings pending, or to the Sellers’ Knowledge, threatened, between any Acquired Company, on the one hand, and any employee or employees of the Business, on the other hand, which would materially adversely affect the financial condition or results of operation of the Business taken as a whole, and (ii) there are no unfair labor practice complaints and no claim for discrimination or unfair dismissal has been brought against any Acquired Company before the National Labor Relations Board, or any other Governmental Authority, court or employment tribunal which, if adversely determined, would materially adversely affect the financial condition or results of operation of the Business taken as a whole.

(b)     Except as disclosed on Section 3.12(b) of the Sellers Disclosure Letter, there has been no work stoppage, strike or other concerted action by employees of the Business or any written threat thereof during the 12 months preceding the date of this Agreement. Except as disclosed in Section 3.12(b) of the Sellers Disclosure Letter, during the 12 months preceding the date of this Agreement, Sellers or any of their Affiliates, including Seller US, the Pre-Restructuring Companies and the Acquired Companies, in each case with respect to the Business, have complied in all respects with all applicable Laws relating to the employment of labor, including those relating to equal employment opportunity, wages, hours, compensation, benefits, occupational health and safety, payment and withholdings of taxes and collective bargaining, other than any noncompliance which has not materially adversely affect the financial condition or results of operation of the Business taken as a whole.

(c)     Except as set forth in Section 3.12(c) of the Sellers Disclosure Letter, as of the date hereof, none of Seller US, an Acquired Company or a Pre-Restructuring Company is a party to, or bound by, any material labor agreement or collective bargaining agreement in respect to the Business Employees.

Section 3.13      Certain Employee Benefit Plans.

(a)     Foreign Plans. All material benefit plans, contracts or arrangements currently covering Business Employees which would be described in Section 3.13(b) but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority) are listed in Section 3.13(a) of the Sellers Disclosure Letter (the “Foreign Plans”), and a true and complete copy of the current plan text and amendments thereto of each Foreign Plan constituting part of the Business Assets has been provided or made available to Buyers. Except as would not, either individually or in the aggregate, materially adversely affect the financial condition or results of operation of the Business taken as a whole, and except as set forth in Section 3.13(a) of the Sellers Disclosure Letter:

(i)     Where required by Law, each of the Foreign Plans has obtained from the Government Authorities having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government.

(ii)     There are no pending investigations by any Governmental Authority involving the Foreign Plans, no claims pending or, to Sellers’ Knowledge, threatened (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan, other than benefits payable in the ordinary course of the operations of the Foreign Plans.

(iii)     To the Knowledge of Sellers, the Foreign Plans are in compliance in all respects with all applicable Laws.

(b)     ERISA Plans.

(i)     All benefit plans, contracts or arrangements maintained for the benefit of Business Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and plans of deferred compensation, but excluding the Foreign Plans (the “Benefit Plans”), are listed in Section 3.13(b) of the Sellers Disclosure Letter.

(ii)     Except as would not, either individually or in the aggregate, materially adversely affect the financial condition or results of operation of the Business taken as a whole:

(A)	No Business Asset is subject to any Encumbrance under ERISA Section 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(B)	None of Sellers nor any other employer (an “ERISA Affiliate”) that is, or was at any time after January 1, 2000, together with the Seller, treated as a “single employer” under Section 414(b), 414(c) or 414(m) of the Code, has incurred any liability under Section 4062, 4063, 4064 or 4069 of ERISA which could reasonably be expected to subject Buyers or any Business Asset to such liability.

(C)	None of Sellers nor any ERISA Affiliate, while an ERISA Affiliate, has any currently outstanding withdrawal liability, within the meaning of Section 4201 of ERISA, or any currently outstanding contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability could reasonably be expected to become a liability of Buyer, or to impose any Encumbrance which in the aggregate would materially adversely affect the financial condition or results of operation of the Business taken as a whole. There are no outstanding contributions currently due to any such multiemployer plan.

(D)	All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, maintained for the benefit of Transferred Employees (the “Plans”) are in material compliance with ERISA, to the extent applicable, and their terms. There is no material pending or to Sellers’ Knowledge, threatened, litigation relating to the Plans. There are no outstanding contributions currently due to the Plans.

(E)	The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to Sellers’ Knowledge, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect that would adversely affect its qualification.

     Section 3.14      Intellectual Property.

(a)     Section 3.14(a) of the Sellers Disclosure Letter sets forth a list of the Business Intellectual Property and sets forth a correct and complete list, as of the date hereof, of all registered or applied-for Trademarks, Copyrights, and Patents, included in the Business Intellectual Property , specifying as to each item, as applicable: (i) the owner of the item; (ii) the jurisdiction in which the item is issued or registered or which any application for issuance or registration has been filed; (iii) the respective issuance, registration or application number of such item; and (iv) the date of application and issuance or registration of the item. Sellers and its Affiliate exclusively own (beneficially, and of record where applicable) all of the Intellectual Property items set forth in Section 3.14(a) of the Sellers Disclosure Letter, free and clear of all Encumbrances, except Permitted Encumbrances (if any), and such Intellectual Property is subsisting and, to Sellers’ Knowledge, valid and enforceable.

(b)     Section 3.14(b)(i), (ii), and (iii) of the Sellers Disclosure Letter lists, as of the date hereof, all licenses, sublicenses, consents and other contracts and agreements, whether written or oral (i) by which Sellers or their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company is authorized, is granted or obtains the right to use any Intellectual Property material to the Business (other than readily available off-the-shelf computer programs), and (ii) by which Sellers or their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company licenses or otherwise authorizes or permits a third party to use, enforce or register any (A) material Business Intellectual Property, other than pursuant to purchase orders or other contracts with original equipment manufacturers or other customers in the ordinary course of Business and (B) Intellectual Property for Restricted Activities, and (iii) by which Sellers or their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company are restricted in its right to use, enforce or register any (X) material Business Intellectual Property or (Y) Shared Intellectual Property in a manner that prevents Licensors from granting the rights under the Shared Intellectual Property License Agreement (the “IP Contracts”). Each IP Contract, as of the date hereof, is valid and is in full force and effect in accordance with the terms of such IP Contract. Except as set forth in Section 3.14(b)(i) or (ii) of the Sellers Disclosure Letter, there is no material default or claim of default under any IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by Sellers or a Seller Affiliate (including an Acquired Company) or, to Seller’s Knowledge, any other party thereto under any IP Contract, or would permit modification, acceleration, or termination of any IP Contract.

(c)     Except as set forth in Section 3.14(c)(i) of the Sellers Disclosure Letter, during the period owned or licensed by Seller US, an Acquired Company or a Pre-Restructuring Company, none of them has received any written notice from any other Person challenging its right to use any of the Business Intellectual Property. Except as set forth in Section 3.14(c)(ii) of the Sellers Disclosure Letter, no action, suit or proceeding alleging infringement, misappropriation, or other violation of any Business Intellectual Property is pending or threatened against any Person by Sellers or any of their Affiliates (including the Acquired Companies). Except as set forth in Section 3.14(c)(iii) of the Sellers Disclosure Letter, as of the date hereof, there is no material action, suit or proceeding alleging infringement, misappropriation or other violation of any Person’s Intellectual Property pending or, to Sellers’ Knowledge, threatened against Sellers or their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company, with respect to the Business. The Business Intellectual Property together with the rights to Intellectual Property being granted pursuant to the Ancillary Agreements constitute substantially all of the Intellectual Property necessary to conduct the Business in the same manner in all material respects as the Business is presently conducted.

(d)     Except as set forth in Section 3.14(d) of the Sellers Disclosure Letter, Seller US, the Acquired Companies and the Pre-Restructuring Companies own all right, title and interest in and to, or have a license, sublicense, permission or right to use, all of the Business Intellectual Property, except for any to be licensed pursuant to this Agreement and except for any the failure to own or have such a license, sublicense, permission or right to use would not materially adversely affect the financial condition or results of operations of the Business taken as a whole.

(e)     To the Sellers’ Knowledge, the conduct of the Business as conducted as of the Effective Time does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights in a material respect.

(f)     To the Sellers’ Knowledge, no Person is materially infringing, misappropriating, or otherwise violating any Business Intellectual Property.

Section 3.15      Brokers and Finders. Except for the retention of such Persons, the fees and expenses of which will be paid by Sellers in accordance with Section 11.6, Sellers has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.16     Environmental Matters. Sellers have provided Buyers with access to all “Phase I” environmental site assessments commissioned by a Seller or its Affiliates Related to the Brazil Location and the Mexico Location, and to copies of the soil and ground water studies relating to environmental conditions at the Brazil Location and the Mexico Location commissioned by a Seller or its Affiliates Related to the Business, that were prepared by third parties during the three (3) year period ending on the date of this Agreement (the “Environmental Reports”). To Sellers’ Knowledge, except as disclosed in the Environmental Reports or Section 3.16 of the Sellers Disclosure Letter, or as would not materially adversely affect the financial condition or results of operations of the Business taken as a whole:

(a)     The Business Assets are in compliance with all applicable Environmental Laws and all Permits, certifications, licenses, approvals, registrations and authorizations required by the Environmental Laws (“Environmental Permits”).

(b)     None of Seller US, an Acquired Company or a Pre-Restructuring Company have received in connection with the Business Assets any unresolved written notice of any citation, summons, order, complaint, penalty, investigation or review by any Governmental Authority (i) with respect to any alleged violation by Seller US, an Acquired Company or a Pre-Restructuring Company of any Environmental Law, (ii) with respect to any alleged failure of Seller US, an Acquired Company or ARM Brazil to have any Environmental Permit or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

(c)     There is no claim with respect to Environmental matters related to the Business pending or, to the Knowledge of Sellers, threatened against Seller US, an Acquired Company or a Pre-Restructuring Company or, to the Knowledge of Seller, against any Person whose liability for any such claim Seller US, an Acquired Company or a Pre-Restructuring Company have or may have retained or assumed either contractually or by operation of Law;

(d)     To the Knowledge of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, which could form the basis of any claim with respect to Environmental matters related to the Business against Sellers or their Affiliates.

(e) Except as set forth in Section 3.16(e) of the Sellers’ Disclosure Schedule Letter, by the Closing Date the Acquired Companies shall have all necessary Environmental Permits to conduct the Business as currently conducted and such Environmental Permits shall be in full force and effect and will be complied with in all respects.

Section 3.17      Taxes. Except as set forth in Section 3.17 of the Sellers Disclosure Letter;

(a)     Seller US, the Acquired Companies and the Pre-Restructuring Companies, with respect to the Business, have filed or caused to be filed all Tax Returns required to be filed with respect to the Business and have paid or caused to be paid all Taxes shown to be due on such Tax Returns or otherwise due. Such Tax Returns are accurate and complete in all material respects. Neither the Business nor the Acquired Companies are liable for the Taxes of any Person as a transferee, successor, by contract, Law, regulation, rule, or otherwise. The Acquired Companies are in material compliance with all applicable Tax Laws. To the extent Related to the Business, Seller US and the Pre-Restructuring Companies are in material compliance with all applicable Tax Laws.

(b)     No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to an Acquired Company for any taxable years.

(c)     None of the Acquired Companies has any agreement with any Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities with such Persons.

(d)     None of the Acquired Companies is currently the subject of any Audit or examination with respect to Taxes. To the extent Related to the Business, none of Seller US or the Pre-Restructuring Companies is currently the subject of any Audit or examination with respect to Taxes.

(e)     There are no pending actions, suits or assessments pending with respect to Taxes of the Acquired Companies (or to the extent Related to the Business, none of Seller US or the Pre-Restructuring Companies) nor has any of the Acquired Companies (or to the extent Related to the Business, none of Seller US or the Pre-Restructuring Companies) received any written request for information related to Tax matters or notifications or notices of deficiency or proposed adjustments for any amount of Taxes, by any Governmental Authorities.

(f)     All amounts required to be withheld or collected for payment of Taxes of the Acquired Companies (or to the extent Related to the Business, none of Seller US or the Pre-Restructuring Companies), including from employees’ salaries, wages and other compensation, have been collected or withheld, and if due, paid to the appropriate taxing authorities.

(g)     None of the Acquired Companies has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return.

(h)     To the Knowledge of Sellers, there are no claims by a Tax authority in a jurisdiction where any Acquired Company does not file Tax Returns that any such Acquired Company is or may be subject to taxation by that jurisdiction.

(i)     None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted, or would result, in a payment that would not be fully deductible, as a result of Sections 280G or 162(m) of the Code or any similar provision of non-U.S., state or local Law.

(j)     None of the Acquired Companies will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made subsequent to the Closing Date by Sellers for a Tax period ending prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed prior to the Closing Date; (iii) installment sale made prior to the Closing Date; or (iv) the use of the cash, modified cash or modified accrual method of accounting.

(k)     There are no tax rulings or requests for ruling relating to any of the Acquired Companies (or to the extent Related to the Business, Seller US or the Pre-Restructuring Companies) that could be material on the liability for Taxes of such entities for any period after the Closing Date.

(l)     There are no powers of attorney (that are currently in force) which have been granted with respect to Income Taxes of any of the Acquired Companies (or to the extent Related to the Business, Seller US or the Pre-Restructuring Companies).

Section 3.18      Business Receivables. Except as set forth in Section 3.18 of the Sellers Disclosure Letter, all Business Receivables included in the Business Assets at the Effective Time, will represent bona fide sales of goods or services made in the ordinary course of business by Seller US, an Acquired Company or a Pre-Restructuring Company with respect to the Business. Except as set forth in Section 3.18 of the Sellers Disclosure Letter, Seller has not received written notice that the account party (payor) of any of the Business Receivables is disputing the amount or payment of any of such Business Receivables, except in the ordinary course of the business and except as may be reflected in the reserves with respect to such receivables set forth in the latest balance sheet included in the Financial Information or to be set forth in the Final Closing Balance Sheet.

Section 3.19     Business Inventory. Except as set forth in Section 3.19 of the Sellers Disclosure Letter, the Business Inventory included in the Business Assets at the Effective Time will be of good quality usable and saleable in the ordinary course of business and in such quantities which will not materially exceed levels which are reasonable in the circumstances of the Business taken as a whole as of that date, subject to reserves for obsolete and slow-moving Inventory to be set forth in the Closing Balance Sheet in accordance with the Practices and Procedures.

Section 3.20     Business Equipment. Except as set forth on Section 3.20 of the Seller Disclosure Letter, the material items of equipment included in the Business Assets which are used by Sellers and their Affiliates, including the Acquired Companies or the Pre-Restructuring Companies in the current manufacturing processes of the Business are in reasonable working condition and state of repair taking into account reasonable wear and tear and the age of the equipment.

Section 3.21     Substantial Customers and Suppliers. Section 3.21(a) of the Sellers Disclosure Letter lists each of the eleven (11) largest customers of the Business on the basis of revenues for goods sold or services provided for the most recently completed fiscal year, indicating for each such customer its vehicle platforms for which purchase orders for products of the Business are in effect with Sellers and their Affiliates, including Seller US, an Acquired Company or a Pre-Restructuring Company. Section 3.21(b) of the Sellers Disclosure Letter lists each of the eight (8) largest production material suppliers of the Business on the basis of cost of goods or services purchased for the most recently completed fiscal year. Except as disclosed in Section 3.21(c) of the Sellers Disclosure Letter, (a) no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Business since June 30, 2009 to the date of this Agreement, or (b) has received a written notice or other letter in writing to cease or materially reduce such purchases or sales or provision of services after the date of this Agreement, other than such reductions in purchases or sales that are caused by general market conditions.

Section 3.22     Acquired Company Guarantees. Except as disclosed in Section 3.22 of the Sellers Disclosure Letter, none of Sellers and their Affiliates, including Seller US, any Acquired Company or any Pre-Restructuring Company has entered into any written guarantee of any of the liabilities of any customer, supplier or other Person to whom any of them sells goods or provides services Related to the Business.

Section 3.23     Bank and Brokerage Accounts. Section 3.23 of the Sellers Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Acquired Company or Pre-Restructuring Companies has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship with respect to the Business; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of any Acquired Company having signatory power with respect thereto.

Section 3.24     Certain Unlawful Actions. To the Knowledge of Sellers, none of Seller US, the Acquired Companies or the Pre-Restructuring Companies nor any director or officer of any Acquired Company, has, directly or indirectly, with respect to the Business, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, or made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.25     Product Liability and Recall. Except as described on Section 3.25 of the Sellers Disclosure Letter, there are no actions, suits or proceedings before any court or Governmental Authority pending or, to Sellers’ Knowledge, threatened against Seller US, an Acquired Company or a Pre-Restructuring Company with respect to the Business by a third party seeking to recover from Seller US, an Acquired Company or a Pre-Restructuring Company damages for personal injury or property damage caused by a defective product of the Business which was sold by Seller US, an Acquired Company or a Pre-Restructuring Company prior to the Effective Time. Except as described on Section 3.25 of the Seller Disclosure Letter, there is no pending or, to Sellers’ Knowledge, threatened recall by any Governmental Authority or customer of the Business of any products of the Business which were sold by Seller US, an Acquired Company or a Pre-Restructuring Company prior to the Effective Time.

Section 3.26     Payment of Liabilities. Sellers, the Acquired Companies and the Pre-Restructuring Companies are able to pay all of their Liabilities and debts as such Liabilities and debts mature or become due in the usual course of business. As of the Closing Date, none of the Acquired Companies will have declared any dividend or distribution that will not be fully paid.

Section 3.27      Powers of Attorney. Except as listed in Section 3.27 of the Sellers Disclosure Letter, there are no powers of attorney (that are currently in force) which have been granted to any Person with respect to the Acquired Companies. Notwithstanding the foregoing, no representation or warranty is made under this Section 3.27 in respect of any Powers of Attorney necessary to effectuate the Business Intellectual Property assignments contemplated under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyers, jointly and severally, represent and warrant to Sellers as follows as of the date of this Agreement and, subject to any updated Buyers Disclosure Letter delivered by Buyers to Sellers prior to or at the Closing, as of the Closing Date:

Section 4.1     Organization and Authority of Buyers. Each Buyer has been duly formed, is validly existing and is in good standing under the laws of its jurisdiction of formation, with the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Except as disclosed in Section 4.1 of the Buyers Disclosure Schedule, each Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each Buyer and constitutes a legal, valid and binding obligation of each Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Buyers are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.

Section 4.2     No Conflict. Neither the execution and delivery of this Agreement and such Ancillary Agreement to which Buyers is a party nor compliance by Buyers and such Acquired Companies with the terms and provisions of this Agreement and each such Ancillary Agreement will violate (a) any provision of the certificate of incorporation or by-laws or other similar organizational document of Buyers; or (b) any Law or any injunction, order or decree of any Governmental Authority to which a Buyer is subject, except in any such case for any violations, breaches, defaults or other matters that would not prohibit or materially impair either Buyers’ ability to perform its obligations under this Agreement or Buyers’ ability to perform its respective obligations under any of the Ancillary Agreements.

Section 4.3     Consents and Approvals. The execution, delivery and performance of this Agreement by Buyers and the Ancillary Agreements by Buyers that are parties thereto do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Section 4.3 of the Buyers Disclosure Letter, (b) for the notification requirements of the HSR Act and any applicable Foreign Competition Law, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyers of the transactions contemplated by this Agreement and the Ancillary Agreements and (d) as may be necessary as a result of facts or circumstances relating solely to Sellers.

Section 4.4     Brokers and Finders. Except for the retention of such Persons, the fees and expenses of which will be paid by Buyers in accordance with Section 11.6, Buyers have not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5     Financial Capability. Buyers have sufficient funds or debt and/or equity financing commitments in place to purchase the Acquired Company Shares and the Acquired US Assets on the terms and conditions contained in this Agreement and will have such funds and commitments on the Closing Date. Buyers have provided Sellers evidence of their available funding or copies of such financing commitments, as the case may be. Availability of funding and financing is not a condition to Buyers’ obligation to consummate the transactions contemplated by this Agreement.

Section 4.6     Investment. The Buyer Brazil and Buyers Mexico are acquiring the Acquired Company Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Each of Buyer Brazil and Buyers Mexico acknowledges the Acquired Company Shares are not registered under the Securities Act or any applicable state securities law or other applicable laws, and that the Acquired Company Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. Each of Buyer Brazil and Buyers Mexico is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Each of Buyer Brazil and Buyers Mexico has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the Acquired Company Shares. Each of Buyer Brazil and Buyers Mexico acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Sellers and the Acquired Companies concerning the merits and risks of investing in the Acquired Company Shares; (b) access to information about the Acquired Companies, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable Buyers to evaluate whether to proceed with the execution and delivery of this Agreement and the purchase of the Acquired Company Shares; and (c) the opportunity to obtain such additional information that either Sellers or the Acquired Companies possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the purchase of the Acquired Company Shares.

Section 4.7     Litigation. There is no suit, investigation, action or other proceeding pending or, to Buyers’ Knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Buyers which would materially restrict or limit the ability of Buyers to perform their obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

Section 4.8     Payment of Liabilities. Buyers are able to pay all of their Liabilities and debts as such Liabilities and debts mature or become due in the usual course of business.

article v

CERTAIN COVENANTS OF SELLERS AND BUYERS

5.1      Access and Information.

(a)     Sellers shall permit Buyers and their representatives, after the date of this Agreement until the Closing, to have reasonable access solely for confirmatory diligence purposes, during regular business hours and upon reasonable advance notice, subject to Sellers’ right to have their representatives accompany Buyers’ representatives and subject to other reasonable rules and regulations of Sellers, to (i) the Business Assets; provided, however, Buyers shall not be permitted to perform any environmental site assessments or other testing, sampling or investigations without Sellers’ prior written consent, which consent shall be granted or withheld in Sellers’ sole discretion, (ii) the offices, facilities, properties and the financial, accounting and other books and records of Seller US, the Acquired Companies and the Pre-Restructuring Companies relating to the Business, and (iii) the appropriate management personnel of Sellers and their Affiliates, the Pre-Restructuring Companies and the Acquired Companies. Sellers shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information with respect to the Business as Buyers shall from time to time reasonably request for the purpose of verifying the accuracy of the representations and warranties of Sellers in Article III. It is expressly understood by the Parties that, notwithstanding the provisions of this Section 5.1(a), Sellers, in their sole discretion, may deny or restrict any access (i) involving likely breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges; (ii) to any formulae, know-how, operating instructions or other proprietary knowledge of Sellers or any of their Affiliates (including the Acquired Companies) with respect to the products, materials and services used in or produced by the Business; or (iii) in the event Buyers are in material breach of this Agreement. It is further understood that Sellers shall be under no obligation to grant Buyers or their representatives any access if such access would, under the circumstances, unreasonably interfere with Sellers’ or their Affiliates’ (including the Acquired Companies) operations, activities or employees, or if such access would, in the reasonable judgment of Sellers, violate applicable antitrust or similar Laws, violate privacy Laws, violate labor Laws or contracts, or breach any provision of any contract. Prior to Closing and subject to Section 5.2 and any actions taken in order to cause the closings of the transactions contemplated hereby or any actions taken to enforce rights pursuant to this Agreement, with respect to any third parties with which a Seller or any Acquired Company has a direct business relationship, and any Governmental Authorities with jurisdiction over or which regulates Sellers, any Acquired Company, the Business or the Business Locations, Buyers shall not make any independent inquiry with respect to Sellers, any Acquired Company, the Business or the Business Locations without Sellers’ prior written consent, which consent may not be unreasonably withheld, and providing Sellers with the opportunity to participate in the independent inquiry, it being understood that for purposes hereof an “independent inquiry” shall mean a meeting whether by phone or in person by an officer, director or member of senior management of Buyers organized in order to address any matters relating to Sellers, any Acquired Company, the Business or the Business Locations.

(b)     All information provided or obtained pursuant to clause (a) above shall be held by Buyers in accordance with, and subject to the terms of, and shall constitute “Evaluation Material” under, the Confidentiality Agreement, dated May 8, 2009, between Iochpe Maxion S.A. and ArvinMeritor, Inc. (the “Confidentiality Agreement”). In addition Buyers agree to comply with Section 5.1(b) of the Buyers Disclosure Letter.

Section 5.2      Registrations, Filings, Notices and Licenses.

(a)     Subject to Sellers’ and Buyers’ additional obligations under paragraphs (b) and (c) below, Sellers and Buyers will, prior to and after the Closing, cooperate and use commercially reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental transfers, orders, qualifications, Permits and waivers necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including the Pre-Closing Spin Off Transactions).

(b)     Sellers and Buyers shall use commercially reasonable efforts to take all actions necessary to make all filings required of each of them or their Affiliates under the HSR Act and the Foreign Competition Laws (the “Competition Law Filings”) with respect to the transactions contemplated hereby no later than the fifteenth (15th) Business Day following the date of this Agreement with respect to filings in Brazil and otherwise no later than the tenth (10th) Business Day following the date of this Agreement including with respect to filings in the United States and Mexico. The Competition Law Filings shall be in substantial compliance with the requirements of the applicable Laws. Each Party shall cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its Competition Law Filings, to request early termination of the waiting period required by the HSR Act and any of the Foreign Competition Laws and, if requested, to promptly amend or furnish additional information thereunder. In addition, each of Buyers and Sellers shall as promptly as practicable comply with all Laws that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, advice, order or authorization of, or registration, declaration or filing with, such Governmental Authority is necessary (including the HSR Act and any applicable Foreign Competition Laws). Buyers and Sellers shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyers and Sellers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyers and Sellers shall bear the costs and expenses of their respective filings contemplated in this Section 5.2(b); provided, however, that Buyers shall pay the filing fees in connection with filings in Brazil and Mexico and Sellers in connection with filings in the US.

(c)     Each Buyer and each Seller agrees that it will, if necessary to enable Sellers and Buyers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable; provided, however, that (i) Sellers and Buyers shall not be under any such obligation to take any commercially unreasonable actions to defend against any such actions or proceedings commenced by any Governmental Authority in respect of the HSR Act, any Foreign Competition Laws or other antitrust, competition, merger control or similar Laws, and (ii) Buyers and Sellers agree that they shall engage in active negotiations with, the FTC, the Antitrust Division and/or any other Governmental Authority to prevent the commencement of any action or proceeding seeking, and/or prevent the entry of, or effect the dissolution of, a decree, restraining or other order and/or preliminary or permanent injunction preventing the consummation, in whole or in part, of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.3      Conduct of Business.

(a)     Prior to the earlier to occur of the Closing or such time as this Agreement shall be terminated pursuant to Section 11.1, and except as otherwise contemplated or permitted by this Agreement (including Sections 5.16, 5.17, 5.19 and 5.23) or any of the Ancillary Agreements, set forth in Section 5.3(a) of the Sellers Disclosure Letter or consented to or approved in writing by Buyers, Sellers covenant and agree that they and the Acquired Companies shall operate the Business only in the ordinary course and use commercially reasonable efforts to preserve the properties, Business Assets, Business and relationships with suppliers and customers of the Business and shall not, other than (i) in the ordinary course of business or (ii) in connection with the cash management transactions contemplated in Section 5.16, the Pre-Closing Brazil Spin-Off Transactions, the Pre-Closing Mexico Employee Transfer or the Mexico Conversion (but with respect to clause (ii) only to the extent and in the manner contemplated herein), undertake any of the following with respect to the Business:

(i)      acquire any material Business Assets other than (A) in accordance with the Business’ fiscal year 2009 capital expenditure plan previously made available to Buyers, (B) in connection with the repair or replacement of Business Assets or facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise as permitted by clause (xvii) below;

(ii)     agree to assume or incur any Liabilities, or guarantee any such Liabilities, Related to the Business, other than in the ordinary course of business;

(iii)     agree to assume, incur or guarantee any Liabilities of any Person other than in the ordinary course of business;

(iv)     accelerate the rate of collection of accounts receivable (except accounts receivable from an Affiliate) and other than in the ordinary course of business in all material respects consistent with past practice;

(v)     except for cash dividends fully paid prior to Closing, declare or pay any in-kind dividend or make any other distribution to its stockholders or quotaholders (or set a record date for any such dividend or other distribution), or otherwise enter into any agreement or take any action that grants rights to receive any such dividend or other distribution to its stockholders;

(vi)     enter into any new line of business or discontinue, in whole or in part, any current line of business;

(vii)     authorize, recommend, propose, accept or announce an intention to adopt a plan of complete or partial liquidation or dissolution or declare or file for bankruptcy or judicial or extrajudicial reorganization of any kind;

(viii)     not settle any legal proceeding or any other claim, lawsuit or the like with respect to the Acquired Companies or the Business for an amount in excess of $500,000, or which would reasonably be likely to prevent or impair or delay the consummation of the transactions contemplated by this Agreement;

(ix)     not file amended Tax Returns, make elections other than in the ordinary course of business consistent with past practice, or settle or compromise any Tax Claims or proceedings;

(x)     dispose, sell, assign or otherwise transfer any Business Assets other than assets not deemed suitable for production or their uses or intended uses or beyond their useful lives;

(xi)     create an Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets;

(xii)     enter into any leases of real or personal property or any renewals thereof involving a rental obligation exceeding $100,000 per annum in the aggregate;

(xiii)     except for increases in accordance with past practices, or if required by Law, existing employment agreements or collective bargaining agreements, materially increase the rate of compensation or the benefits payable to any of the Business Employees;

(xiv)     except as required by Law, establish or modify any (i) targets, goals or similar provisions in respect of any fiscal year under any Benefit Plan or employment contract or other compensation arrangement with or for employees or (ii) salary ranges, guidelines or similar provisions in respect of any Benefit Plan or any employment contract or other compensation arrangement with or for employees, in each case under (i) or (ii) except for establishments or modifications applicable to the employees covered generally and not disproportionately affecting Business Employees;

(xv)     adopt, amend or terminate any Benefit Plan, except to the extent required by applicable Law and except in connection with adoptions, amendments or terminations applicable to the employees covered thereby generally and not disproportionately affecting Business Employees;

(xvi)     make or change any Tax elections or change in method of accounting for Tax purposes;

(xvii)     make any new commitment or increase any previous commitment for capital expenditures for the Business other than (A) in accordance with the Business’ fiscal year 2009 capital expenditure plan previously made available to Buyer, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $500,000 in the aggregate;

knowingly violate in any material respect any Material Business Contract or IP Contract or terminate or materially amend any Material Business Contract or IP Contract;

(xix) grant or acquire from any Person, or dispose of or permit to lapse any rights to any Intellectual Property material to the Business and included in the Business Intellectual Property or Shared Intellectual Property, or disclose to any Person, other than representatives of Buyer, any material Trade Secret included in the Business Intellectual Property or Shared Intellectual Property or (ii) compromise or settle any one or more actions or suits or institute any action or suits concerning any Intellectual Property material to the Business and included in the Business Intellectual Property or Shared Intellectual Property.

(xx)     make any change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority; or

(xxi)     enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(d)     Nothing in this Agreement shall diminish Sellers’ sole title to the Business or shall be construed to limit Sellers’ discretion to operate the Business in the ordinary course, before the Effective Time. The provisions of Section 5.3 are not intended to be, nor shall they be construed as, an endeavor on the part of Sellers or Buyers to implement the transactions contemplated by this Agreement or the Ancillary Agreements prior to the Closing (and satisfaction of the conditions in Sections 8.1(e) and 8.2(e), including the requirements as to the HSR Act and the Foreign Competition Laws), and the Parties agree that Buyers shall not prior to the Closing be entitled to exercise any control over the Business and/or affairs of the Acquired Companies.

Section 5.4      Closing Date Financial Information. For a period of five (5) years after the Closing Date, upon written request of Sellers, Buyers will provide Sellers within twenty (20) Business Days of such request with such computer support and financial information of the Business as of the Closing Date as Sellers may reasonably request, and, upon Sellers’ request, it will be accompanied by supplemental financial schedules customarily required by Sellers of their subsidiaries or divisions in support of such financial information. Sellers agree to reimburse Buyers for their reasonable out-of-pocket costs provided that such costs are disclosed to and approved in writing by Sellers in advance.

Section 5.5     Intellectual Property.

(a)     Except as specifically set forth in this Section 5.5, Buyers hereby acknowledge and agree that nothing in this Agreement grants or shall be deemed to grant to Buyers or any Acquired Company the right to use or acquire any interest in any of the Parent Trademarks and Logos.

(b)     Sellers and their Affiliates (other than the Acquired Companies) have a proprietary interest in the Parent Trademarks and Logos. The Parties recognize that the Business may have existing signage, supplies and other materials that include the Parent Trademarks and Logos on the Closing Date (“Existing Materials”). Sellers grant US Buyer and the Acquired Companies (and their respective Affiliates) a royalty-free, non-exclusive license to use the Parent Trademarks and Logos on the Existing Materials and, subject to Sellers consent in advance, which shall not be unreasonably withheld, as necessary to facilitate the transition by US Buyer and the Acquired Companies (and their respective Affiliates) to new names and marks, on a worldwide basis, for a period of 180 days after the Closing Date (“Phase Out Period”). Buyers agree that they will not, and will cause the Acquired Companies to not, use any of the Parent Trademarks or Logos in any fashion after the Effective Time except only as permitted above and by the further provisions of this Section 5.5(b) and Section 5.5(c); provided, that nothing in this Section 5.5 shall preclude any uses of the Parent Trademarks and Logos by Buyer and the Acquired Companies that are (i) required by applicable Law, or (ii) would constitute a non-infringing use of the Parent Trademarks and Logos. Buyers will, and will cause the Acquired Companies to take such action as may be necessary or appropriate to change their names to names which do not use any Parent Trademarks or Logos as promptly as reasonably practicable after the Effective Time, but not later than the end of the Phase Out Period. Buyers will deliver to Sellers customary evidence that such names have been changed as required by this Section 5.5(b), within a reasonable amount of time following Sellers’ request therefor after the end of the Phase Out Period. Buyers further agree they will not, and will cause the Acquired Companies to not, from and after the Closing, produce, or have produced, any additional supplies or other goods bearing any of the Parent Trademarks and Logos, without Sellers’ express written permission (not to be unreasonably withheld), except as otherwise permitted in this Section 5.5. In addition, Buyers agree that they will not, and it will cause the Acquired Companies to not, use any of the Parent Trademarks and Logos on forms, labels or other items where it would be reasonably likely to cause confusion regarding the contracting entity or imply Sellers or any of their Affiliates were conducting activities for which they are not licensed. Upon expiration of the Phase Out Period, Buyers will, and will cause the Acquired Companies to, use commercially reasonable efforts to destroy all remaining Existing Materials in their possession or control.

(c)     To the extent that any of the Parent Trademarks and Logos are Hard Tooled into any tooling used or held for use by any of the Acquired Companies (or any of their suppliers), Sellers agree to grant effective as of the Effective Time (and only if the Closing shall occur) to the applicable Acquired Company a non-exclusive, royalty free, worldwide license to use such tooling for the production of components of the Business in substantially the same manner as the tooling was used on or prior to the Closing Date, including the Parent Trademarks and Logos which are Hard Tooled into the tooling, for a term expiring at the first time the tooling is pulled for repair or to be refreshed or reworked or is otherwise no longer used in substantially the same manner it was used on or prior to the Closing Date. Buyers shall, or shall cause the applicable Acquired Company to, bear all costs of modifying all tooling so as to remove all Parent Trademarks and Logos (or replacing the tooling) upon the expiration of the license granted under this Section 5.5(c) or as required by Section 5.5(d). “Hard Tooled” means incorporated into the tooling in a manner where the tooling must be modified in order for the tooling to produce components not bearing the Parent Trademarks and Logos.

(d)     This Section 5.5, and any license or right granted by Sellers to Buyer US and the Acquired Companies under this Section 5.5, are subject in all cases to any requirements of applicable Law as to the labeling or designation of the manufacturer or source of any product or components. Buyers and the Acquired Companies shall cease using any of the Existing Materials and modify any tooling which is Hard Tooled with any of the Parent Trademarks and Logos to the extent necessary to comply with any such Laws and shall use commercially reasonable efforts to prevent any confusion as to whether Sellers or any of their Affiliates are the manufacturers or source of the products or components.

         (e)     All use of the Parent Trademarks and Logos as permitted by this Section 5.5 shall inure solely to the benefit of Sellers.  Buyers shall not, and shall cause the Acquired Companies to not, claim any title or other proprietary right to any of the Parent Trademarks and Logos by virtue of any license or right granted under this Section 5.5.  Buyers agree to, and to cause the Acquired Companies to, use the Parent Trademarks and Logos only in connection with the conduct of the Business, consistent with the quality of the goods and services of the Business prior to the Effective Date.  Sellers shall have such rights of quality control and inspection which are reasonably necessary under applicable Law to maintain the validity and enforceability of such Parent Trademarks and Logos.

Section 5.6      Commercially Reasonable Efforts to Satisfy Conditions. Sellers and Buyers shall each use their respective commercially reasonable efforts to cause the conditions to their respective obligations set forth in Article VIII to be satisfied at or prior to Closing. Sellers shall each use their respective commercially reasonable efforts to cause, as soon as reasonably practicable, the Pre-Closing Brazil Spin Off Transactions to be completed prior to Closing, including causing each of the items set forth in the definition of Pre-Closing Brazil Spin Off Transactions to occur.

Section 5.7     Transition Services Agreement. On the Closing Date, Buyers, the Acquired Companies and Sellers shall execute and deliver the Transition Services Agreement pursuant to which they will make available to each other the services described therein on the terms and conditions as set forth in the Transition Services Agreement. Except as agreed to in the Transition Services Agreement, at the Closing, all data processing, finance, accounting, internal audit, tax, insurance, banking, personnel, corporate, legal, communications, human resources, facilities management, environmental, engineering, employee safety, business intelligence, administrative and other services provided to the Acquired Companies by Sellers and their Affiliates, including any agreements or understandings (written or oral) with respect thereto, shall terminate without any further action or liability on the part of the parties thereto. Notwithstanding the foregoing, in the absence of a written agreement, the provision of any services (similar to those contemplated by the preceding sentence) by Sellers or any of their Affiliates to Buyers or any of the Acquired Companies from and after the Closing shall be for the convenience, and at the expense, of Buyers and the Acquired Companies only and shall be furnished without any liability on the part of Sellers or such Affiliates with respect thereto.

Section 5.8     Disclaimers.

(a)     Buyers acknowledge and agree that (i) they have made their own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Business Assets, the Business Locations and the Business Liabilities, and (ii) they have been furnished with or given adequate access to such information about the Business, the Business Assets, the Business Locations and the Business Liabilities as they have requested.

(b)     Subject to the terms of this Agreement, Buyers further acknowledge and agree that except for the representations and warranties made by Sellers to Buyers in this Agreement or the Ancillary Agreements, Sellers are not making any other representation or warranty, whether express, implied or statutory, with respect to the Business, the Acquired Companies, the Business Assets or the Business Liabilities or any other transactions contemplated herebynor are Sellers making any implied warranty of merchantability or fitness for particular purposes, which are hereby disclaimed.

Section 5.9      Covenant Not to Compete.

(a)     Sellers agree that during the Seller Non-Compete Period, neither Sellers nor any of their Affiliates (either on its own account or in conjunction with or on behalf of any Person) shall engage in, own, manage, operate or have any controlling ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in any of the Restricted Activities anywhere in the world; provided, however, that it shall not be a violation of this Section 5.9(a) for Sellers or any of their Affiliates:

         (i)     to engage in or to continue to engage in any of the Permitted Activities anywhere in the world; or

         (ii)     to to acquire a controlling stake in, directly or indirectly, the equity or assets of, any enterprise engaged in the Restricted Activities only if the annual revenues of such Restricted Activities are not greater than thirty percent (30%) of the consolidated revenues of such enterprise engaging in the Restricted Activities for the twelve month period ending on the date the enterprise was acquired, provided in the event the annual revenues of such Restricted Activities are greater than ten percent (10%) of the consolidated revenues of such enterprise engaging in the Restricted Activities for the twelve month period ending on the date the enterprise was acquired then Sellers (A) shall provide Buyers an opportunity to purchase the interest in such enterprise engaging in the Restricted Activities on the same terms (including the same financial multiples) as Sellers purchased such enterprise, provided further that the foregoing shall not limit Sellers rights to sell such interest to a third party for better terms, including price; (B) use commercially reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition), their interest in such enterprise engaging in the Restricted Activities or to cause such enterprise to stop engaging in the Restricted Activities;.

None of the provisions of this Section 5.9(a) shall operate to prohibit, hinder, impede or restrict from engaging in any Restricted Activities in any way, any Person (other than an Affiliate of Seller) which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Sellers or any of their Affiliates (provided that Sellers and their Affiliates immediately prior to the date of such transactions shall continue to be subject to the provisions of this Section 5.9(a) after any such transaction).

(b)     The “Seller Non-Compete Period” means the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date.

(c)     Sellers agree that, for a period of three (3) years after the Closing Date, they shall not, and shall cause their Affiliates to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of an Acquired Company), any Business Employee who is Grade 14 (as defined in Section 11.3) or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Sellers or any of their Affiliates not specifically targeted at any such Business Employees that results in Sellers or an Affiliate hiring a Business Employee or (ii) Sellers or any of their Affiliates from hiring any such Business Employee who has not been employed by Buyers or any Acquired Company during the six months preceding the date of hire. Buyers agree that, for a period of three (3) years after the Closing Date, they shall not, and shall cause its Affiliates (including the Acquired Companies) to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of Sellers or their Affiliates) any employee of Sellers or any of their Affiliates (other than the Acquired Companies) as of the Closing Date who is Grade 14 or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Buyers or any of their Affiliates (including any Acquired Companies) not specifically targeted at any such employee that results in hiring of an employee of Sellers or (ii) Buyers or any of their Affiliates from hiring any such employee who has not been employed by Sellers or any of their Affiliates during the six months preceding the date of hire.

(d)     Buyers and Sellers each acknowledge that the time, scope and other provisions of this Section 5.9 have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. It is further agreed that other remedies cannot fully compensate Buyers, Sellers or their respective Affiliates for a violation by the other Party of the terms of this Section 5.9 and that Buyers and Sellers shall be entitled to injunctive relief to prevent any such violation or continuing violation by the other Party. If any provision contained in this Section 5.9 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 5.9 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

Section 5.10      Nondisclosure.

(a)     Sellers shall, and shall cause their Affiliates to, for the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date (and with respect to Confidential Information of the Acquired Companies or Buyer US disclosed to Sellers in connection with the services they or their Service Providers provide to the Acquired Companies or Buyer US under the Transition Services Agreement or in connection with services they receive from the Acquired Brazil Company under the Brazil Services Agreement, the five (5) year anniversary of the termination or expiration date of such Ancillary Agreement), hold in strict confidence and not disclose to any third party, and not use in violation of Section 5.9(a), any Confidential Information primarily Related to the Business (or in the case of Confidential Information with respect to or constituting Business Intellectual Property, exclusively related to the Business) and any Confidential Information of Acquired Companies or Buyer US disclosed to Sellers in connection with the services they or their Service Providers provide to the Acquired Companies or Buyer US under the Transition Services Agreement or in connection with services they receive from the Acquired Brazil Company under the Brazil Services Agreement. Notwithstanding the foregoing, Sellers and their Affiliates shall only be required to use the same standard of care and the same procedures to hold in confidence and protect against disclosure of such information to any third party as Sellers use for their own Confidential Information. This Section 5.10(a) does not apply to that part of such Confidential Information that Sellers demonstrate (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 5.10(a) or any applicable confidentiality agreement by Sellers or any of their Affiliates; (ii) is developed by Sellers or any of their Affiliates after the Closing independently of and without reference to any of such Confidential Information; or (iii) becomes available to Sellers or any of their Affiliates after the Closing on a non-confidential basis from a third party not bound by a confidentiality agreement or any known legal, fiduciary or other obligation restricting disclosure.

(b)     Buyers shall, and shall cause their Affiliates (including the Acquired Companies) to, for the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date (and with respect to Confidential Information of Sellers or any of their Affiliates disclosed to Buyers or the Acquired Companies connection with the services the Acquired Brazil Company provides to the Sellers or their Affiliates under the Transition Services Agreement or in connection with services they receive from Sellers or their Affiliates under the Transition Services Agreement, the five (5) year anniversary of the termination or expiration date of such Ancillary Agreement), hold in strict confidence and not disclose to any third party, and not use for any purpose whatsoever, any Confidential Information of Sellers or their Affiliates other than the Confidential Information to the extent Related to the Business (or in the case of Confidential Information with respect to or constituting Business Intellectual Property exclusively related to the Business). Notwithstanding the foregoing, Buyers and their Affiliates (including the Acquired Companies) shall only be required to use the same standard of care and the same procedures to hold in confidence and protect against disclosure of such information to any third party as the Acquired Companies used for such information as of the Closing Date. This Section 5.10(b) does not apply to that part of the Confidential Information of Sellers that Buyers demonstrate (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 5.10(b) or any applicable confidentiality agreement by Buyers or any of their Affiliates; (ii) is developed by Buyers, any of their Affiliates after the Closing independently of and without reference to any of such Confidential Information; or (iii) becomes available to Buyers or any of their Affiliates after the Closing on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

(c)     If a Party or its Affiliates is required by law to make any disclosure that is prohibited or otherwise constrained by this Section 5.10, the Party will provide the other Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.10. In the absence of a protective order or other remedy, the Party or its Affiliate may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of such Party’s counsel, the Party or Affiliate is legally compelled to disclose; provided, however, that the Party or Affiliate will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 5.10 do not apply to any legal proceedings between the Parties to this Agreement or any of the Ancillary Agreements.

Section   5.11      Reserved.

Section 5.12     Other Obligations Under Certain Contracts Related to the Business. Following the Closing, Buyers will, and will cause the Acquired Companies to, at the expense of Buyers and the Acquired Companies, cause the release of Sellers and their Affiliates (other than the Acquired Companies) from all Liabilities under the Material Business Contracts to the extent such Liabilities are Business Liabilities.

Section 5.13     Certain Environmental Procedures. Following the Closing, Sellers shall reasonably cooperate with Buyers, at Buyers’ cost and reasonable request, to ensure that any post Closing applications for Environmental Permits with respect to the Acquired Companies and the Business Assets can be made by US Buyer or the Acquired Companies in a timely manner.

Section 5.14     Insurance.     Buyers acknowledge and agree that Sellers insurance polices will not cover the Acquired Companies or the Business Assets (including the Acquired US Assets) at or after the Effective Time and Buyers will be required to, and to cause the Acquired Companies and Buyer US to, obtain their own insurances coverage at and after Effective Time.

Section 5.15      Pre-Closing Brazil Spin Off Transactions and Pre-Closing Mexico Employee Transfer Transaction. Sellers shall complete the Pre-Closing Brazil Spin Off Transactions and the Pre-Closing Employee Transfer Transaction materially in accordance with Appendix K and Appendix L prior to or on the Closing Date. From the date hereof until the Closing, Sellers and their Affiliates (including the Acquired Companies) and Buyers shall cooperate and consult with each other in the preparation of any and all agreements, arrangements and documentation relating to the Pre-Closing Brazil Spin Off Transactions and the Pre-Closing Mexico Employee Transfer Transaction and (i) Buyers shall have an opportunity to review and comment on any and all such agreements, arrangements and documentation, and (ii) Sellers and their Affiliates (including the Acquired Companies) shall not deviate from Appendix K and L and shall not enter into any agreements, arrangements or documentation concerning, or take any actions with respect to, the Pre-Closing Brazil Spin Off Transactions and the Pre-Closing Mexico Employee Transfer Transaction (other than those agreements, arrangements and actions expressly contemplated by Appendix K or Appendix L) without the prior written consent of Buyers, which shall not be unreasonably withheld. Sellers shall take all actions necessary or desirable to defend the Pre-Closing Brazil Spin Off Transactions from any and all oppositions, objections, claims or proceedings and shall maintain the Acquired Brazil Company at all times with clean Tax certificates and other certificates necessary for the conclusion of the Pre-Closing Brazil Spin Off Transactions. After the Closing, the Sellers and their Affiliates (including the Pre-Restructuring Companies) shall cooperate with the Buyers and their Affiliates (including Acquired Companies) and use commercially reasonable efforts to take any action that the Buyers may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Acquired Companies the Business Assets, including by granting and enforcing any private or public powers of attorneys. Prior to Closing the Buyers and the Sellers shall use commercially reasonable efforts to agree upon the form and terms of applicable private or public powers of attorneys.

Section 5.16      Cash Management Transactions. Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Sellers shall be permitted, but not required to, remove all Cash from the Acquired Companies, subject however to the last sentence of Section 5.18. Without limiting the generality of the foregoing, Sellers and their Affiliates, including the Acquired Companies, shall be permitted to take various actions (so long as such actions are in full compliance with applicable Law and do not result in any adverse consequences, adverse impacts or Liabilities, including Tax, to the Buyers or the Acquired Companies) at any time and from time to time prior to or at the Closing with respect to their management of Cash and the removal of Cash from the Acquired Companies, whether or not in the ordinary course of business, and these actions may include, by way of example and not of limitation, capitalization, distributions, incurrence and repayment of receivables and payables, incurrence and repayment of indebtedness, and other transactions. Sellers may, in their discretion, notify Buyers of any plans to take the actions contemplated by this Section 5.16 and request Buyers’ written consent thereto which shall not be unreasonably withheld. Upon such request by Sellers, Buyers shall respond as promptly as possible to Sellers and if Buyers consent to such actions, Sellers will not be deemed to be in violation of this Section 5.16 notwithstanding any adverse consequences, adverse impacts or Liabilities to the Buyers or the Acquired Companies.

Section 5.17     Third Party and Intercompany Indebtedness.

(a)     Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Sellers and their Affiliates (including the Acquired Companies) shall be permitted to, but shall have no obligation to, incur or create additional Third Party Indebtedness and repay or otherwise settle all or any part of Third Party Indebtedness, subject however to the last sentence of Section 5.18. For greater certainty, Third Party Indebtedness outstanding at the Effective Time will be taken into account as a purchase price adjustment as provided in Article II.

(b)     Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Sellers and their Affiliates (including the Acquired Companies) shall be permitted to, but shall have no obligation to, incur or create additional Intercompany Indebtedness and repay or otherwise settle all or any part of the Intercompany Indebtedness. For greater certainty, (i) Section 5.17(c) below applies to the settlement of Intercompany Seller Indebtedness as of the Effective Time and (ii) there is no obligation to settle or repay any of the Intercompany Acquired Company Indebtedness in connection with the Closing and such Intercompany Acquired Company Indebtedness may remain outstanding in accordance with its terms and will not be taken into account in any adjustment to the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement or otherwise, Sellers shall use reasonable efforts to, prior to Closing, reduce the amount of outstanding payables owed by Seller US to any of the Acquired Companies, and in any event, on Closing, such amount shall not exceed $5 million.

(c)     Sellers shall, or shall cause the applicable Seller Affiliate (including an Acquired Company) to use commercially reasonable efforts to, pay or otherwise settle prior to the Closing Date substantially all Intercompany Seller Indebtedness. Notwithstanding the foregoing, any amount of Intercompany Seller Indebtedness that is not settled prior to the Closing Date shall be included in the determination of Intercompany Adjustment Amount pursuant to Section 2.6(d). On the same day that the Net Adjustment Amount is paid pursuant to Section 2.5(b)(ii), Sellers, jointly and severally, (and as further guaranteed by the Guarantor) shall or shall cause the applicable Seller Affiliate (excluding an Acquired Company) to, and Buyers shall or shall cause the applicable Acquired Company to, settle all remaining Intercompany Seller Indebtedness that is reflected in the Final Closing Intercompany Seller Indebtedness.

Section 5.18      Statements of Estimated Cash, Estimated Third Party Indebtedness and Net Working Capital Amounts. Sellers shall prepare and deliver to Buyers, not later than five (5) Business Days prior to the Closing, statements setting forth their good faith estimates of (a) the amount of Cash of the Acquired Companies that will remain as of the Effective Time notwithstanding Section 5.16 (the “Estimated Cash Amount”), (b) the amount of the outstanding Third Party Indebtedness as of the Effective Time (“Estimated Indebtedness Amount”), and (c) the amount of the Net Working Capital as of the Effective Time (“Estimated Net Working Capital Amount”). The Estimated Cash Amount will not exceed $10 million, the positive difference, if any, between the Estimated Net Working Capital Amount and the Target Net Working Capital Amount will not exceed $5 million, the Estimated Indebtedness Amount will not exceed $20 million.

Section 5.19      Intercompany Sellers Account Balances.

(a)     Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Sellers and their Affiliates (including the Acquired Companies) shall be permitted to, but shall have no obligation to, incur or create additional Intercompany Seller Account Balances and pay or otherwise settle all or any part of the Intercompany Seller Account Balances. Sellers shall or shall cause the applicable Seller Affiliate (including an Acquired Company) to, and Buyers shall or shall cause the applicable Acquired Company to use commercially reasonable efforts to pay or otherwise settle prior to the Closing Date substantially all Intercompany Seller Account Balances to the extent practical. Notwithstanding the foregoing, any amount of Intercompany Seller Account Balances that is not settled prior to the Closing Date shall be included in the determination of Intercompany Adjustment Amount pursuant to Section 2.6(d). On the same day that the Net Adjustment Amount is paid pursuant to Section 2.5(b)(ii), Sellers, jointly and severally, (and as further guaranteed by the Guarantor) shall or shall cause the applicable Seller Affiliate (excluding an Acquired Company), to, and Buyers shall or shall cause the applicable Acquired Company to, settle all remaining Intercompany Seller Account Balances that are reflected in the Final Closing Intercompany Seller Account Balances.

(b)     Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to the Closing, Sellers and their Affiliates (including the Acquired Companies) shall be permitted to, but shall have no obligation to, incur or create additional Intercompany Acquired Company Account Balances or to pay or otherwise settle all or any part of the Intercompany Acquired Company Account Balances. For greater certainty, none of the Intercompany Acquired Company Account Balances shall be subject to Section 5.19(a) and instead may remain outstanding in accordance with their respective terms and will not be taken into account in any adjustment to the Purchase Price.

Section 5.20      Transactions with Affiliates. Except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant to this Agreement or any of the Ancillary Agreements and (ii) the contracts, agreements or licenses disclosed on Section 5.20 of the Sellers Disclosure Letter, all of the contracts Related to the Business between any Acquired Company, on the one hand, and a Seller or any of Seller Affiliate (other than any Acquired Company), on the other hand, will be terminated effective as of the Effective Time.

Section 5.21     Shared Assets and Shared Intellectual Property.

(a)     Subject to the further provisions of this Section 5.21(a) and Section 5.21(b), to the extent that any of the Excluded Assets (excluding any Shared Intellectual Property to the extent licensed pursuant to the Shared Intellectual Property License Agreement) include rights or assets that (i) are necessary for the operation of the Business as conducted at the Effective Time and (ii) were used by Seller US or an Acquired Company prior to the Effective Time in the operation of the Business in the ordinary course (such Excluded Assets being referred to as the “Shared Excluded Assets”), Sellers agree, to the extent possible to (or to cause an Affiliate to) transfer, convey, assign, license, sublicense, share or enter into another arrangement with respect to the Shared Excluded Assets (determined by Sellers in their discretion) so that Buyer US and the Acquired Companies shall have substantially similar benefits (subject to the burdens) of such rights and assets for the Business as Seller US or the Acquired Companies had with respect to the Business prior to the Effective Time; provided, however, that the foregoing shall not require Sellers to transfer, convey, assign, license, sublicense or enter into such other arrangement, or grant any such license or right if such action precludes or materially impairs Sellers’ or any Affiliates’ use of the Shared Excluded Assets.

(b)     Section 5.21(a) will apply to Shared Excluded Assets only to the extent Buyer US or an Acquired Company shall have given to Sellers a written request for access to specifically identified Shared Excluded Assets on or prior to the one (1) year anniversary of the Effective Time and in any event any arrangement entered into by the parties pursuant to Section 5.21(a) with respect to Shared Excluded Assets shall expire and be terminated not later than the three (3) year anniversary of the Effective Time unless the parties otherwise agree in writing. Section 5.21(a) does not apply to (i) any of the Parent Trademarks or Logos or to any of the Excluded Assets described in clause (vii) or (ix) of the definition of Excluded Assets or to any of the assets or rights relating to any of the “Services” to be provided to Buyer US or the Acquired Companies under the Transition Services Agreement, whether or not any such Services are actually provided under that agreement, since those services are to be provided only under that agreement.

(c)     Subject to the further provisions of this Section 5.21(c), to the extent that any of the Business Assets include rights or assets that (i) are necessary for the operation of any business of any Seller or any Affiliate of a Seller as conducted at the Effective Time and (ii) were used by any Seller or any Affiliate of a Seller prior to the Effective Time in the operation of any such business in the ordinary course (such Business Assets being referred to as the “Shared Business Assets”), Buyers agree to (and to cause the Acquired Companies to), to the extent possible to (or to cause an Affiliate to) transfer, convey, assign, license, sublicense, share or enter into another arrangement with respect to the Shared Business Assets (determined by Buyers in their discretion) so that Sellers and their Affiliates shall have substantially similar benefits (subject to the burdens) of such rights and assets for their businesses as they had prior to the Effective Time provided, however, that the foregoing shall not require Buyers to transfer, convey, assign, license, sublicense or enter into such other arrangement, or grant any such license or right if such action precludes or materially impairs Buyers’ or any Affiliates’ use of the Shared Business Assets. This Section 5.21(c) will only apply to the extent Sellers shall have given to Buyers or an Acquired Company a written request for access to specifically identified Shared Business Assets on or prior to the one (1) year anniversary of the Effective Time and in any event any license or other arrangement entered into by the parties pursuant to Section 5.21(d) shall expire and be terminated not later than the three (3) year anniversary of the Effective Time unless the parties otherwise agree in writing.

(d)     Buyers acknowledge that Sellers, the Acquired Companies and other Affiliates of Sellers may transfer, by way of a dividend or otherwise, any Excluded Assets out of the Business prior to Closing and that it is intended that, to the extent practicable, the Excluded Assets relating to the Business will be transferred out of the Business prior to Closing (so long as such actions are in full compliance with applicable Law and do not result in any adverse consequences, adverse impacts or Liabilities, including Tax, to the Buyers or the Acquired Companies). In the event, through inadvertence, mistake or for any other reason, (i) any Excluded Assets are retained by an Acquired Company, Buyers agree to, and to cause the Acquired Companies to, notify Sellers of that fact and promptly transfer and deliver the same to Sellers or their designee or (ii) if any Business Assets are retained by Sellers or any of their Affiliates, Sellers agree to, and to cause their Affiliates to, notify Buyers of that fact and promptly transfer and deliver the same to the an Acquired Company, as appropriate. The Parties shall cooperate to effect any transfer of assets required by the previous sentence in the most tax efficient manner. Sellers may, in their discretion, notify Buyers of any plans to take the actions contemplated by this Section 5.21(d) and request Buyers’ written consent thereto which shall not be unreasonably withheld. Upon such request by Sellers, Buyers shall respond as promptly as possible to Sellers and if Buyers consent to such actions, Sellers will not be deemed to be in violation of this Section 5.21(d) notwithstanding any adverse consequences, adverse impacts or Liabilities to the Buyers or the Acquired Companies.

         Section 5.22          [Reserved]

Section 5.23      No Solicitation of Alternative Business Sale Transaction. For the period from the date of this Agreement until the earlier of the date that this Agreement shall have been terminated pursuant to Section 11.1 or the Outside Closing Date whether or not this Agreement shall have been terminated, Sellers will not, and shall cause their Affiliates to not, authorize or permit their respective officers, directors and representatives to, and the Acquired Companies will not, in each case, directly or indirectly, solicit offers for, negotiate, discuss, or enter into any agreement regarding, a sale, merger, or other disposition of all or any material part of the Business with any Person other than Buyers or their Affiliates. Sellers will, and will cause their Affiliates (and their respective officers, directors and representatives) to terminate any discussions or negotiations conducted prior to the date hereof with respect to a transaction related to all or a portion of the Business with any Person other than the Buyers.

Section 5.24     Resignations. At the written request of Buyers delivered to Sellers not later than ten (10) Business Days before the Closing, Sellers will obtain the written resignations, effective at the Closing, of the officers, directors, managers or similar members of management of the Acquired Companies from those positions. For greater certainty, this Section 5.24 shall not affect any terms or conditions of any such Person’s employment with any of the Acquired Companies.

Section 5.25     Methodologies for Preparation of Closing Balance Sheet. Sellers have provided the Methodologies for Preparation of Closing Balance Sheet to Buyers prior to the date of this Agreement, which is attached as Appendix P.

Section 5.26     Ancillary Agreements. To the extent Buyers can cause the Acquired Companies to take an action, the Buyers agree to cause the Acquired Companies which are to be parties to any of the Ancillary Agreements to duly authorize the execution and delivery of such Ancillary Agreements by the Acquired Companies to be parties thereto, to duly execute and deliver such Ancillary Agreements. Sellers agree to cause their Affiliates which are to be parties to any of the Ancillary Agreements to duly authorize the execution and delivery of such Ancillary Agreements by the Affiliates to be parties thereto, to duly execute and deliver such Ancillary Agreements.

          Section 5.27     Mexico Conversion.     Buyers acknowledge and agree that Sellers plan to cause the conversion of Meritor LVS, S.A. de C.V. to an S. de R.L. de C.V. (the “Mexico Conversion”) pursuant to and in accordance with applicable Law prior to the Closing and have commenced the process. Sellers shall provide Buyers with documents and agreements relating to the Mexico Conversion including any governmental filings relating thereto. Sellers will notify Buyers no later than twenty (20) days after the date hereof to the extent Sellers decide to no longer pursue the Mexico Conversion.

ARTICLE VIi

TAX MATTERS

Section 6.1      Prior Period Returns. Following the Closing, Sellers shall cause to be prepared and filed with respect to the Acquired Companies for taxable periods ending on or prior to the Closing Date (“Prior Periods”), all Tax Returns not previously due with respect to Prior Periods (the “Prior Period Tax Returns”). The Prior Period Tax Returns shall be prepared in a manner consistent with Sellers’ past practices. To the extent not reflected in the Final Closing Net Working Capital as a payable or liability, Sellers shall pay all Taxes shown to be due on such Prior Period Tax Returns and shall be entitled to all refunds and overpayments of Taxes related to such Prior Period Tax Returns in excess of the amounts reflected on the Final Closing Balance Sheet. Buyers shall make available to Sellers (and to Sellers’ accountants, tax advisors and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by Sellers to prepare the Prior Period Tax Returns.

Section 6.2     Post Closing Returns and Straddle Period Income Tax Returns.

     (a)     Following the Closing, Sellers shall have no obligation to prepare or file any Tax Return required to be filed with respect to the Acquired Companies for taxable periods ending after the Closing Date. Except as provided in Section 6.2(b), Sellers shall have no obligation to pay any Taxes due with respect to such taxable periods.

     (b)     With respect to Straddle Period Income Taxes for the Acquired Mexico Companies only, Sellers shall reimburse Buyers for the portion of such Straddle Period Income Taxes allocable to the Pre-Closing Period of the Straddle Period to the extent such amount is not reflected on the Final Closing Net Working Capital as a payable or liability. Such reimbursement shall be reduced by amounts paid by Sellers or the Acquired Companies prior to Closing, including amounts paid in respect of estimated Taxes and overpayments and credits relating to previous periods. With respect to each of such Straddle Period Income Taxes, if the amounts paid by Sellers exceed the Tax allocable to the Pre-Closing Period of such Straddle Period, Buyers shall pay such excess amount to Sellers within five (5) Business Days after actual receipt of funds or actual utilization, whichever first occurs. Buyers may reduce such excess amount by the costs and expenses (including any applicable Taxes, Transfer Taxes and remittance costs but not including the cost of customary services rendered by employees of any of the Buyers) incurred by Buyer in connection with such payment.

     (c)     Payments made by Sellers or Buyers under this Article VI shall be regarded as adjustments to the Purchase Price.

     (d)     Income Taxes for any Straddle Period allocable to the Pre-Closing Period shall be the lesser of: (i) the Income Tax liability for the entire Straddle Period or (ii) the Income Tax liability determined on the basis of an interim closing of the books as of the Effective Time.

     (e)     Buyers shall deliver to Seller, for its review and comment, a draft of each Straddle Period Income Tax Return for the Acquired Mexico Companies at least forty-five (45) days prior to the applicable filing deadline of such Straddle Period Income Tax Returns, together with a proposed calculation of the Taxes allocable to the Pre-Closing Period of such returns. Such Straddle Period Income Tax Returns and proposed calculation shall be binding on Sellers, unless, within twenty-one (21) days following receipt thereof, Sellers shall deliver to Buyers written notice of any objection with respect to the calculation of Taxes for such Straddle Period Income Tax Return or the portion of such Taxes allocable to the Pre-Closing Period. If Buyers and Sellers are unable to resolve any disputes with respect to such calculations within fourteen (14) days following delivery of Seller’s written notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the parties. The fees and expenses of the CPA Firm in connection with its review and resolution of the dispute shall be allocated 50% to Buyers and 50% to Sellers. If the CPA Firm is unable to make its determination with respect to any disputed item prior to the due date (including any extension thereof) for filing such Straddle Period Income Tax Return, then Buyers may treat such item, solely for purposes of filing the applicable Straddle Period Income Tax Return, as it determined in its sole discretion, and may cause such Straddle Period Income Tax Return to be filed; provided, however, that, in such case, the CPA Firm shall make its determination with respect to the disputed items and the determination of the CPA Firm shall control the rights of the parties under this Agreement.

Section 6.3     Seller’s Indemnity for Tax Matters.

     (b)     Subject to Section 6.4 and Section 6.8, following the Closing, to the extent not reflected in the Final Closing Net Working Capital as a payable or liability, Sellers shall indemnify, jointly and severally (and as further guaranteed by the Guarantor), and hold Buyers Parties (including the Acquired Companies), harmless (but only to the extent described in the Section 6.3(b)) from and against (i) any increase in Taxes of the Acquired Companies related to any previously filed tax return (a “Previously Filed Tax Return”) or any Prior Period Tax Return resulting from an Audit of such Prior Period Tax Return or Previously Filed Tax Return, (ii) any increase in Income Taxes of an Acquired Mexico Company allocable to the Pre-Closing Period of a Straddle Period Income Tax Return for such Acquired Mexico Company resulting from an Audit of such Straddle Period Income Tax Return (iii) any Taxes resulting from an Audit of a Previously Filed Tax Return of any other Person for which any of the Acquired Companies may become liable as a result of being a member of a consolidated, combined or unitary group of corporations prior to the Closing Date, and (iv) any Excluded Tax Liabilities.

     (f)     (b) The indemnification obligation of Sellers with respect to Taxes is limited to the amount of Losses actually incurred by Buyers or the Acquired Companies following utilization, to the extent permitted, of any loss carryovers, credits or other attributes available for Tax purposes to the Acquired Companies as of the Effective Date.

Section 6.4     Audit Notification and Participation. Buyers shall promptly (and in any case within twenty (20) days) notify Sellers following receipt of any notice of Audit for any Tax with respect to which Sellers may be required to indemnify Buyers and the Acquired Companies pursuant to Section 6.3 (each an “Indemnifiable Tax Proceeding”). During the Initial Audit Phase of an Indemnifiable Tax Proceeding, Sellers shall be permitted to participate in (but not control) the Indemnifiable Tax Proceeding. Whether or not Sellers participate in the Indemnifiable Tax Proceeding, upon request by Sellers, Buyers and the Acquired Companies shall promptly provide Sellers a copy of all information provided to any Governmental Authority during the Initial Audit Phase. Upon termination of the Initial Audit Phase, Sellers shall have the right to assume control of the Indemnifiable Tax Proceeding. In the event Sellers elect not to control the Indemnifiable Tax Proceeding, none of Buyers or the Acquired Companies shall agree to the resolution of any material issue without Sellers’ written approval, which shall not be unreasonably withheld.

Section 6.5     Certain Refunds. Following the Closing, Buyers shall pay to Sellers the amount of any refund, realized Tax credit or similar benefit available to or realized by, or with respect to, any of the Acquired Companies with respect to a Previously Filed Tax Return or a Prior Period Tax Return, in any case (i) only to the extent not reflected in the Final Net Working Capital as an asset and (ii) subject to any set-offs with respect to indemnification obligations of the Seller referred to in Section 6.3(b) above (thus, not being applicable Section 10.10 of this Agreement). Such amounts shall be paid within five (5) Business Days after actual receipt of funds or actual utilization, whichever first occurs. Buyers may reduce such payments to Sellers by the costs and expenses (including any applicable Taxes, Transfer Taxes and remittance costs but not including the cost of customary services rendered by employees of any of the Buyers) incurred by Buyer in connection with such payment. For clarification purposes, the refunds referred to in Section 6.1 shall be subject to the provisions of this Section 6.5.

Section 6.6     Intentionally Omitted

Section 6.7     Intentionally Omitted.

Section 6.8     Cooperation and Information. Sellers and Buyers shall provide each other with such cooperation and information as may be reasonably requested of the other to file any Tax Return, amend any Tax Return or claim for refund, mitigate any Liability for Tax or determine any Liability for Tax. Each of the Sellers and Buyers shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

Section 6.9     Disputes. If Buyers and Sellers are unable to resolve any disputes arising under this Article VI, such dispute shall first be submitted to the CPA Firm for review; however, the decision of the CPA Firm shall not be binding on the Parties. The fees and expenses of the CPA Firm in connection with its review and resolution of the dispute shall be allocated 50% to Buyers and 50% to Sellers. In the event that a Party disagrees with the CPA Firm’s decision with respect to any Tax issue submitted to the CPA Firm for review pursuant to this Section 6.9, such Party shall have the right to seek judicial review of such issue, in accordance with Section 11.13 hereof. In such event, if the Party challenging the CPA Firm’s decision with respect to any such Tax issue fails to obtain a more favorable determination with respect to such Tax issue from the reviewing court (once finally determined after any appeals), then such Party shall be responsible for all costs of the other Party (including reasonable attorneys’ fees) associated with defending such issue.

Section 6.10     “Excluded Tax Liability” means, in addition to any other Liability assumed by the Sellers in accordance with this Article VI, any and all Tax Liabilities to the extent any such Tax Liabilities arise with respect to a Previously Filed Tax Return or a Prior Period Tax Return and (i) have not been included in the Final Closing Net Working Capital as a payable or liability or (ii) have arisen due to a violation prior to the Effective Time by any of the Sellers or any of their Affiliates (including the Pre-Restructuring Companies) of any Tax Laws as determined pursuant to an Audit.

Section 6.11     Indemnity Procedures.     To the extent Article VI hereof does not set forth the indemnity procedures to be followed in connection with the indemnification provided in this Article VI, then the indemnity procedures set forth in Section 10.3 shall apply.

ARTICLE VIi

EMPLOYEE MATTERS

Section 7.1      Provisions Applicable to Brazil Business Employees.

(a)     Effective at the time the Pre-Closing Brazil Spin Off Transactions becomes effective as provided for in the Pre-Closing Brazil Spin Off Agreements and Instruments and applicable Law, all individuals currently employed by ARM Brazil in connection with the Business shall be transferred to the Acquired Brazil Company (the “Brazil Business Employees”). By virtue of said transfer, all employment rights and obligations of the Brazil Business Employees shall automatically transfer to the Acquired Brazil Company, which shall be deemed a successor in interest of ARM Brazil, in all cases subject to the terms and conditions of Section 7.1(d). Part 1 of Appendix M sets forth a list of the Brazil Business Employees as of July 31, 2009. Within fifteen (15) days following the Effective Time, Sellers Brazil shall cause the Acquired Brazil Company to update Part 1 of Appendix M, so as to list all Brazil Business Employees as of the Effective Time; provided, however, that any such update shall not modify the current list attached to Part 1 to Appendix M by more than 5%, and provided further that any voluntary resignations of Brazil Business Employees shall not be counted for purposes of calculating the percentage change.

(b)     As a result of the foregoing, the Acquired Brazil Company shall assume, within the context of the Brazil Business Liabilities, all Brazil Business Employees employment contracts, on the same terms and conditions they were assumed by the Acquired Brazil Company when the Pre-Closing Brazil Spin Off Transactions occurred.

         (c)     Except as otherwise provided under Section 7.1(d) below, the Acquired Brazil Company shall be solely responsible for providing and paying to the Brazil Business Employees, without any limitation, all compensation, wages, accrued vacation, holiday pay, benefits (including those deriving from any Benefit Plans and/or Foreign Plans), bonuses, severance and related employment termination penalties, allowances, etc. as well as any other accrued labor and social security rights, that have arisen out, arise or will arise of the Brazil Business Employees employment contracts and/or applicable Brazilian labor and social security Laws, Severance Pay fund regulations, sanitation Laws (including collective bargaining agreements) as well as any other applicable Laws in Brazil (“Brazilian Labor Laws”), whether or not earned in any periods prior to the Pre-Closing Brazil Spin Off Transactions, and whether or not associated with the employment termination with any of the Brazil Business Employees following the Effective Time.

(d)     Notwithstanding the foregoing, Sellers and ARM Brazil shall retain and be, jointly and severally (and as further guaranteed by the Guarantor), liable for any Brazil Business Employees’ labor Liabilities incurred in any period prior to the Effective Time to the extent such Liabilities (i) have not been included in the Closing Balance Sheet , (ii) have been included in the Closing Balance Sheet, but refer to overdue accounts payable for labor Liabilities incurred in the ordinary course of Business (and except for any litigation with respect to labor Law) of the Acquired Brazil Company or (iii) have arisen due to a violation by any of the Sellers or their Affiliates (including ARM Brazil) of any of the Brazil Labor Laws (“Excluded Brazil Labor Liabilities”).

(e)     To the extent that the Liability does not constitute an Excluded Brazil Labor Liability, or is otherwise not covered by Section 7.1(d) above, Buyers shall take all necessary or appropriate actions to ensure that Sellers and their Affiliates shall have no Liability with respect to any of the Brazil Business Employees following the Effective Time, including, without limitation, any severance or other Liability with respect to those whose employment is terminated by the Acquired Brazil Company after the Effective Time for any reason. For the avoidance of doubt, all liability for the entire Severance Payment indemnity of 50% (multa do FGTS de 50%) to be levied on the termination without cause of any Brazilian Business Employee’s employment contract after the Effective Time shall not be deemed as an Excluded Brazil Labor Liability and therefore shall be borne entirely by the Acquired Brazilian Company. To the extent that the Liability constitutes an Excluded Brazil Labor Liability, or is otherwise covered by Section 7.1(d) above, Sellers shall take all necessary or appropriate actions to ensure that Buyers and their Affiliates (including Acquired Companies) shall have no Liability with respect to any of the Brazil Business Employees.

Section 7.2      Provisions Applicable to Mexico Business Employees.

         (a)     Substitute Employer. In accordance with the Mexican labor laws, effective at the time the Pre-Closing Mexico Employee Transfer Transaction becomes effective as provided in the Pre-Closing Mexico Employee Transfer Agreements and Instruments and applicable Law, the Acquired Mexico Servicios Company shall become the Patrón Sustituto (Substitute Employer) of all individuals currently employed by ARM Servicios Mexico in connection with the Business (“Mexico Business Employees”). Part 2 of Appendix M sets forth a list of the Mexico Business Employees as of July 31, 2009. Seller Mexico will update Part 2 of Appendix M within fifteen (15) days after the Effective Time to list all Mexico Business Employees as of the Effective Time, provided, however, that any such update shall not modify the current list attached to Part 1 to Appendix M by more than 5% and provided further, that any voluntary resignations of Mexico Business Employees shall not be counted for purposes of calculating the percentage change. Without limiting the foregoing, as a result of the Pre-Closing Mexico Employee Transfer Transaction, Acquired Mexico Servicios Company shall assume the Mexico Labor Contracts , in all cases subject to the terms and conditions of Section 7.2(e). Sellers shall assume liability for any and all responsibilities derived from the employer substitution process, including negotiating amendments to the collective bargaining agreement with the union, negotiating individual labor agreements with employees, providing notices to the union and/or the employees, registering the amended collective bargaining agreement in the corresponding Conciliation and Arbitration Board (Junta de Conciliación y Arbitraje), providing notices to Mexican labor authorities or organizations, including the Mexican Social Security Institute (“IMSS”), the Institute of the National Housing Fund for Workers (“INFONAVIT”) and payments to Savings for Retirement System (“SAR”); provided, however, that Acquired Mexico Servicios Company and Buyers shall reasonably cooperate with Sellers upon request regarding any actions required of Sellers after the Effective Time with respect to the Mexico Business Employees. It is further agreed that the employment substitution shall be effective when all actions and measures herein shall have been made, completed and fulfilled (the “Mexico Employee Transfer Effective Time”).

         (b)     Except as otherwise provided under Section 7.2(e) below, from the Mexico Employee Transfer Effective Time, Acquired Mexico Servicios Company shall be solely responsible for providing compensation and benefits for the Mexico Employees (including employees on leave who have reinstatement rights under applicable Law), and, to the extent agreed by the Parties under the terms of this Agreement, Buyers shall, and shall cause Acquired Mexico Servicios Company to, indemnify and hold harmless Sellers and their Affiliates from any claims for any such compensation or benefits.

         (c)     Except as otherwise provided under Section 7.2(e) below, from the Mexico Employee Transfer Effective Time, Acquired Mexico Servicios Company shall be responsible to, and from and after the Effective Time Buyers shall cause Acquired Mexico Servicios Company to, prepare and file all returns and be responsible for paying all required Mexican payroll taxes relating to the Mexico Employees, including, but not limited to, payments to be paid to INFONAVIT, as well as profit sharing and any other applicable taxes or fees, whether federal, state or municipal, required under applicable Mexican Laws related to the Mexico Business Employees.

        (d)     Except as otherwise provided under Section 7.2(e) below, Acquired Mexico Servicios Company’s responsibilities for labor matters, labor claims or lawsuits include any obligations derived from Mexico’s Federal Labor Law, Social Security Law, INFONAVIT Law, Income Tax Law, state and federal payroll tax laws, sanitation laws, environmental laws, as well as any other applicable Laws in force in Mexico (the "Mexico Labor Laws").

        (e)     Notwithstanding the foregoing, Sellers and ARM Servicios Mexico shall retain and be liable, jointly and severally (and as further guaranteed by the Guarantor), for any Mexico Business Employees’ labor Liabilities incurred in any period prior to the Effective Time to the extent such Liabilities (i) have not been included in the Closing Balance Sheet,(ii) have been included in the Closing Balance Sheet, but refer to overdue accounts payable for labor Liabilities incurred in the ordinary course of Business (and except for any litigation with respect to labor Law) of the Acquired Mexico Company or (iii) have arisen due to a violation by any of the Sellers or their Affiliates (including ARM Servicios Mexico) of any of the Mexico Labor Laws (“Excluded Mexico Labor Liabilities”).

        (f)     To the extent the Liability is not an Excluded Mexico Labor Liability or otherwise not covered by Section 7.2(e) above, Buyers shall take all actions that are necessary or appropriate to ensure that Sellers and their Affiliates shall have no Liability with respect to any of the Mexico Business Employees following the Effective Time, including, without limitation, any severance or other Liability with respect to those whose employment is terminated by the Acquired Mexico Servicios Company after the Effective Time for any reason. To the extent that the Liability constitutes an Excluded Mexico Labor Liability, or is otherwise covered by Section 7.2(e) above, Sellers shall take all necessary or appropriate actions to ensure that Buyers and their Affiliates (including Acquired Companies) shall have no Liability with respect to any of the Mexico Business Employees.

Section 7.3     Provisions Applicable to Transferred US Business Employees.

(a)     Eligible US Business Employees. Prior to the Closing Date, Buyer US shall offer to employ, on terms substantially similar in the aggregate to those provided by Seller US immediately prior to the date hereof, all employees of the Business conducted by Seller US who are in active employment status on the day immediately prior to the Effective Time and any employee who is, at such time, not in active employment status (such as an employee on layoff status or on disability or medical leave, an approved leave of absence, or otherwise) and who has the right to return to employment under Seller US’s policies or applicable law, at the time such employee is eligible, if at all, to return to work (such employees, the “Eligible US Business Employees”). Part 3 of Appendix M sets forth a list of the Eligible US Business Employees as of July 31, 2009. Seller US will update Part 3 of Appendix M within fifteen (15) days after the Effective Time to list all Eligible US Business Employees as of the Effective Time (it being understood that such update will not reflect any additional employees unless Buyers have agreed to the retention of such employees). An Eligible US Employee shall be deemed to have accepted Buyer US’s offer of employment for purposes of this Section 7.3(a) unless the employee notifies Seller US of his or her non-acceptance at or prior to the Effective Time or fails or refuses to report to work as scheduled by Buyer US after the Effective Time. Those Eligible US Business Employees who accept or are deemed to have accepted Buyer US’s offers of employment are referred to herein as the “Transferred US Business Employees.” The employment of each Transferred US Business Employee with Buyer US shall be effective as of the Effective Time. Buyer US shall provide (or shall cause to be provided) to each Transferred US Business Employee salary, bonus, terms and conditions of employment, severance, and job responsibility and location on substantially similar terms in the aggregate to those provided by Seller US with respect to such Transferred US Business Employee immediately prior to the date hereof and shall provide benefit plans in accordance with the further provisions of this Section 7.3.

(b)     Transferred US Employee Benefit Plans. With respect to the Benefit Plans provided or for the benefit of Transferred US Business Employees, Sellers and Buyers agree as follows:

          (i)     Except as expressly contemplated in this Article VII with respect to the Transferred US Business Employees, Buyer US shall not be responsible for nor have any Liabilities with respect to the US Benefit Plans.

         (ii)     Unless otherwise required by applicable Laws, Seller US shall, effective as of the Effective Time, freeze all benefit accruals and/or cease all contributions with respect to the Transferred US Business Employees under any Benefit Plans that are pension benefit plans as that term is defined in Section 3(3) of ERISA (the “Seller US’s Pension Plans”). Seller US shall make all contributions required of Seller US under Seller US’s Pension Plans for the Transferred US Business Employees who are participants in the Seller US’s Pension Plans for all periods of time up to the Effective Time At and after the Effective Time, Transferred US Business Employees who were participants in Seller US’s Pension Plans shall be entitled to receive benefits under such plans according to the terms and conditions of such plans at Sellers’ expense.

         (iii)     Seller US shall retain all the obligations and Liabilities of any kind for claims for expenses incurred by the Transferred US Business Employees prior to the Effective Time under the Seller US’s Pension Plans, their health, medical, dental, vision, cafeteria (Section 125) and flexible spending account arrangements, life insurance and disability coverage (“Seller US’s Welfare Benefit Plans”).

        (iv)     Seller US shall be responsible for the “stay,” closing, and incentive bonuses set forth on Section 7.2(b) of the Sellers Disclosure Letter.

(c)      Buyer US Benefit Plans.

(i)     As of the Effective Time, Buyer US shall establish and make available employee benefit plans which shall provide a defined contribution plan and savings, health, medical, dental, vision, life insurance, severance and disability coverage (“Buyer US’s Benefit Plans”) for the Transferred US Business Employees, which, in the aggregate, shall be substantially equivalent to the comparable benefit plan provided by Seller US. Buyer US shall maintain all Buyer US’s Benefit Plans for Transferred US Business Employees as required by this Section not less than twelve (12) months after the Effective Time and not reduce in the aggregate the benefits available under the plans or compensation during such periods. Each Transferred US Business Employee shall be eligible to participate as of the Effective Time to the extent that the employee was eligible to participate under the comparable benefit plan provided by Seller US. Buyer US currently does not have Buyer US’s Benefit Plans, as such if it is not commercially reasonable for Buyer US to establish such plans prior to Closing, the Sellers will cooperate with Buyers to explore alternative arrangements including providing transitional services in connection therewith.

(ii)     To the extent not prohibited by Buyer US’s Benefit Plans, Transferred US Business Employees shall be given credit under Buyer US’s Benefit Plans for all service prior to the Effective Time with Seller US or any of its Affiliates or any predecessor employer (to the extent such credit was given by Seller US or any of its Affiliates or any predecessor employer), and all service with Buyers or any of their Affiliates following the Effective Time but prior to the time such Transferred US Employee becomes such a participant, for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Furthermore, to the extent not prohibited by Buyer US’s Benefit Plans, Transferred US Business Employees shall be given credit for amounts paid under a corresponding Employee Benefit Plan during the same period for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the comparable Buyer US’s Benefit Plans.

(iii)     Sellers shall not be responsible for nor have any obligations or Liabilities with respect to Buyer US's Benefit Plans. Buyers shall not be responsible for nor have any obligations or Liabilities with respect to Seller US's Benefit Plans.

(iii)     Seller US shall, upon reasonable request by Buyer US, use commercially reasonable efforts to provide to Buyer US information available to Seller US regarding each Transferred US Business Employee as may be necessary for Buyer US to satisfy the requirements under this Section 7.3.

(d)      COBRA. Seller US shall retain responsibility for providing employees whose employment with Seller US is terminated prior to the Closing Date and their “qualified beneficiaries” with the continuation of health coverage required by Section 4908B of Code and Section 601 et seq. of ERISA (“COBRA”). Buyer US shall assume all responsibility for providing COBRA to all Transferred US Business Employees after the Effective Time.

(e)     Severance Benefits. Seller US shall retain responsibility for all severance costs and related payments and liabilities payable to Eligible US Business Employees who do not become Transferred US Business Employees. Excepted as otherwise provided in Section 7.3(g), Buyer US shall assume responsibility for all severance benefits and related payments and liabilities payable to Transferred US Business Employees including, without limitation, any severance or other Liability with respect to those whose employment is terminated by the Buyer US after the Effective Time for any reason.

(f)     Earned Allowances. Excepted as otherwise provided in Section 7.3(g), Buyer US shall assume and be responsible for all obligations of Seller US to all Transferred US Business Employees for any unpaid wage, salary, bonus, vacation, holiday pay or paid absence allowances earned for periods prior to the Effective Time, and all such amounts shall be paid by Buyer US after the Closing in accordance with Buyer US’s normal payroll practices as established after the Effective Time.

(g)     Workers’ Compensation and Occupational Disease Claims. Buyer US shall assume and be responsible for the administration and payment of all worker’s compensation andd occupational disease claims made after the Effective Time for injuries or illnesses to any Transferred US Business Employee whether or not that injury relates to facts or circumstances existing on or prior to the Effective Time. Seller US shall remain responsible for any such claim made prior to the Effective Time.

(h)     To the extent there are Liabilities with respect to employee, labor or employment matters that are not addressed earlier in this Section 7.3, Seller US shall retain and be liable, jointly and severally (and as further guaranteed by the Guarantor), for any such Liabilities incurred in any period prior to the Effective Time to the extent such Liabilities (i) have not been included in the Closing Balance Sheet, (ii) have been included in the Closing Balance Sheet, but refer to overdue accounts payable for labor Liabilities incurred in the ordinary course of Business (and except for any litigation with respect to labor Law) or (iii) have arisen due to a violation by any of the Sellers or their Affiliates (including Seller US) of any of the US Labor Laws.

Section 7.4      No Third Party Beneficiaries. This Article VII is solely for the purpose of defining the obligations between Buyers and Sellers concerning the Business Employees, and shall in no way be construed as creating any employment contract or other contract between Buyers, Sellers and Acquired Company and any of the Business Employees. No employee of a Seller, a Buyer, an Acquired Company or any other Person (other than Sellers and Buyers themselves) shall have any right, claim or remedy under or by virtue of this Article VII.

Section 7.5     Indemnity Procedures.     To the extent Article VII hereof does not set forth the indemnity procedures to be followed in connection with the indemnification provided in this Article VII, then the indemnity procedures set forth in Section 10.3 shall apply.

ARTICLE VIII

CONDITIONS TO THE PURCHASE AND SALE

Section 8.1      Conditions to the Obligations of Buyers. The obligation of Buyers at the Closing to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyers on or prior to the Closing Date of each of the following conditions:

(a)	The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (without reference to any updated Sellers Disclosure Schedule except for the updates Sellers Disclosure Letter expressly required by Sections 3.18 and 3.21) (except (i) that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date and (ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date). Notwithstanding anything to the contrary contained herein, this Section 8.1(a) shall be deemed to have been satisfied even if such representations and warranties are not true or correct in all material respects as of the Closing Date unless the failure of any of the representations or warranties to be so true and correct shall have had a Material Adverse Effect.

(b)	The covenants of Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c)	Buyers shall have been furnished with (i) a certificate executed by an authorized officer of Sellers, dated as of the Closing Date, certifying that the conditions contained in Sections 8.1(a) and 8.1(b) have been fulfilled and (ii) the other documents and instruments required to be delivered by Sellers pursuant to Section 2.9.

(d)	No order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Acquired Company Shares or the Acquired US Assets illegal shall have been issued and be in effect.

(e)	The waiting period required by the HSR Act and any Foreign Competition Law, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division or other foreign Governmental Authority, as applicable, shall have expired, been waived or been terminated by the FTC and the Antitrust Division or such foreign Governmental Authority.

(f)	The Pre-Closing Brazil Spin Off Transactions and the Pre-Closing Mexico Employee Transfer Transaction shall have been completed.

Section 8.2      Conditions to the Obligations of Sellers. The obligation of Sellers at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Sellers on or prior to the Closing Date of each of the following conditions:

(g)	The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (without reference to any updated Buyers Disclosure Schedule) (except (i) that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date and (ii) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date). Notwithstanding anything to the contrary contained herein, this Section 8.2(a) shall be deemed to have been satisfied even if such representations and warranties are not true or correct in all material respects as of the Closing Date unless the failure of any of the representations or warranties to be so true and correct shall have had a Material Adverse Effect.

(h)	The covenants of Buyers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(i)	Sellers shall have been furnished with (i) a certificate executed by an authorized officer of Buyers, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 8.2(a) and 8.2(b) have been fulfilled and (ii) the other documents and instruments required to be delivered by Buyers pursuant to Section 2.9.

(j)	No order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Acquired Company Shares or the Acquired US Assets illegal shall have been issued and be in effect.

(k)	The waiting period required by the HSR Act and any Foreign Competition Law, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division or other foreign Governmental Authority, as applicable, shall have expired, been waived or been terminated by the FTC and the Antitrust Division or such foreign Governmental Authority.

ARTICLE IX

AMENDMENT AND WAIVER

      Section 9.1     Amendment and Modification. This Agreement may only be amended or modified in writing signed by Sellers and Buyers.

     Section 9.2     Waiver. At any time prior to the Closing, Sellers or Buyers may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument executed by the Party granting such extension or waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

Section 10.1     Survival; Knowledge of Breach.

(a)	The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing; provided, however, that the representations and warranties contained in Sections 3.1, 3.6 (with respect to the first sentence thereof only), 3.11 and 4.1 shall survive the Closing without contractual limitation as to time, the representations and warranties in Section 4.6 shall survive the Closing until the expiration of the applicable statute of limitations, the representations and warranties contained in Sections 3.12, 3.13 and 3.16 shall survive the Closing until the five (5) year anniversary date of the Closing Date, the representations and warranties contained in Section 3.25 shall survive the Closing until the three (3) year anniversary date of the Closing Date, and the representations and warranties contained in Section 3.17 shall survive until the expiration of the applicable Tax statute of limitations.

(b)	The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing without contractual limitation as to time and claims under Sections 10.2(a)(ii) or 10.2(b)(ii) for breach of or noncompliance with covenants may be brought at anytime prior to the expiration of the applicable statute of limitations as to such breach.

(c)	Claims under Section 10.2(a)(iii), Section 10.2(a)(iv), Section 10.2(b)(iii) and Section 10.2(b)(iv) shall survive the Closing without limitation as to time and may be brought at any time until the last date possible under applicable Law.

Section 10.2     Indemnification.

(d)	From and after the Closing Date and subject to this Section 10.2 and to Sections 10.1 and 10.4, Sellers, jointly and severally (and as further guaranteed by the Guarantor), agree to indemnify and hold harmless each Buyer, its Affiliates (including the Acquired Companies) and any of their directors, officers, employees and stockholders (collectively, the “Buyer Parties”) against and in respect of any and all losses, claims, damages, liabilities, fines, costs and expenses, including reasonable legal fees, posting of bonds, sureties, tax interests (interés fiscal) and expenses (collectively, “Losses”), resulting or arising from (i) any breaches or inaccuracies in Sellers’ representations and warranties set forth in this Agreement as of the date of this Agreement or as of the Closing Date (and in the case of the representations and warranties made by Seller under this Agreement at the Closing Date the Parties agree that the information contained in any updated Sellers Disclosure Letter which may be delivered by Sellers to Buyers after the date of this Agreement will not affect the indemnity rights under this Section 10.2(a)(i), except for the information required to be updated in the Sellers Disclosure Letter pursuant to Sections 3.18 and 3.21), (ii) any breach or failure to comply with any covenant of Sellers set forth in this Agreement, (iii) the Excluded Liabilities or (iv) any claim under applicable bankruptcy, fraudulent conveyance or transfer or similar Law or other Law by virtue of any of the Sellers or the Pre-Restructuring Companies not being Solvent immediately after the Effective Time that any of the transactions contemplated by this Agreement, the payment or receipt of the Purchase Price or the retention of any of the Excluded Liabilities is invalid or illegal or can be set aside or result in an award of damages. In determining whether for purposes of Section 10.2(a)(i) the representations and warranties set forth in this Agreement have been breached all knowledge qualifications or qualifiers shall be disregarded except in the case of Sections 3.7, 3.9(b), 3.12(a), 3.13(a)(ii), 3.13(b)(ii)(D), 3.13(b)(ii)(E), 3.14(b), 3.16(c), 3.16(d), 3.24 and 3.25.

(e)	From and after the Closing Date and subject to this Section 10.2 and to Section 10.1, Buyers jointly and severally shall indemnify and hold harmless Seller Parties against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches or inaccuracies in Buyers’ representations and warranties set forth in Article IV as of the date of this Agreement or as of the Closing Date (and in the case of the representations and warranties made by Buyers under Article IV at the Closing Date, the Parties agree that the information contained in any updated Buyers Disclosure Letter which may be delivered by Buyers to Sellers after the date of this Agreement will not affect the indemnity right under this Section 10.2(b)(i), and provided further, that any information contained in Section 4.1 of the Buyers Disclosure Letter, whether on the date hereof or in any update, will not affect the indemnity right under this Section 10.2(b)(i)), (ii) any breach or failure to comply with any covenant of Buyers set forth in this Agreement, (iii) any Business Liability, (iv) any claim under applicable bankruptcy, fraudulent conveyance or transfer or similar Law or other Law by virtue of any of the Buyers or the Acquired Companies not being Solvent immediately after the Effective Time that any of the transactions contemplated by the definitive purchase and sale agreement, the payment of the Purchase Price or the assumption of any of the Assumed Liabilities is invalid or illegal or can be set aside or result in an award of damages or (v) with respect to the matters set forth in Section 10.2 of Buyer’s Disclosure Schedule. In determining whether for purposes of Section 10.2(b)(i) the representations and warranties set forth in this Agreement have been breached all knowledge qualifications or qualifiers shall be disregarded except in the case of Section 4.7.

(f)	Any payments pursuant to this Article X shall be treated as an adjustment to the Purchase Price.

(g)	Any claims in respect of breaches by Sellers of the representations and warranties contained in Section 3.16 shall be brought pursuant to Section 10.2(a), except to the extent that a Response Action is required to be conducted at Business Locations in connection therewith, in which case such claim shall be brought pursuant to Section 10.8 and not Section 10.2(a). Notwithstanding the previous sentence, to the extent the breach underlying any such Response Action is also the basis of any additional Liabilities under Section 10.2(a) and not otherwise covered by Section 10.8, then claims may also be brought under Section 10.2(a).

(h)	No claim may be brought under Section 10.2, Section 10.8, Article VI or Article VII unless written notice of the claim, setting forth the factual basis for the claim in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand), is given to the Indemnifying Party prior to the expiration of any applicable survival period under Section 10.1, if any.

(i)	Any claims for (i) Taxes (including any claim for any Excluded Tax Liabilities) shall be exclusively governed by and brought pursuant to Article VI other than pursuant to Section 10.2(a) in respect of breaches by Sellers of the representations and warranties contained in Section 3.17 (which shall not be in duplication of any indemnification under Article VI), and (ii) employment or employee benefit related matters (including any Excluded Labor Liabilities) shall be exclusively governed by and brought pursuant to Article VII other than pursuant to Section 10.2(a) in respect of breaches by Sellers of the representations and warranties contained in Section 3.12 or 3.13 (and which shall not be in duplication of any indemnification under Article VII).

Section 10.3     Method of Asserting Claims, Etc. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than (i) the period of time equal to 1/3 of the applicable period to respond to such claim or demand in the case of a lawsuit or proceeding with an applicable required period of time to respond (“Applicable Time Period”) or (ii) in the case of such other claims or demands, fifteen (15) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have a period of time that is equal to 1/3 of the Applicable Time Period or in the case of such other claims or demands, forty five (45) days, in each case, from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All reasonable costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article X. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable costs and expenses (including reasonable attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article X. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall cooperate in the defense of all such claims.

Section 10.4     Indemnification Amounts. Sellers shall not have liability under Section 10.2(a)(i) until the aggregate amount of Buyers’ Losses attributable to indemnification claims for which a Claim Notice was properly delivered to Sellers pursuant to Section 10.3 exceeds one and one/half percent (1.5%) of the Base Amount (the “Deductible Amount”) (provided that a claim of breach of Section 3.3(b) will not be subject to the Deductible Amount), in which case Buyer Parties shall be entitled to Losses attributable to indemnification claims in an amount up to twenty percent (20%) of the Base Amount in the aggregate (the “General Cap Amount”), provided, however, that Sellers shall be liable only for the amount by which all such Losses (up to the General Cap Amount) exceed the Deductible Amount; provided further, that the Deductible Amount and the General Cap Amount shall not apply to Losses arising out of breaches of the representations set forth in Sections 3.1, 3.6 (with respect to the first sentences thereof only) and 3.11 (the Losses arising out of such breaches, the “Fundamental Losses”) in which case Buyer Parties shall be entitled to Losses attributable to indemnification claims up to one hundred percent (100%) of the Base Amount in the aggregate, provided, however, that the Buyer Parties shall only be entitled to be indemnified for Losses (including Fundamental Losses) pursuant to Section 10.2(a)(i) in an amount up to one hundred percent (100%) of the Base Amount (the “Total Cap Amount”). Further, no claim for payment of a Loss or Losses (other than Fundamental Losses) may be made under Section 10.2(a) unless the Buyer Parties make a claim or aggregate of claims in an amount of $50,000 or greater (the “Claim Threshold”); it being understood that the Buyer Parties can make such a claim if such claim is aggregated with other claims such that the aggregate amount claimed is in excess of the Claim Threshold. It being understood that the Claim Threshold shall be reset each time claims for Losses are submitted. For further clarification, once the Buyer Parties have reached the Claim Threshold whether as an individual claim or claims in the aggregate, the Buyer Parties may make such claim or claims for the full amount, provided, that the foregoing is subject at all times to the other limitations herein including the Deductible Amount and Cap Amount. .

Section 10.5     Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Sections 10.2 or 10.8 shall be net of (a) any amounts actually received by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (b) any insurance or other sources of reimbursement actually received as an offset against such Loss (each source named in clauses (a) and (b), a “Collateral Source”). In addition, the Indemnifying Party will have no liability in respect of any such Losses (i) to the extent they arise or are incurred as a result of the passing of, or a change in, any Law or administrative practice of a Governmental Authority, or (ii) if they would not have arisen but for any act, omission, transaction or arrangement carried out at the written request or written consent of the Indemnified Party before Closing. The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy a breach that gives rise to the Loss. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 10.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article X, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article X had such determination been made at the time of such payment. Any Losses (including disbursements) that are reimbursable or indemnifiable pursuant to this Article X shall be paid promptly and shall accrue interest at the Closing Interest Rate for the period between when notice of such Losses (including disbursements) was provided and when they were reimbursed or indemnified. To that effect, the amounts of such Losses shall be converted from currencies other then U.S. dollars to U.S. dollars using the mechanism provided in this Agreement. In measuring whether the Deductible Amount or Claim Threshold have been reached the interest accrued pursuant this paragraph shall be taken into account. In measuring whether the Total Cap Amount or the General Cap Amount have been reached, the interest accrued pursuant to this paragraph shall be taken into account

Section 10.6     Sole Remedy/Waiver. In the event the Closing shall occur, and except for intentional misrepresentation or fraud, the Parties acknowledge and agree that the rights and remedies provided for in this Agreement shall be the Parties’ sole and exclusive rights and remedies with respect to the subject matter of this Agreement. No amount shall be recoverable under this Agreement by any Seller Party or Buyer Party to the extent such Seller Party or Buyer Party has received indemnification for such Loss under any Ancillary Agreement. The Parties shall be entitled to such rights and remedies as shall be available at law or in equity with respect to any willful breach of this Agreement prior to the Closing, or if this Agreement is terminated to the extent provided in Section 11.2. The Indemnified Parties are not entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same Loss or Liability; it being understood that if an Indemnified Party is entitled to recover damages in respect of the same Loss or Liability in more than one manner such Indemnified Party shall in its sole discretion elect whether to pursue such Losses under one or more of such manners.

Section 10.7     No Special or Liquidated Damages. Except as otherwise expressly provided by Section 10.9, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for any Special Damages or liquidated damages that arise out of or relate to this Agreement or the performance or breach thereof or any Liability retained or assumed hereunder other than damages paid to an unaffiliated third party claimant.

Section 10.8     Response Actions for Releases of Hazardous Substances.

(j)	After the Closing Date, in the event there is any investigation, remediation or other response or compliance action pertaining to the Release of Hazardous Substances in connection with the Business with respect to which a claim for indemnification may be made pursuant to Section 10.2 (“ Response Action”), the Indemnifying Party may choose whether to perform the Response Action or pay for performance by the Indemnified Party. If the Indemnifying Party chooses to pay the Indemnified Party to perform the Response Action, subject to the further provisions of this Section 10.8, the Indemnifying Party shall pay the reasonable costs actually incurred by the Indemnified Party in performing or in relation with the performance of the Response Action promptly after receipt of reasonably detailed invoices for such costs. The Party performing the Response Action shall be referred to as the “Performing Party.”

(k)	The Performing Party shall use its commercially reasonable efforts to avoid and minimize any damage to real or personal property or harm to any Persons, and to minimize any interference with or disruption of the other Party’s operations and business. All required Response Actions shall be diligently and expeditiously performed and shall be performed in compliance in all material respects with all applicable Environmental Laws. The other Party shall reasonably cooperate with the Performing Party including providing reasonable access to perform necessary Response Actions.

(l)	The Performing Party shall select an environmental consultant who is reasonably satisfactory to the other Party.

(m)	(i) All Response Actions shall meet the Appropriate Remediation Standard. The “Appropriate Remediation Standard” means the least stringent requirement under applicable Environmental Laws or imposed by the Environmental Authority with jurisdiction over the Response Action consistent with the current use of the property which in any event shall not be significantly less than what would reasonably be expected to be taken by the performing Party if such remediation were applicable to its business (assuming an industrial business). Notwithstanding anything contained herein, the Appropriate Remediation Standard shall not impose any material restrictions or limits on the conduct of the Business or otherwise generate any material Liabilities to the Business.

(ii)     The Parties agree to utilize institutional and engineering controls and environmental land use restrictions as reasonably available to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls.

(n)	The Performing Party shall (i) notify the other Party prior to commencing, performing or completing any Response Actions, (ii) keep the other Party reasonably informed of the progress of any Response Actions and provide copies of any final proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any status reports of work in progress or reports required to be submitted to any Governmental Authority or third party), (iii) provide the other Party an opportunity to attend, at its cost and expense, any meeting with any Governmental Authority regarding the Response Actions and (iv) provide the other Party an opportunity to obtain splits of any samples obtained in the course of conducting Response Actions.

(o)	Neither Party shall be responsible or liable to the other under the indemnities provided in Article X for any Losses (including the cost and expenses associated with any Response Action) incurred to achieve remediation standards in excess of the Appropriate Remediation Standards, or for Response Actions not required under applicable Environmental Laws or by any Governmental Authority.

(p)	In no event shall Sellers or any post-Closing Affiliate of Sellers be responsible for any Response Action required as a consequence of a Release, threat of Release or any other occurrence after the Closing Date or any resulting consequences of any demonstrable exacerbation of any environmental condition on or after the Closing Date (other than exacerbations resulting from the passage of time) by Buyers or their Affiliates, their successors or assigns or anyone acting by or on their behalf.

(q)	In the event of a conflict between this Section 10.8 and the other Sections in Article X, this Section 10.8 shall control.

Section 10.9     Failure to Close. (a) Notwithstanding any provision to the contrary, Buyers, jointly and severally, shall pay as liquidated damages (pré fixação de perdas e danos) to Sellers in immediately available funds, the amount of Nine Million US Dollars ($9,000,000) (the “Seller Termination Fee”) within two (2) Business Days following the Outside Closing Date, if (i) all the conditions set forth in Section 8.1 have been satisfied and (ii) this Agreement is terminated by Sellers pursuant to Section 11.1(b) and such termination was due either to (a) the matters set forth in Appendix S or (b) Buyers’ violation of the representation in Section 4.5 to an extent that the condition set forth in Section 8.2(a) has not been satisfied (the matters set forth in clauses (a) and (b) hereof, are herein referred to as the “Sellers Trigger”).

(b) Notwithstanding any provision to the contrary, Sellers, jointly and severally (and as further guaranteed by the Guarantor), shall pay as liquidated damages (pré fixação de perdas e danos) to Buyers in immediately available funds, the amount of Nine Million US Dollars ($9,000,000) (the “Buyer Termination Fee”) within two (2) Business Days following the Outside Closing Date, if (i) all the conditions set forth in Section 8.2 have been satisfied and (ii) this Agreement is terminated by Buyers pursuant to Section 11.1(b) and such termination was due to Sellers failure to comply with their obligations hereunder to an extent the condition set forth in Section 8.1(f) has not been satisfied (such matter is herein referred to as the “Buyers Trigger”).

(c)     If this Agreement is terminated and the Seller Termination Fee is paid, the Sellers’ right to receive the Seller Termination Fee shall be the sole and exclusive remedy of Sellers and their respective Affiliates for any Loss suffered as a result of the occurrence of the Sellers Triggers.  If this Agreement is terminated and the Buyer Termination Fee is paid, Buyers’ right to receive the Buyer Termination Fee shall be the sole and exclusive remedy of Buyers and their respective Affiliates for any Loss suffered as a result of the occurrence of the Buyers Triggers.

Section 10.10     No Set-Off. Neither Buyers nor Sellers shall have any right to set-off any Losses (including indemnification obligations under Sections 10.2 and 10.8) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.

     Section 10.11     Special Procedures for Seller Warranty Liabilities. In the event of a claim against Sellers with respect to Excluded Warranty Liabilities, (i) representatives of Sellers, Buyers and the Acquired Companies shall reasonably cooperate in analyzing the underlying warranty obligation to assess the cause of the failure at issue and whether and to what extent Seller or Buyer are responsible for the failure, (ii) Buyer shall and shall cause the Acquired Companies to, afford Seller the opportunity to participate in all substantive meetings and communications with respect to the customer that made the claim and any settlement or other resolution of the claim with such customer, (iii) Buyer shall, and shall cause the Acquired Companies to, cooperate and assist Seller in resolving the claim including, but not limited to, the supply of products on market terms as needed, and (iv) at Seller’s reasonable request, Buyer shall, and shall cause the Acquired Company, as applicable, to afford Seller the right to participate in the warrant claim process and resolution thereof in connection with Excluded Warrant Liabilities.

ARTICLE XI

MISCELLANEOUS

     Section 11.1     Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

  (a)      by written agreement of Buyers and Sellers;

(b)	by Sellers or Buyers, by written notice of such termination to the others, if the Closing shall not have occurred by the Outside Closing Date; provided that a party may not terminate this Agreement under this Section 11.1(b) if the reason the Closing has not occurred by such date is a result of the failure of such Party (or any of its Affiliates) to fulfill any of its or their obligations under this Agreement to an extent that the conditions set forth in Section 8.1 or Section 8.2, as applicable, have not been satisfied; or

(c)	by Sellers or Buyers, by written notice of such termination to the others, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

     Section 11.2     Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or its Affiliates, directors, officers or employees, except for the obligations of the Parties contained in Sections 10.9, 11.2 and in Sections 11.3, 11.4, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14, 11.15, 11.16, 11.17, 11.18, 11.19, 11.20 and 11.21 and except for any willful breach of any representation or warranty or any failure to perform any covenant set forth in this Agreement prior to such termination.

     Section 11.3     Non-Solicitation or Hiring of Management Employees.

(a)	If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, for a period of three (3) years after the termination of this Agreement, Buyers shall not, and shall cause their Affiliates to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of Sellers or their Affiliates) any employee of Sellers or any of their Affiliates as of the date the Agreement is terminated pursuant to Section 11.1 who Grade 14 or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Buyers or any of their Affiliates not specifically targeted at any such employee that results in hiring of an employee of Sellers or any of their Affiliates or (ii) Buyers or any of their Affiliates from hiring any such employee who has not been employed by Sellers or any of their Affiliates during the six months preceding the date of hire. For the purposes of the Agreement, “Grade 14” means a junior executive with a title of director, general manager, vice president of senior director.

(b)	If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, for a period of three (3) years after the termination of this Agreement, Sellers shall not, and shall cause their Affiliates to not, directly or indirectly, take any action to solicit for employment or hire or retain as an employee, independent contractor or consultant (or cause or seek to cause to leave the employ of Buyers) any employee of Buyer or any of its Affiliates as of the date the Agreement is terminated pursuant to Section 11.1 who is the equivalent in Buyer’s organization of Grade 14 or above, provided, however, that the foregoing will not prevent (i) a bona fide public advertisement for employment placed by Sellers or any of their Affiliates not specifically targeted at any such employee that results in hiring of an employee of Buyers or any of their Affiliates or (ii) Sellers or any of their Affiliates from hiring any such employee who has not been employed by Buyers or any of their Affiliates during the six months preceding the date of hire.

     Section 11.4     Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyers shall upon request from Sellers, promptly return to the other all books, records and documents (including all copies, if any, thereof) furnished by Sellers or the Acquired Companies, or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except as may be compelled by applicable law or legal process after giving Sellers reasonable opportunity to seek and obtain a protective order. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Sellers shall upon request from Buyers, promptly return to the other all books, records and documents (including all copies, if any, thereof) furnished by Buyers, or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except as may be compelled by applicable Law or legal process after giving Sellers reasonable opportunity to seek and obtain a protective order.

     Section 11.5     Collection Excluded Assets and Business Assets. If a Buyer or an Acquired Company receives a payment that is the property of a Seller or any Seller Affiliate, the Buyer or the Acquired Company, as the case may be, shall promptly pay such amount to Sellers or their designee. If a Seller receives a payment that is the property of a Buyer or an Acquired Company, the Seller shall promptly pay such amount to the Buyers, the Acquired Company or their designee as applicable.

     Section 11.6     Expenses. Unless otherwise indicated in this Agreement, the Parties shall bear their own respective expenses, it being understood that Sellers shall bear the expenses incurred by the Acquired Companies prior to the Effective Time (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby, including filing fees.

     Section 11.7     Assignment. Except as provided in the following sentence, this Agreement may not be assigned, by operation of law, sale of substantially all the assets of a Party, or otherwise. A Buyer or a Seller may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to a subsidiary Affiliate of a Buyer or an Affiliate of Seller, respectively; provided, however, that in such event, Buyers or Sellers, as the case may be, shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

     Section 11.8     Entire Agreement; No Third Party Rights. Except as otherwise contemplated herein, this Agreement (along with the Sellers Disclosure Letter and the Buyers Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior representations, warranties, agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof, excluding the Confidentiality Agreement which shall remain in force and effect until the Effective Time, and (b) are not intended to confer upon any Person other than the Parties (and with respect to the rights under Sections 10.2(a) and 10.2(b) only, the Buyer Parties and Seller Parties, respectively) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the Parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the Parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

     Section 11.9     Disclosure Letters. Certain information in the Sellers Disclosure Letter (or any updated Sellers Disclosure Letter) or the Buyers Disclosure Letter (or any updated Buyers Disclosure Letter) may not be required to be disclosed pursuant to this Agreement. Any such information is included solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge, enhance or diminish any of the representations or warranties of Sellers in the Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any matter in any section to the Sellers Disclosure Letter (or any updated Sellers Disclosure Letter) or the Buyers Disclosure Letter (or updated Buyers Disclosure Letter) shall be deemed to be an inclusion for such Sections of this Agreement as is reasonably apparent, but inclusion therein shall expressly not be deemed to constitute an admission by Sellers or Buyers or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement, or that the inclusion was required to cure or prevent a breach of any representation or warranty or in order for any representation or warranty to be accurate in any material respect for purposes of this Agreement including for purposes of Article VIII and Article X). Any capitalized and undefined term used in any section to the Sellers Disclosure Letter and the Buyers Disclosure Letter shall have the same meaning assigned to such term in this Agreement. The Parties agree that the information contained in the Buyers Disclosure Letter and the Sellers Disclosure Letter is Confidential Information for purposes of this Agreement and as such is subject to Section 5.10 hereof and. Sellers will use good faith efforts to deliver any updated Sellers Disclosure Letter to be delivered by them to Buyers at least five (5) Business Days before the Closing Date. Buyers will use good faith efforts to deliver any updated Buyers Disclosure Letter to be delivered by them to Sellers at least five (5) Business Days before the Closing Date.

     Section 11.10     Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party that requires it.

     Section 11.11     Section Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any, way affect the meaning or interpretation of this Agreement.

     Section 11.12     Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the Parties at the following addresses (or a such other addresses as shall be specified by like notice:

(a)     if to a Seller or Guarantor, to:

c/o ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan - USA
48084
Attention: General Counsel
Facsimile: +1 248 435 2943

With a copy to (which shall not constitute notice):

Miller, Canfield, Paddock and Stone, PLC
840 West Long Lake Road
Troy, Michigan – USA
48098
Attention: Lisa Pick
Facsimile: + 1 248 879 2001

(b)     if to a Buyer or an Acquired Company (after the Effective Time), to:

Iochpe Maxion S.A.
Rua Luigi Galvani 146, 13th floor
São Paulo, SP – Brazil
04575-020
Attention: Mr. Dan Ioschpe and Ms. Magda Previero
Facsimile: +55 11 5506-7353

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

Section 11.13     Governing Law; Mandatory Arbitration. This Agreement shall be governed by and construed in accordance with the laws of Brazil, with due regard to the arbitration procedures established herein, without giving effect to any choice of law or conflict of law provision or rule, it being understood that the United Nations Convention on the International Contracts for the Sale of Goods.

        (a)     Any dispute, controversy or claim between the Parties arising out of, relating to, or in connection with, this Agreement, the Ancillary Agreements and any other documents and agreements that shall be executed by the Parties (or to any Acquired Company) as a result of the execution of this Agreement or the Ancillary Agreements, or the performance, breach, termination or validity hereof or thereof (“Dispute”), shall be submitted to and finally settled by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration (the “Rules”) in effect on the date of the arbitration request. The Parties agree that any disputes to be brought before the ICC shall be treated on a confidential basis, including with respect to any documents, petitions, information, testimonies presented or submitted in connection therewith.

(b)     The place of the arbitration shall be the city of Miami, Florida, United States, where the arbitration award shall be rendered.  The arbitration shall be conducted in the English language, but documents or testimony may be submitted in another language if an English translation is also submitted. In the event any document or testimony is submitted in a language other than English, the English translation of such document or testimony shall prevail.

(c)     The award of the arbitrators shall be final and binding on the Parties to such Dispute and may be entered and enforced in any court having jurisdiction over any of the Parties, the Acquired Companies or their assets.  In rendering a final award, the arbitrators shall provide the reasons for their decision, addressing the factual and legal issues involved. The Parties undertake to comply voluntarily with the award, and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement.  The arbitrators may not award Special Damages except only as expressly permitted under the terms of this Agreement.

(d)     The arbitration shall be conducted by three (3) arbitrators.  Sellers (jointly or individually, or jointly with their Affiliates, as the case may be) shall nominate one (1) arbitrator and Buyers (jointly or individually, or jointly with Acquired Companies, as the case may be) shall nominate one (1) arbitrator.  The two (2) arbitrators so nominated shall, by common agreement, nominate a third arbitrator, who shall act as Chairman of the Arbitral Tribunal.  If the first two arbitrators fail to nominate a third arbitrator within ten (10) days after the date on which the later of the two (2) arbitrators was confirmed by the ICC, then the ICC shall nominate the third arbitrator.

 (e)     Any Party to the Dispute may assert a cross-claim or counterclaim against any other Party to the Dispute based on any breach of this Agreement. Any Party to the Dispute shall receive copies of all documents filed by any other Party. The Parties agree that ICC may fix separate advances on costs in respect of each claim, counterclaim or cross-claim.

 (f)     The arbitrators’ and the ICC’s fees and expenses shall be borne equally by the Parties.  The Parties shall bear the fees and expenses of their respective attorneys, and there shall be award of costs (including the fees and expenses of the arbitrators and the ICC but not attorneys fees) against the non-prevailing party.

 (g)     The Parties are fully aware of all terms and effects of the arbitration provisions of this Section 11.13 and irrevocably agree that any Disputes shall be referred solely to arbitration. Without prejudice to the validity of this Section 11.13, however, the Parties hereby submit to the non-exclusive jurisdiction of the courts located in the City and State of São Paulo, Brazil (the “São Paulo Courts”) for provisional injunctive relief to compel or in aid of arbitration or to order other temporary conservatory measures to prevent irreparable harm, and/or to ensure the enforceability of this arbitration agreement or any award rendered hereunder. Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the São Paulo Courts for such purpose, and for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement.  Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(h)     Without prejudice to such provisional remedies as may be available under the jurisdiction of the São Paulo Courts, the arbitral tribunal shall have full authority to grant provisional remedies or order any party to a dispute to request that such courts modify or vacate any temporary or preliminary relief issued by such courts, and to award damages for the failure of any such party to respect the arbitral tribunal's orders to that effect.

(i)     If two or more Disputes arise under this Agreement, then any or all such Disputes may be brought in a single arbitration.  If one or more arbitrations are already pending with respect to a Dispute under this Agreement, then any Party to a new Dispute under this Agreement or any subsequently filed arbitration brought under this Agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.  The new Dispute or subsequently-filed arbitration shall be so consolidated, provided, however, that the arbitral tribunal for the arbitration so selected determines that: (i) the new Dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration, (ii) no Party to the new Dispute or prior pending arbitration would be unduly prejudiced, and (iii) consolidation under these circumstances would not result in undue delay for the prior pending arbitration.  Any such order of consolidation issued by the arbitral tribunal shall be final and binding upon the parties to the new Dispute, prior pending or subsequently filed arbitrations.  The arbitral tribunal for the prior pending arbitration into which a new Dispute or subsequently filed arbitration is consolidated shall serve as the arbitral tribunal for the consolidated arbitration unless any party to new dispute or subsequently-filed arbitration who was not a party to the prior pending arbitration objects in writing within thirty (30) days of receipt of the order of consolidation, in which case a new arbitral tribunal shall be selected in accordance with paragraph (d) herein.  The Parties agree that upon the issuance of an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement, the subject of which has been consolidated into another arbitral proceeding under this Agreement.

Section 11.14     Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.15     Public Announcements. Buyers and Sellers agree to issue a joint press release with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press release shall be substantially in the form of the draft previously approved by both Parties on the date hereof. Sellers and Buyers shall agree on the time and manner of distribution of the press release, and neither Party shall make the press release public prior to such time. For a period of one week following the Closing Date, Buyers and Sellers agree (a) not to make any formal public written announcements, press releases or statements to the media, financial community or customers or suppliers of the Business with respect to the Business or the terms of the transactions contemplated hereby without the prior consent of the other Party, which consent shall not be unreasonably withheld, and (b) to consult with each other regarding any other proposed written public announcements or statements with respect to this Agreement and the transactions contemplated hereby to the extent practicable; provided, however, that the Parties may make any such announcements or statements which such Party has been advised by counsel may be required by applicable law, rule or regulation (including stock exchange regulations) or, in the case of clause (b), where such consultation is impracticable under the circumstances.

Section 11.16     Specific Performance. The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof.

Section 11.17     No Recovery of Special Damages. Notwithstanding anything to the contrary contained in this Agreement or otherwise, whether or not the Closing shall occur, no Party shall have any right or remedy to recover Special Damages from any other Party or any of its Affiliates, under this Agreement or any of the Ancillary Agreements or relating to any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, under any theory whatsoever (including of contract, tort, strict liability or a statutory cause of action, or otherwise), even if the Party has been advised of the possibility of such damages, and each Party on behalf of itself and its Affiliates hereby irrevocably waives any right it may have to claim or recover any such damages from any other Party or any of its Affiliates.

Section 11.18     Attorney Client Privilege. Buyers and the Acquired Companies on the one hand, and the Sellers on the other hand, will not seek to have any of the attorneys which represented any of them, disqualified from representing any of them in connection with any dispute that may arise between any of them in connection with this Agreement, any Ancillary Agreement or any of the transactions or other documents contemplated hereby or thereby. Nothing contained in this Section 11.18 shall constitute a waiver of attorney client privilege by any such Person with respect to services provided by any such attorneys prior to the Closing. In connection with any dispute that may arise between Sellers and Buyer, Sellers and not Buyers nor any Acquired Company will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between any of the Acquired Companies and any such attorneys that occurred before the Effective Time.

Section 11.19    No Recourse. Notwithstanding anything in this Agreement, any Ancillary Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of a Party and under any Ancillary Agreement shall be without recourse to any director, officer, stockholder, member, partner, Affiliate of the Party or their respective directors, officers, stockholders, employees, agents, stockholders, members or partners.

Section 11.20     Joint and Several Liability. Sellers shall be jointly and severally liable for each of their respective payment and other obligations under this Agreement and the Buyers shall be jointly and severally liable for each of their respective payment and other obligations under this Agreement.

       Section 11.21     Guarantee.

(a)        Guarantor hereby irrevocably undertakes and agrees to guarantee, jointly and severally, the full and timely performance of all of the Sellers’ and their Affiliates’ obligations under this Agreement or the Ancillary Agreements (including any future obligations – in accordance with articles 821 and 822 of the Brazilian Civil Code (Law No. 10.406/2002), regardless if such obligations arise out of occurrences, events or incidents occurring before, on or after the Effective Time). The obligations of the Guarantor hereunder shall be absolute and unconditional, and the guarantee provided herein shall be binding upon the successors and the permitted assignees of the Guarantor. Any provision of this guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining portions or affecting the validity or enforceability of the guarantee in any other jurisdiction.

(b)        The Guarantor hereby irrevocably waives the rights and benefits set forth in articles 366, 827, 834, 835, 837 and 838, I of the Brazilian Civil Code, as well as those provided for in article 595 of the Brazilian Code of Civil Procedure (Law No. 5.869/73).

(c)        Enforcement of the guarantee established herein in favor of the Buyers and their Affiliates (including the Acquired Companies) pursuant to this Section 11.21 does not prevent or hinder enforcement of any other guarantee made in their favor in connection with this Agreement or the Ancillary Agreements (and/or any other documents or agreements mentioned herein), and does not affect any other actions, indemnifications or remedies to which the Buyers and their Affiliates (including the Acquired Companies) may be entitled to.

(d)        Buyers and their Affiliates (including the Acquired Companies) may enforce such guarantee jointly or severally, and are not required to take or exhaust any judicial or extrajudicial measures against the Sellers or their Affiliates before enforcement of the above mentioned guarantee against Guarantor. Notwithstanding the foregoing, Buyers hereby undertake and agree to whenever the Buyers elect to commence any proceeding, suit or arbitration with respect to this Agreement to include the Sellers as defendants in such proceeding, suit or arbitration. The guarantee provided in this Section 11.21 shall cease to be in full force and effect at such time as the payments obligations and all other Liabilities under this Agreement or the Ancillary Agreements have been satisfied or extinguished.

(e)        The Guarantor and each of the Sellers hereby irrevocably grant to each other powers to receive notification, service of process, notice and citation in any legal proceeding related to this Agreement in connection with any urgent or temporary conservatory measures or preliminary relief.

WITNESSES:

1.	2.
Name:	Name:
CPF/MF no	CPF/MF no

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto in Sao Paulo, Brazil, as of the date first above written.

SELLERS:

ARVINMERITOR DE MEXICO, S.A. DE C.V.

(“Seller Mexico 1”)

By_/s/_John A. Crable_________________

Name: John A. Crable
Title: President

MERITOR LVS HOLDINGS MEXICO, LLC

(“Seller Mexico 2”)

By_/s/  Mary Alice Lehmann____________

Name: Mary Alice Lehmann
Title: Authorized Agent

ARVINMERITOR COMMERCIAL VEHICLE SYSTEMS DE MEXICO, S.A. DE C.V.

   (“Seller Mexico 3”)

By_/s/ John A. Crable_________________

Name: John A. Crable
Title: Vice President and Assistant Secretary

MERITOR HEAVY VEHICLE SYSTEMS

( MEXICO), INC.

(“Seller Mexico 4”)

By_/s/  Mary Alice Lehmann____________

Name: Mary Alice Lehmann
Title: Authorized Agent

ARVINMERITOR OE, LLC

(“Seller US”)

By_/s/  Mary Alice Lehmann____________

Name: Mary Alice Lehmann
Title: Authorized Agent

[signatures continued on next page]

Signature Page of the Purchase and Sale Agreement Executed as of August 4th , 2009 in São Paulo Brazil, by and among (i) Meritor Brazil Holdings, LLC; (ii) Arvin Finance, LLC; (iii) ArvinMeritor de Mexico, S.A. de C.V.; (iv) Meritor LVS Holdings Mexico, LLC; (v) ArvinMeritor Commercial Vehicle Systems de Mexico, S.A. de C.V.; (vi) Meritor Heavy Vehicle Systems (Mexico), Inc.; (vii) ArvinMeritor OE, LLC; and (viii) Iochpe-Maxion S.A.; (ix) Maxion Structural Components USA, Inc.; (x) Delancre S.A. de C.V.; and (xi) ArvinMeritor do Brasil Sistemas Automotivos Ltda., as Guarantor; and as intervening parties: (xii) Meritor LVS S.A. de C.V.; (xiii) Servicios Corporativos ArvinMeritor, S.A. de C.V.; and (xiv) Meritor Comercio Industria de Sistemas Automotivos Ltda.

MERITOR BRAZIL HOLDINGS, LLC

   (“Seller Brazil 1”)

By_/s/  Mary Alice Lehmann____________

Name: Mary Alice Lehmann
Title: Authorized Agent

ARVIN FINANCE, LLC

(“Seller Brazil 2”)

By_/s/  Mary Alice Lehmann____________

Name: Mary Alice Lehmann
Title: Authorized Agent

ARVINMERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.

   (“Guarantor”)

By_/s/ Edmilson Rubem Baraldi__________

Name: Edmilson Rubem Baraldi
Title: President Officer

By_/s/ Benedicto Aparecido Simão_______

Name: Benedicto Aparecido Simão
Title: Officer

[signatures continued on next page]

Signature Page of the Purchase and Sale Agreement Executed as of August 4th , 2009 in São Paulo Brazil, by and among (i) Meritor Brazil Holdings, LLC; (ii) Arvin Finance, LLC; (iii) ArvinMeritor de Mexico, S.A. de C.V.; (iv) Meritor LVS Holdings Mexico, LLC; (v) ArvinMeritor Commercial Vehicle Systems de Mexico, S.A. de C.V.; (vi) Meritor Heavy Vehicle Systems (Mexico), Inc.; (vii) ArvinMeritor OE, LLC; and (viii) Iochpe-Maxion S.A.; (ix) Maxion Structural Components USA, Inc.; (x) Delancre S.A. de C.V.; and (xi) ArvinMeritor do Brasil Sistemas Automotivos Ltda., as Guarantor; and as intervening parties: (xii) Meritor LVS S.A. de C.V.; (xiii) Servicios Corporativos ArvinMeritor, S.A. de C.V.; and (xiv) Meritor Comercio Industria de Sistemas Automotivos Ltda.

BUYERS:

IOCHPE-MAXION S.A.

By_/s/  Dan Ioschpe / Oscar Antônio Fontoura Becker_______________________

       Names: Dan Ioschpe / Oscar Antônio Fontoura Becker
       Titles: Chief Executive Officer and Officer

MAXION STRUCTURAL COMPONENTS USA, INC.

By_/s/ Dan Ioschpe / Oscar Antônio Fontoura Becker________________________

      Names: Dan Ioschpe / Oscar Antônio Fontoura Becker
      Titles: President and Treasurer

:

DELANCRE S.A. DE C.V.

By_/s/ Dan Ioschpe / Oscar Antônio Fontoura Becker________________________

           Names: Dan Ioschpe / Oscar Antônio Fontoura Becker
           Titles: Chairman of the Board / Director

EXHIBIT A

Bill of Sale and General Instrument of Transfer

THIS BILL OF SALE AND GENERAL INSTRUMENT OF TRANSFER is made and entered into as of [_________], 2009 by and between ArvinMeritor OE, LLC, a Delaware limited liability company (“Seller US”) and Maxion Structural Components USA, Inc., a Florida corporation (“Buyer US”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth or referred to in the Purchase Agreement referred to below.

BACKGROUND

Seller US, Buyer US and certain of their Affiliates are parties to that certain Purchase and Sale Agreement dated as of [_________ __], 2009 (the “Purchase Agreement”), pursuant to which, among other things, Buyer US is acquiring the Acquired US Assets from Seller US.

This is the “Bill of Sale” referred to in the Purchase Agreement and the parties are executing and delivering this Bill of Sale and General Instrument of Transfer at the Closing as contemplated by the Purchase Agreement.

TERMS

In consideration of the mutual covenants and undertakings contained in this Bill of Sale and General Instrument of Transfer and the Purchase Agreement, and subject to and on the terms and conditions set forth in this Bill of Sale and General Instrument of Transfer, and intending to be legally bound, the parties agree as follows:

1.     Sale and Transfer of Acquired US Assets. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by the Purchase Agreement, effective at the Effective Time, (a) Seller US hereby sells, conveys, transfers, assigns and delivers to Buyer US all of Seller US’s right, title and interest in and to all of the Acquired US Assets and (b) Buyer US hereby purchases, acquires and accepts all of the Acquired US Assets.

2.     Terms of the Purchase Agreement. This Bill of Sale and General Instrument of Transfer shall in all respects be subject to the Purchase Agreement and, notwithstanding anything to the contrary set forth in herein or otherwise, this Bill of Sale and General Instrument of Transfer shall not expand or include any rights or remedies of Buyer US or include any representation or warranty as to title, encumbrance or otherwise, or expand any rights or remedies of Buyer US beyond those rights or remedies in the Purchase Agreement. Subject to the foregoing, this Bill of Sale and General Instrument of Transfer incorporates by reference all terms, provisions, conditions and limitations set forth in the Purchase Agreement but not the representations and warranties. In the event of any conflict or inconsistency between the terms, provisions, conditions and limitations set forth in the Purchase Agreement and those which are set forth in this Bill of Sale and General Instrument of Transfer, the terms, provisions, conditions and limitations set forth in the Purchase Agreement shall supersede and prevail.

3.      Governing Law; Consent of Jurisdiction; Arbitration. This Bill of Sale and General Instrument of Transfer shall be governed by and construed in accordance with the laws of Brazil, without giving effect to any choice of law of conflict of law provision or rule, and in accordance with the arbitration provisions and procedures set forth in Section 11.13 of the Purchase Agreement. The United Nations Convention on the International Sale of Goods shall be excluded.

4.     Illegality. In case any provision in this Bill of Sale and General Instrument of Transfer shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.     Assignment. Except as provided in the following sentence, this Bill of Sale and General Instrument of Transfer may not be assigned, by operation of law, sale of substantially all the assets of a party, or otherwise. Buyer US or Seller US may assign or delegate its rights, obligations or liabilities under this Bill of Sale and General Instrument of Transfer in whole or in part to a subsidiary Affiliate of a Buyer or an Affiliate of a Seller, respectively; provided, however, that in such event, Buyer US or Seller US, as the case may be, shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

6.     Counterparts. This Bill of Sale and General Instrument of Transfer and any amendments hereto may be executed in counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same instrument. Any signature page delivered by a fax machine will be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requires it.

7.     No Recourse. Notwithstanding anything in this Bill of Sale and General Instrument of Transfer or any other document, agreement or instrument contemplated by this Bill of Sale and General Instrument of Transfer to the contrary, the obligations of a party under this Bill of Sale and General Instrument of Transfer and under any such other document, agreement or instrument will be without recourse to any director, officer, employee, agent, stockholder, member, partner or representative of the party or their respective directors, officers, employees, agents, stockholders, members, partners or representatives.

8.     Amendment and Modification. This Bill of Sale and General Instrument of Transfer may only be amended or modified in writing signed by Buyer US and Seller US.

9.     Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.     Entire Agreement; No Third Party Rights. This Bill of Sale and General Instrument of Transfer and the Purchase Agreement (a) constitute the entire agreement and supersede all prior representations, warranties, agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) are not intended to confer upon any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Bill of Sale and General Instrument of Transfer or any provision of this Bill of Sale and General Instrument of Transfer. Except as provided in the immediately preceding sentence, this Bill of Sale and General Instrument of Transfer and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Bill of Sale and General Instrument of Transfer and their successors and permitted assigns.

11.     Further Assurances. The Parties will each execute and deliver such further documents and instruments and do such acts and things as may be necessary or desirable to carry out the intent and meaning of this Bill of Sale and General Instrument of Transfer, in order to more effectively effect the transactions contemplated herein.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Bill of Sale and General Instrument of Transfer as of [_________________], 2009.

ARVINMERITOR OE, LLC
By: ______________________________
Name: Mary Alice Lehmann
Title: Authorized Agent

MAXION STRUCTURAL COMPONENTS USA, INC.

By: ______________________________
Name: ____________________________
Title: _____________________________

  [Signature Page to Bill of Sale and General Instrument of Transfer]

EXHIBIT B

Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of _________, 2009 by and between ArvinMeritor OE, LLC, a Delaware limited liability company (“Seller US”), and Maxion Structural Components USA, Inc., a Florida corporation (“Buyer US”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth or referred to in the Purchase Agreement referred to below.

BACKGROUND

Seller US and Buyer US are parties to that certain Purchase Agreement dated as of [_______ __], 2009 (the “Purchase Agreement”), pursuant to which Buyer US is acquiring the Acquired US Assets from Seller US. Pursuant to the Purchase Agreement, Buyer US has agreed to assume the Assumed Liabilities.

This is the “Assumption Agreement” referred to in the Purchase Agreement and the parties are executing and delivering this Assignment and Assumption Agreement at the Closing as contemplated by the Purchase Agreement.

TERMS

In consideration of the mutual covenants and undertakings contained in this Assignment and Assumption Agreement and the Purchase Agreement, and subject to and on the terms and conditions set forth in this Assignment and Assumption Agreement, and intending to be legally bound, the parties agree as follows:

1.     Assignment and Assumption. For good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, and as contemplated by the Purchase Agreement, effective as of the Effective Time, (a) Seller US hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Buyer US all of Seller US’s right, title and interest in and to, and all of Seller US’s burdens, obligations and Liabilities in connection with, each of the Assumed Liabilities and (b) Assignee hereby accepts the Assignment and assumes and agrees to observe and perform, and to pay and discharge, when due, all of the Assumed Liabilities. Any provision herein to the contrary notwithstanding, the Parties agree that Seller US shall only be entitled to any remedy under this General Bill of Sale and General Instrument of Transfer if it incurs a Loss, as defined in the Purchase Agreement, and in such an event the Seller US’s sole and exclusive remedy for a breach of or failure by Buyer US to comply with this Assignment and Assumption Agreement is a claim for indemnification under Article 10 of the Purchase Agreement.

2.     Terms of the Purchase Agreement. This Assignment and Assumption Agreement shall in all respects be subject to the Purchase Agreement and, notwithstanding anything to the contrary set forth in herein or otherwise, this Assignment and Assumption Agreement shall not expand or include any rights or remedies of any party or include any representation or warranty, or expand any rights or remedies of any party beyond those rights or remedies in this Assignment and Assumption Agreement. Subject to the foregoing, this Assignment and Assumption Agreement is incorporates by reference all terms, provisions, conditions and limitations set forth in the Purchase Agreement but not the representations and warranties. In the event of any conflict or inconsistency between the terms, provisions, conditions and limitations set forth in the Purchase Agreement and those which are set forth in this Assignment and Assumption Agreement, the terms, provisions, conditions and limitations set forth in the Purchase Agreement shall supersede and prevail.

3.     Governing Law; Consent of Jurisdiction; Waiver of Jury Trial. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of Brazil without giving effect to any choice of law of conflict of law provision or rule, and in accordance with the arbitration provisions and procedures set forth in Section 11.13 of the Purchase Agreement. The United Nations Convention on the International Sale of Goods shall be excluded.

4.     Illegality. In case any provision in this Assignment and Assumption Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.     Assignment. Except as provided in the following sentence, this Assignment and Assumption Agreement may not be assigned, by operation of law, sale of substantially all the assets of a party, or otherwise. Buyer US or Seller US may assign or delegate its rights, obligations or liabilities under this Assignment and Assumption Agreement in whole or in part to a subsidiary Affiliate of a Buyer or an Affiliate of a Seller, respectively; provided, however, that in such event, Buyer US or Seller US, as the case may be, shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

6.     Counterparts. This Assignment and Assumption Agreement and any amendments hereto may be executed in counterparts, each of which will be deemed to be an original, but all of which will be considered one and the same instrument. Any signature page delivered by a fax machine will be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requires it.

7.     No Recourse. Notwithstanding anything in this Assignment and Assumption Agreement or any other document, agreement or instrument contemplated by this Assignment and Assumption Agreement to the contrary, the obligations of a party under this Assignment and Assumption Agreement and under any such other document, agreement or instrument will be without recourse to any director, officer, employee, agent, stockholder, member, partner or representative of the party or their respective directors, officers, employees, agents, stockholders, members, partners or representatives.

8.     Amendment and Modification. This Assignment and Assumption Agreement may only be amended or modified in writing signed by Buyer US and Seller US.

9.     Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.     Entire Agreement; No Third Party Rights. This Assignment and Assumption Agreement and the Purchase Agreement (a) constitute the entire agreement and supersede all prior representations, warranties, agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) are not intended to confer upon any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Assignment and Assumption Agreement or any provision of this Assignment and Assumption Agreement. Except as provided in the immediately preceding sentence, this Assignment and Assumption Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Assignment and Assumption Agreement and their successors and permitted assigns.

11.     Further Assurances. The Parties will each execute and deliver such further documents and instruments and do such acts and things as may be necessary or desirable to carry out the intent and meaning of this Assignment and Assumption Agreement.

SIGNATURES APPEAR ON NEXT PAGE

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ARVINMERITOR OE, LLC
By: ______________________________
Name: Mary Alice Lehmann
Title: Authorized Agent

MAXION STRUCTURAL COMPONENTS USA, INC.
By: ______________________________
Name: ____________________________
Title: _____________________________

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT D

PRIVATE INSTRUMENT OF COMMERCIAL LEASE AGREEMENT

This Private Instrument of Commercial Lease Agreement (the "Agreement") entered into this [ ] day of [ ], 2009, (the “Effective Date”) by and between, on the one side:

1.      MERITOR COMÉRCIO E INDÚSTRIA DE SISTEMAS AUTOMOTIVOS LTDA., a limited liability company with head offices in the City of Limeira, State of São Paulo, at Avenida Major Jose Levy Sobrinho, 2700-A, 1st floor, suite C, enrolled with the Corporate Taxpayer Register of the Ministry of Finance (“CNPJ/MF”) under
No. 09.603.244/0001-33, with its Articles of Incorporation duly registered with the São Paulo State Board of Trade under NIRE 35.222.396.392, on May 27, 2008, represented by its undersigned legal representative(s) (“Landlord”), and, on the other side,

2.      ARVINMERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA., a limited liability company with head offices in the City of Limeira, State of São Paulo, at Avenida Major Jose Levy Sobrinho, 2700-A, 1st floor, suite B, Jardim Nereide, CEP 13486-190, enrolled with the CNPJ/MF under No. 56.669.187/0001-75, with its Articles of Incorporation duly registered with the São Paulo State Board of Trade under NIRE 35.218.561.473, on September 30, 2003, represented by its undersigned legal representative(s) (“Lessee”),

Landlord and Lessee are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

W I T N E S S E T H:

WHEREAS, ArvinMeritor, Inc. (“ArvinMeritor”), an Indiana corporation, and some of its Affiliates have engaged in a series of transactions for the separation of its wheels’ business (the “Business”) from the other operations comprised by its light vehicle systems business (the “Separation Transactions”);

WHEREAS, Landlord was and Lessee is indirect Affiliates of ArvinMeritor and have also engaged in the Separation Transactions aiming at the separation of the Business from the other operations comprised by its light vehicle systems business in Brazil (the “Doors Business”);

WHEREAS, the Separation Transactions in Brazil have been implemented through the partial spin-off of Lessee (the “Pre-Closing Brazil Spin-Off Transactions”), whereby the Business has been entirely transferred to Landlord, the Doors Business remaining with Lessee;

WHEREAS, the Pre-Closing Brazil Spin-Off Transactions have caused Landlord to hold all right, title and interest in the real property described on item 1.1 of this Agreement;

WHEREAS, by means of a certain Purchase and Sale Agreement executed by and among […..] on […] (the “Purchase and Sale Agreement”), all of the shares held by Affiliates of ArvinMeritor in the Landlord’s corporate capital (the “Brazil Shares”) were sold, assigned and transferred to Buyers identified in that agreement;

WHEREAS, upon the closing of such transaction, Lessee wishes to continue developing the Doors Business in the premises on the real property owned by Landlord, as direct or indirectly controlled by Buyers;

WHEREAS, Landlord and Lessee desire to execute this Agreement, which shall be governed by Law No. 8245/1991 (“Lease Law”) and by the terms and conditions agreed upon hereunder;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Parties are entering into a Services Agreement (the “Services Agreement”) pursuant to which Landlord will provide or cause to be provided to Lessee certain services and shall share with Lessee certain facilities and utilities, all in connection with the Doors Business; and

WHEREAS, the Parties desire this Agreement and the Services Agreement to be connected for all legal effects, in a way that the termination or expiration of one of them shall trigger the simultaneous and automatic termination or expiration of the other;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, agree and covenant as follows:

All capitalized terms utilized and not defined herein shall have the meaning set forth in the Purchase and Sale Agreement.

1.     Purpose

1.1.     Landlord hereby leases to Lessee and Lessee hereby leases from Landlord for the term of this Agreement, part of the land and building(s) (together, such part of the land and buildings are referred to as the “Real Property”) located in the City of Limeira, State of São Paulo, at [ ], and as described in Exhibit A.

1.1.1.     The Real Property is recorded at the 1st. Real Estate Register Office of Limeira, State of São Paulo, under Nos. 4877, 4878, 15774, 15775 and 10608 (matrículas) and at the municipality of Limeira under No. 3424.007.000 (inscrição cadastral para IPTU).

1.1.2.     The space to be used by Lessee as parking is excluded from this Agreement. Lessee’s parking needs and other services shall be regulated by the terms of the Services Agreement.

1.2.     Lessee shall use the Real Property solely for the conduct and development of the Doors Business in a way consistent with the previous operations it has conducted at the site. The Lessee shall not have the right to change the use of the Real Property, without prior written consent from Landlord.

2.     Term

2.1.     The term of this Agreement shall be twelve (12) months following the Effective Date.

2.2.      The Lessee shall use its commercially reasonable efforts to transfer all of the Doors Business to other location other than the Real Property prior to the end of the term established on Section 2.1 above.

2.3.     The Lessee agrees and declares that nothing in this Lease Agreement grants or shall be deemed to grant any right to the Lessee to file a lease renewal action or to demand any extension of the term of this Lease Agreement.

3.     Rent and Lease Charges

3.1.     The monthly initial rental shall be R$15,300.00 (fifteen thousand and three hundred reais), which shall be paid by Lessee to Landlord on or prior to the fifth (5th) day of the following month. Payments shall be made by wire transfer or check to an account informed in writing by Landlord to Lessee.

3.2.     The Landlord may change the form or place of payment, provided it gives the Lessee a 30 (thirty) days previous notice, in writing, before the maturity date of the next rent.

3.3.      In addition to the monthly rentals, Lessee shall also pay or reimburse Landlord, as the case may be, the following costs and expenses incurred after the Effective Date and during the lease term: taxes directly related to the Real Property, Urban Land and Building Tax (IPTU), and state and municipal fees related to services such as water, sewage, power consumption and fire fighting directly relating to the Real Property. Lessee shall pay all such costs and expenses directly to the charging parties or authorities, and not to Landlord, and/or shall reimburse Landlord, as the case may be, within ten (10) business days from the date written evidence of their payment by Landlord is received by Lessee. Lessee agrees to provide Landlord with such evidence of payment of costs and expenses mentioned above on a monthly basis. Failure of Lessee to pay costs and expenses to the charging parties or authorities or to reimburse Landlord for the charges and expenses incurred within mentioned term of ten (10) business days shall subject Lessee to the penalties contemplated by Section 9.1 of this Agreement.

4.     Condition of the Real Property Improvements

4.1.     The Parties made an inspection of the Real Property and its conditions are described in the Initial Inspection Report attached hereto as Exhibit B.

4.2.     During the term of this Agreement, Lessee shall be responsible for the necessary repairs, replacements or maintenance (benfeitorias necessárias) to the Real Property in order to maintain the Real Property in the same condition as described in the Initial Inspection Report, ordinary wear and tear excepted. If Lessee does not make or provide for the necessary repairs, replacements or maintenance as provided in the first sentence of this Section 4.2 within ten (10) business days as of the receipt of written notice from Landlord of their need or any other term agreed between the Parties, Landlord may conduct such necessary repairs, replacements and maintenance, provided that the Lessee must allow the entrance at the Real Property of all necessary personal to conduct such repairs, replacements or maintenance. Within ten (10) business days of written notice of completion of such repairs, replacements or maintenance (including the amount expended and accompanied by reasonable documentation thereof), Lessee shall reimburse Landlord for the reasonable costs incurred by Landlord to conduct such repairs, replacements and maintenance.

4.3.     Notwithstanding the provisions of Section 4.2., during the term of this Agreement Landlord shall be responsible for all necessary repairs and replacements in connection with the structure of the Real Property, provided that, such repairs and replacements shall be made at the same level as those repairs and replacements were made by Lessee in the twelve (12) months prior to the date hereof, and to the extent that the need for such repairs and/or replacements has not been caused by any act or omission of Lessee or any of its employees, officers, contractors, agents or invitees or by Lessee’s failure to comply with its obligations under Section 4.2.

4.4.     Subject to Landlord’s prior written authorization, Lessee may, on its account and risk, conduct useful or non useful improvements or amenities (benfeitorias úteis ou voluptuárias) to the Real Property with the purpose of adapting it to its activities; provided, however, (i) that any such improvements or amenities made by Lessee as set forth herein shall be in compliance with the applicable laws and (ii) even though such improvements or amenities should be approved by the Landlord, the Landlord, at his sole discretion and upon the end of the lease, is allowed to request the removal of all or part of such improvements or amenities. The improvements or amenities, when authorized, shall be performed by competent and licensed firms acceptable to Landlord.

4.5.     Notwithstanding the provisions above, any and all improvements and works conducted by Lessee in the Real Property pursuant to Section 4.4 above, shall be deemed incorporated to the Real Property, and shall not grant Lessee any right to retain the Real Property or any right for compensation whatsoever. All improvements and works conducted by Lessee will be made strictly in accordance with all applicable building codes and governmental regulations.

5.     Visits and Inspections

5.1.     Landlord, through its representatives, is entitled to visit or inspect the Real Property, at business hours, upon giving a 48-hour prior written notice, in order to verify the full compliance by Lessee with the obligations assumed herein.

6.     Insurance

6.1.     Within thirty (30) days from the date of execution hereof, Lessee shall contract a specific insurance in the total amount equivalent at least to the market price of the Real Property, against loss from fire, electric damages risks, third-party liability and any other loss that may affect the Real Property, keeping it in force during the term of the Agreement. Landlord shall be appointed as beneficiary of the insurance policy and the associated costs will be borne by Lessee.

7.     Loss of Real Property

7.1.     In case of acts of God, force majeure or loss that prevents the use of the Real Property, this Agreement shall be terminated at the written election of Lessee, without any cost to any of the Parties, provided that such loss was not caused by Lessee, its employees, officers, contractors, agent or invitees.

7.2.     In the event of expropriation of the Real Property, this Agreement shall be automatically terminated without any penalty being levied.

8.     Penalties

8.1.     Late Payment. Any payment not made when due shall bear, from the due date until the date of effective payment, interest of one per cent (1%) per month pro rata die, plus a late payment fine of two percent (2%) (“Late Payment Interest”).

8.2.     Breach of Any Other Obligations. If either Party causes a breach of its obligations under this Agreement (other than the late payment of rentals and/or charges, the penalty for which is regulated by Section 8.1), and such Party does not cure such default within 30 days after receiving written notice of the default from the other Party, then the defaulting Party shall pay the Fine (as defined below) to the innocent Party. The Fine shall be always fully paid, regardless of the term hereof already elapsed. The payment of the Fine does not exempt, in the event of termination of this Agreement, the payment of rentals and indemnification for losses and damages caused by Lessee to the Real Property. The term “Fine” shall mean, with respect to a defaulting Party, an amount equal to three (3) monthly rentals to be calculated in accordance with the rental in effect in the month of the respective violation.

9.     Delivery of Keys

9.1.     Upon the expiration or earlier termination of this Agreement, Lessee shall, within the fifteen (15) days preceding the return of the keys and the Real Property to Landlord, send a clearance notice to Landlord and schedule a date for the performance, by both Parties, of the final inspection to verify the need to carry out any repairs that may be necessary for the Real Property to be returned in the same condition as described in the Initial Inspection Report, except for ordinary wear and tear. Both Parties shall jointly prepare, within two (2) business days after the expiration or earlier termination of this Agreement, a report stating the conditions of the Real Property verified during such final inspection, which shall be deemed as the Final Inspection Report.

9.2.     If the Final Inspection Report evidences the need for any repair, replacement or maintenance under Lessee’s responsibility as per Section 4.2, Lessee shall provide for all such repairs, replacements or maintenance within fifteen (15) business days after the delivery of the Final Inspection Report as set forth under Section 9.1 (the “Repair Period”) or such longer period as may be reasonable under the circumstances. During the Repair Period, Lessee shall have no obligation to pay the rental and lease charges hereunder.

10.     Termination

10.1     If either Party breaches any of its obligations hereunder and does not cure such default within thirty (30) days after receiving written notice of the default from the innocent Party, then in addition to the Late Payment Interest or Fine set forth in Sections 8.1 and 8.2, as applicable, the innocent Party shall have the right to terminate this Agreement effective immediately, by providing written notice of termination to the defaulting Party.

10.2     Notwithstanding the term indicated in Section 2.1, Lessee may early terminate this Agreement by providing written notice sixty (60) days in advance of such termination to Landlord. The Parties hereby agree that such early termination shall not be deemed as a breach of this Agreement by Lessee and that no penalty or fine of any nature whatsoever shall be payable to Landlord, which hereby expressly waives its right to claim the payment set forth under Article 4 of Law 8.245/91, regardless the lease time elapsed until such termination.

10.3      Should the Services Agreement be terminated as provided in the Services Agreement, this Agreement shall be deemed to be simultaneously and automatically terminated, for any and all legal effects and without the need for further action on the part of either Party. In the event that the Services Agreement is terminated by Landlord pursuant to Section 5.2 thereof, any such termination shall be deemed to be a breach of this Agreement by Lessee for purposes of Section 8.2 hereof, in which case Landlord shall be entitled to receive the penalties provided for in Section 8.2 hereof. In the event that the Services Agreement is terminated by Lessee pursuant to Section 5.2.1 thereof, any such termination shall be deemed to be a breach of this Agreement by Landlord for purposes of Section 8.2 hereof, in which case Lessee shall be entitled to receive the penalties provided for in Section 8.2 hereof.

10.4     Lessee may terminate this Agreement in its entirety without notice to Landlord or other action in the event of bankruptcy of Landlord.

10.5     Landlord may terminate this Agreement in its entirety without notice to Lessee or other action in the event of bankruptcy of Lessee.

10.6     In the event this Lease Agreement is early terminated by any reason, the Lessee shall have 15-days period to deliver the keys to the Landlord and shall remain responsible for the obligation to repair the Real Property, as provided for in Section 9.2 above.

11.     Validity Clause

         11.1.     In the event of sale of the Real Property, Landlord undertakes to notify purchaser in writing and against receipt, of the existence and the terms of this Agreement, aiming at the maintenance of this Agreement by the purchaser, and also undertakes to draft express provision in this regard under the instrument that shall transfer the ownership title of the Real Property.

12.     Miscellaneous

12.1.     Assignment and Sublease. This Agreement may not be assigned, transferred or subleased by Lessee, in whole or in part, without the prior and express consent of Landlord and unless the Services Agreement is concurrently assigned and transferred with it pursuant to its terms.

12.2.      Amendments. This Agreement may not be amended except by a written agreement executed by the Parties.

12.3.     Binding Effect and Successors. This Agreement shall become effective upon execution by the Parties and all the obligations and rights granted hereby shall bind and inure to the benefit of the Parties and their respective successors and assignees.

12.4.     Notices. Lessee shall timely forward to Landlord all notices, warnings or summonses, issued by public authorities, which are delivered at the Real Property.

         12.4.1     Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be sent by certified mail with acknowledgement of receipt (correspondência registrada com aviso de recebimento) (in which case it shall be considered as delivered on the date of delivery certified by the postal service). All notices shall be confirmed by facsimile (receipt acknowledged) and shall be addressed as follows:

Notices to Landlord:

[______]

with a copy to:

[______]

Notices to Lessee:

[______]

with a copy to:

[______]

or to such other addresses or facsimile number as any of the Parties may from time to time notify to the other Parties in writing.

12.5.     Waiver. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement nor the fact it does not make any objection or claim in the event of breach by the other Party of its obligations hereunder shall constitute a waiver by such Party of any its right whatsoever, including the right to make any objection or claims as regards any further or other similar or dissimilar breach by the other Party.

12.6.     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.7.     Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil. The Parties elect the Courts of the district of Limeira, State of São Paulo, to resolve any controversy, dispute or claim arising hereunder or otherwise relating to this Agreement, with the express waiver of any other, no matter how privileged.

12.8.     Language. This Agreement has been executed in the English language and the Portuguese language. In case of discrepancies, the Portuguese language shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in three (3) counterparts of identical contents and form, as of the day and year first above written, in the presence of the witnesses identified below.

________________________________________________________

MERITOR COMÉRCIO E INDÚSTRIA DE SISTEMAS AUTOMOTIVOS LTDA.

__________________________________________________

ARVINMERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.

Witnesses:

1. ______________________     2. ______________________

Name:                         Name:
ID No.:                    ID No.:

Exhibit A

[Description of the Real Property]

Exhibit B

[Initial Inspection Report]

EXHIBIT E

BRAZIL SERVICES AGREEMENT

THIS BRAZIL SERVICES AGREEMENT (“Services Agreement”), dated as of
[ , 2009] is entered into by and between

1.     MERITOR COMÉRCIO E INDÚSTRIA DE SISTEMAS AUTOMOTIVOS LTDA., a limited liability company with head offices in the City of Limeira, State of São Paulo, at Avenida Major Jose Levy Sobrinho, 2700-A, 1st floor, suite C, enrolled with the Corporate Taxpayer Register of the Ministry of Finance (“CNPJ/MF”) under No. 09.603.244/0001-33, with its Articles of Incorporation duly registered with the São Paulo State Board of Trade under NIRE 35.222.396.392 on May 27, 2008, herein represented by its undersigned Officer(s), hereinafter simply referred to as the “Contractor,” and

      2.      ARVINMERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA., a limited liability company with head offices in the City of Limeira, State of São Paulo, at Avenida Major Jose Levy Sobrinho, 2700-A, 1st floor, suite B, enrolled with the CNPJ/MF under No. 56.669.187/0001-75, with its Articles of Incorporation duly registered with the São Paulo State Board of Trade under NIRE 35.218.561.473 on September 30, 2003, herein represented by its undersigned Officer(s), hereinafter simply referred to as the “Contracting Party,”

Contractor and Contracting Party are sometimes referred to herein individually as a “Party” and collectively as the “Parties” to this Services Agreement.

WHEREAS, ArvinMeritor, Inc. (“ArvinMeritor”), an Indiana corporation, and some of its Affiliates have engaged in a series of transactions for the separation of its wheels business (the “Business”) from the other operations comprised by its the light vehicle systems business (the “Separation Transactions”);

WHEREAS, the Contractor was and the Contracting Party is indirect Affiliates of ArvinMeritor and have also engaged in the Separation Transactions aiming at the separation of the Business from its light vehicle systems business in Brazil (the “Doors Business”);
WHEREAS, the Separation Transactions in Brazil have been implemented through the spin-off of the Contracting Party (the “Pre-Closing Brazil Spin-Off Transactions”), whereby the Business has been entirely transferred to the Contractor, the Doors Business remaining with Contracting Party;

WHEREAS, title to the entire real property located in the City of Limeira, State of São Paulo (the “Brazil Location”), has been transferred to Contractor upon the Pre-Closing Brazil Spin-Off Transactions;

WHEREAS, by means of a certain Purchase and Sale Agreement executed by and among […..] on […] (the “Purchase and Sale Agreement”) all of the shares held by Affiliates of Arvin Meritor in the Contractor’s corporate capital (the “Brazil Shares”) were sold, assigned and transferred to certain Buyers identified in that agreement;

WHEREAS, the Contracting Party wishes to continue running the Doors Business in part of the Brazil Location, as further detailed in the Private Instrument of Commercial Lease Agreement entered into by and between the Contractor and the Contracting Party on the date hereof, the Contractor being directly or indirectly controlled by Buyers (the “Lease Agreement”);

WHEREAS, the Contractor and the Contracting Party wish to regulate hereby certain services to be locally provided by the Contractor to the Contracting Party, as well as the sharing between them of certain facilities and utilities, all in connection with Contracting Party’s Doors Business;

WHEREAS, the Parties desire that this Services Agreement is connected to the Lease Agreement, for all legal effects, due to which connection the termination or expiration of this Services Agreement or the Lease Agreement shall trigger the simultaneous and automatic termination or expiration of the other; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1     Definitions. Unless otherwise defined herein below, all capitalized terms used in this Services Agreement shall have the meanings set forth in the Purchase and Sale Agreement. The following terms have the following respective meanings:

“Force Majeure Event” means any act of God, enemy or hostile action, sabotage, war, blockade, insurrection, riot, epidemic, flood, earthquake, washout, nuclear or radiation activity or fall-out, civil disturbance, explosion, lightning, fire or other casualty, labor strike or industrial dispute, or any other cause beyond the reasonable control of the Person asserting the existence of a Force Majeure Event.

“Lease Agreement” is defined in the recitals to this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, join-stock company, trust, unincorporated organization, representative office, branch, fund, a governmental authority or any other entity or organization.

“Real Property” means the building(s) and other improvements subject to the Lease Agreement and as described in Exhibit A of the Lease Agreement.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, employees, financial or other advisors, attorneys and accountants.

“Services” means the services identified in Schedule 2.1 as may be amended from time to time.

“Services Agreement” means this Brazil Services Agreement and each and all of the Schedules referred to herein, or attached to this Services Agreement, as amended from time to time.

“Service Fees” means the fees for the Services set forth in Schedule 2.1.

“Term” is defined in Section 5.1.

“Special Damages” means and includes lost profits, diminution in value, consequential, incidental, punitive, exemplary, statutory, special and indirect damages.

“Third Party” means any Person other than a Party or any of its Representatives or an Affiliate of a Party or the successors and assigns of a Party or any of its Affiliates.

“Third Party Services” means any Service included in Schedule 2.1 that will be or may be provided by a Third Party or Third Parties as provided in such Schedule.

ARTICLE II – SERVICES TO BE PROVIDED

Section 2.1     Services. On the terms and subject to the conditions set forth in this Services Agreement, the Contractor will provide to the Contracting Party and the Contracting Party will accept to be provided with the Services listed and described in Schedule 2.1. (“Services”).

(a)     For the avoidance of any doubt, the Services shall also comprise the supply of the utilities and facilities described in Schedule 2.1 to the Contracting Party, which are currently used by the Doors Business. The supply of such utilities and facilities, which are duly identified in Schedule 2.1, are included in the definition of Services for all purposes of this Services Agreement. The use of such utilities and facilities shall be shared between the Parties in accordance with the criteria indicated in Schedule 2.1.

(b)     Also for the avoidance of any doubt, the utilities to be supplied for the Real Property include the shared use by the Contracting Party of Contractor’s power substation, so as the Contracting Party receives the energy required for its Doors Business under the payment of a fixed monthly fee as described in Schedule 2.1..

(c)     The scope, nature and extent of the Services may be modified or adapted to the Doors Business needs, from time to time, upon written agreement of both Parties. In case that the modification or adaptation implies an increase (or extension) or decrease (or narrowing) of the Services, the written agreement referred to in the previous sentence shall address an increase or decrease, as appropriate, in the respective Service Fees.

Section 2.2     Location. The Services will be provided at Avenida Major José Levy Sobrinho, 2700-A, in the city of Limeira, São Paulo State, Brazil, where the Doors Business manufacturing plants as well as the facilities and utilities referred to in Section

2.1(a) are located, in accordance with the terms, limitations and conditions set forth in this Services Agreement and in Schedule 2.1.

Section 2.3     Authorization. The Contractor and the Contracting Party shall provide all necessary and appropriate powers of attorney and other authorizations to permit and facilitate the provision of the Services under this Services Agreement.

Section 2.4     Delegation of Services. The Contractor may, at any time and from time to time, delegate part or all of its duties to perform the Services to any Contractor’s Affiliate or to any Third Party(ies), upon the Contracting Party’s prior written consent, which consent may not be unreasonably withheld. In the event that the Contracting Party withholds consent or unreasonably delays or conditions its consent to any such requested delegation, the Contractor may terminate the provision of the subject Services upon not less than sixty (60) days notice. In the event of any delegation, the Service Fees for the delegated Service(s) shall thereafter be paid directly to the Third Party. The provisions of Section 2.5 below shall also apply to this Section 2.4.

Section 2.5     Third Parties Services. The Contracting Party acknowledges that some of the Services to be provided by the Contractor are currently rendered by Third Party(ies). As of the execution of this Services Agreement, to the extent possible and reasonably practicable, the Contracting Party shall directly engage for its Doors Business such Third Party(ies) providing Third Party Services so as to maintain its own business relationship with them and for invoicing purposes. In the event that the direct engagement is not possible or practicable and any of such Third Party(ies) provider(s) has(ve) to continue being contracted by the Contractor, the Parties shall use their commercially reasonable efforts to determine in writing with the relevant Third Party(ies) the sharing of the Services between the Parties, the portion of the relevant Services and Service Fees incumbent upon each one of them and the instructions for separate and proportional invoicing and payment. In any case and whether or not the Parties are able to so determine, the Service Fees payable by the Contracting Party with respect to any Third Party(ies) Services shall be the pass through of the cost charged by the Third Party(ies) provider(s). In the event the Parties are unable to agree upon the allocation between them of the Service Fees for the Third Party(ies) Service(s), the Service Fees shall be apportioned by the Contractor reasonably and in good faith.

ARTICLE III – FEES AND PAYMENT

Section 3.1     Service Fees. The Contracting Party shall monthly pay to the Contractor the fixed and the variable Service Fees (as the case may be) for each of the Services set forth in Schedule 2.1.

Section 3.2     Payment of Service Fees. The first payment of the Service Fees shall be pro-rated based on the number of days remaining in the first month of this Services Agreement. Thereafter, the Service Fees shall be paid in full when due. In the event that any of the Services are terminated at any time other than at the end of a month, the Contracting Party shall be entitled to pro-rate the relevant Service Fees based on the number of days that the Services so terminated were rendered.

Section 3.2.1      Payment of Third Party Services. In the event that the Contracting Party receives Services directly from any Third Party(ies) as indicated in Schedule 2.1 or as engaged by the Contracting Party after the execution of this Services Agreement as per Section 2.5, the Contracting Party shall pay directly to the Third Party(ies) the fees and costs for any Services and/or products received from Third Party(ies), whether they are engaged directly by the Contracting Party or not, as set forth on any invoice issued from such Third Party(ies) in accordance with the terms of such invoices. Should any Third Party(ies) be engaged by the Contractor and no direct invoicing to the Contracting Party be feasible or practicable, the Contracting Party shall pay or reimburse the Contractor any and all fees and costs charged by any such Third Party(ies), in the proportion incumbent upon the Contracting Party, Sections 3.2.2 and 3.4 shall apply to said payment or reimbursement (as the case may be) to the Contractor.

Section 3.2.2. No offset, No reduction.      All amounts owing under this Services Agreement shall be paid by the Contracting Party when due without any offset, recoupment or other reduction whatsoever, except that if the Parties agree in writing to do so, the Parties may use such netting or true up conventions as they agree to account for payments being or required to be made contemporaneously by and to each other but a Party may not withhold or offset for disputed amounts, for payments to be made under other agreements to which the Parties or their Affiliates are a party, or for other reasons other than those agreed upon by the Parties in writing.

Section 3.3     Calculation of Variable Service Fees. With respect to the variable Service Fees, each invoice shall be based on actual usage of such Services and contain (or shall be accompanied by) a summary, in reasonable detail, of each related Services provided during the previous monthly period.

Section 3.4     Fines. Any payment made by the Contracting Party after the due date of any invoice issued as per Sections 3.2 or 3.3 (including any invoice for payment or reimbursement of costs and expenses) shall bear interest at a rate of one percent (1.0%) per month in a per diem basis as from the due date to the effective payment date.

Section 3.5     Currency. All payments to the Contractor under this Services Agreement shall be made in Brazilian Reais (“R$”). The municipal services tax levied on any payments under this Services Agreement shall be borne and paid by the Contractor, in accordance with the applicable tax legislation.

Section 3.6     Third Parties’ Liability. In no event shall the Contractor be liable for the payment of any fees, expenses, costs or charges due or payable by the Contracting Party to any Third Party(ies) for any Third Party Services, whether engaged directly by the Contracting Party or not. Also, in no event shall Contractor assure, warranty or be liable for the Services rendered or products supplied by any Third Party(ies) to the Contracting Party, whether engaged directly by the Contracting Party or by the Contractor, except as expressly contemplated by Section 2.4 and then subject to the further terms and conditions of this Services Agreement.

ARTICLE IV – PERFORMANCE OF SERVICES

Section 4.1     Standard of Performance

(a)     The Contractor shall use commercially reasonable efforts to use the same degree of care in providing the Services as it uses in providing the Services for itself (but not less than a reasonable degree of care).

(b)     The Contractor shall not be required to perform Services that are different in nature, scope or extent (including as to frequency, time and priority of service), or to devote additional resources, than provided and devoted to the Business, except as Contractor may otherwise agree in writing as to particular Services, and in that case subject to mutual written agreement as to the increase in Service Fees or required resources. Notwithstanding the foregoing, the Parties acknowledge and agree that the Services being provided hereunder will be provided by Contractor to an entity that is not an Affiliate of Contractor. Accordingly, in some cases the Services to be provided may for that reason alone be somewhat different in nature, scope or extent (other than frequency or priority), or may require additional resources, and the Parties agree that those differences are included in the Services to the extent reasonably necessary because the particular Service is to be provided to a non-affiliated party hereunder and not to an Affiliate of Contractor as it was prior to the Separation Transactions.

(c)     The Parties agree that in certain cases, Schedule 2.1 describes the particular Services in general terms. In those cases, the Parties are to agree upon the scope of the Services to be provided, any additional Service Fees and payments relating to Third Party(ies) Service providers (if applicable) or to compensate Contractor for such Services, if appropriate, all as contemplated by Schedule 2.1.

Section 4.2     Key Contact Persons. Contractor hereby designates the person(s) identified on part I of Schedule 4.2, and the Contracting Party hereby designates the person(s) identified on part II of Schedule 4.2, as their respective key contact persons (“Key Contact Persons”) for purposes of this Services Agreement. The Contractor and the Contracting Party may designate different or additional person(s) as their respective Key Contact Persons by providing written notice to the other. The Key Contact Persons will have the right to consult with and work in conjunction with respect to the Services. The Parties will make reasonable efforts to channel all communications concerning a particular Service to the appropriate Key Contact Person.

ARTICLE V – DURATION AND TERMINATION

Section 5.1     Term. The term of this Services Agreement shall be twelve (12) months following the date of its execution by the Parties.

Section 5.2.     Early Termination for Breach of Agreement by Contracting Party.

Notwithstanding the term set forth in Section 5.1, if the Contracting Party causes any breach of any of its obligations under this Services Agreement or under the Lease Agreement, including but not limited to any failure to make payments when due, and does not cure such default within thirty (30) days after receiving written notice of the default from the Contractor or Lessor (as the case may be), then the Contractor may terminate all or any part of this Services Agreement effective immediately, by providing written notice of termination to the Contracting Party. If this Services Agreement is terminated pursuant to this Section 5.2, the Contracting Party shall pay to Contractor all Service Fees and Additional Costs due and not yet paid, plus an amount equal to one (1) time the aggregate fixed Service Fees payable for the Services terminated by the Contractor hereunder (the “Breach Fee”).

Section 5.2.1.      Early Termination for Breach of Agreement by Contractor. Notwithstanding the term set forth in Section 5.1, if Contractor causes any breach of any of its obligations under this Services Agreement or under the Lease Agreement, including but not limited to any failure to provide the Services, and does not cure such default within thirty (30) days after receiving written notice of the default from the Contracting Party, then the Contracting Party may terminate all or any part of this Services Agreement effective immediately, by providing written notice of termination to the Contractor. If this Services Agreement is fully terminated pursuant to this Section 5.2.1, the Contractor shall pay to the Contracting Party an amount equal to the Breach Fee.

Section 5.3     Cross-Termination with Brazil Lease. In the event the Lease Agreement is terminated pursuant to the terms thereof, this Services Agreement shall automatically and without need for further action on the part of either Party terminate on the effective date of termination of the Lease Agreement. If the Lease Agreement is terminated pursuant to Section 11.2 thereof, no penalties shall be due by the terminating Party either under this Services Agreement or the Lease Agreement. If the Lease Agreement is terminated pursuant to Section 11.1 thereof, in addition to any penalties that may be due under the Lease Agreement in connection with such termination, the defaulting party shall pay to the innocent party three (3) times the aggregate fixed Service Fees payable for the Services being provided by Contractor at the time of termination of this Services Agreement (“Termination Fee”).

Section 5.3.1 Cumulative Fees. The Breach Fee or the Termination Fee, as appropriate, shall be cumulative with the Fine provided for under the Lease Agreement.

Section 5.4     Termination by the Contracting Party. The Contracting Party may terminate, at any time, the provision by Contractor of any particular Service without terminating this Services Agreement in its entirety by giving Contractor not less than 30 days advance written notice of its election to do so. The Contracting Party may terminate this Services Agreement in its entirety without notice to Contractor or other action in the event of a Bankruptcy Event with respect to the Contractor.

Section 5.5     Termination by Contractor. Contractor may terminate this Services Agreement in its entirety without notice to the Contracting Party or other action in the event of a Bankruptcy Event with respect to the Contracting Party.
Section 5.6     Effects of Termination. Termination of this Services Agreement will terminate all of the rights and obligations of the Parties under this Services Agreement, except the following, which will survive any such termination:

(i)      all obligations incurred and rights vested under this Services Agreement before such termination;

(ii)     the obligation of immediate payment by the Contracting Party of the Services rendered before the termination; and

     (iii)     the provisions of Articles VII and VIII.

Section 5.7     Actions on Termination. Upon the termination of a Service with respect to which one of the Parties holds books, records, files or any other documents owned by the other Party, such Party shall immediately return all such books, records, files and any other documents to the other Party. In addition, upon the termination of any of the Services which involved the compilation of data on one of the Parties’ computer systems, such Party will, as soon as reasonably practicable, deliver to the other Party on magnetic or electronic media in readable format mutually acceptable to the Parties, which format will be capable of being read by a computer mutually acceptable to the Parties, all data files maintained by such Party to the extent that they contain information which is the property of the other Party, together with printed file descriptions sufficient to identify such data files and their contents and structure at the cost of the Party holding such documents or information. The Party holding such documents or information will bear all reasonable costs and expenses associated with the provision, delivery and return of such materials pursuant to this Section 5.7.

Section 5.8     Force Majeure. The obligations of the Parties under this Services Agreement (other than payment obligations) shall be subject to any delays or non performance caused by any Force Majeure Event. The Party whose performance is affected by a Force Majeure Event shall give prompt written notice to the other Party thereof, which notice shall state the details and expected duration of the event. The Party not performing its obligations under this Services Agreement as a result of a Force Majeure Event shall use all commercially reasonable efforts to resume compliance with this Services Agreement as soon as possible. Should the Force Majeure Event continue or be expected to continue for a period of fifteen (15) days or more, the Parties shall enter into good faith discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

ARTICLE VI - TAXES

Section 6.1     Any taxes imposed on or measured by the rendering of a Service will be borne by the Party upon whom the applicable governmental rules impose such taxes as applicable.

ARTICLE VII - GOVERNING LAW AND DISPUTE RESOLUTION

Section 7.1     Governing Law. This Services Agreement shall be governed by Brazilian Law.

Section 7.2 Dispute Resolution. Any dispute, controversy or claim between the Parties arising out of, relating to, or in connection with, this Agreement and any other documents and agreements that shall be executed by the Parties as a result of the execution of this Agreement, specially, but not limited, to the Lease Agreement, or the performance, breach, termination or validity hereof or thereof (“Dispute”), shall be submitted to and finally settled by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration (the “Rules”) in effect on the date of the arbitration request. The Parties agree that any disputes to be brought before the ICC shall be treated on a confidential basis, including with respect to any documents, petitions, information, testimonies presented or submitted in connection therewith.

(b)     The place of the arbitration shall be the city of Miami, Florida, United States, where the arbitration award shall be rendered.  The arbitration shall be conducted in the English language, but documents or testimony may be submitted in another language if an English translation is also submitted. In the event any document or testimony is submitted in a language other than English, the English translation of such document or testimony shall prevail.

(c)     The award of the arbitrators shall be final and binding on the Parties to such Dispute and may be entered and enforced in any court having jurisdiction over any of the Parties or their assets.  In rendering a final award, the arbitrators shall provide the reasons for their decision, addressing the factual and legal issues involved. The Parties undertake to comply voluntarily with the award, and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement.  The arbitrators may not award Special Damages except only as expressly permitted under the terms of this Agreement.

(d)     The arbitration shall be conducted by three (3) arbitrators.  Contractor shall nominate one (1) arbitrator and Contracting Party shall nominate one (1) arbitrator.  The two (2) arbitrators so nominated shall, by common agreement, nominate a third arbitrator, who shall act as Chairman of the Arbitral Tribunal.  If the first two arbitrators fail to nominate a third arbitrator within ten (10) days after the date on which the later of the two (2) arbitrators was confirmed by the ICC, then the ICC shall nominate the third arbitrator.

(e)     Any Party to the Dispute may assert a cross-claim or counterclaim against any other Party to the Dispute based on any breach of this Agreement. Any Party to the Dispute shall receive copies of all documents filed by any other Party. The Parties agree that ICC may fix separate advances on costs in respect of each claim, counterclaim or cross-claim.

(f)     The arbitrators’ and the ICC’s fees and expenses shall be borne equally by the Parties.  The Parties shall bear the fees and expenses of their respective attorneys, and there shall be award of costs (including the fees and expenses of the arbitrators and the ICC but not attorneys fees) against the non-prevailing party.

(g)     The Parties are fully aware of all terms and effects of the arbitration provisions of this Section 7.2 and irrevocably agree that any Disputes shall be referred solely to arbitration. Without prejudice to the validity of this Section 7.2, however, the Parties hereby submit to the non-exclusive jurisdiction of the courts located in the City and State of São Paulo, Brazil (the “São Paulo Courts”) for provisional injunctive relief to compel or in aid of arbitration or to order other temporary conservatory measures to prevent irreparable harm, and/or to ensure the enforceability of this arbitration agreement or any award rendered hereunder. Each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the São Paulo Courts for such purpose, and for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement.  Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(h)     Without prejudice to such provisional remedies as may be available under the jurisdiction of the São Paulo Courts, the arbitral tribunal shall have full authority to grant provisional remedies or order any party to a dispute to request that such courts modify or vacate any temporary or preliminary relief issued by such courts, and to award damages for the failure of any such party to respect the arbitral tribunal's orders to that effect.

(i)     If two or more Disputes arise under this Agreement or in relation to the Lease Agreement, then any or all such Disputes may be brought in a single arbitration.  If one or more arbitrations are already pending with respect to a Dispute under this Agreement, then any Party to a new Dispute under this Agreement or any subsequently filed arbitration brought under this Agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.  The new Dispute or subsequently-filed arbitration shall be so consolidated, provided, however, that the arbitral tribunal for the arbitration so selected determines that: (i) the new Dispute or subsequently filed arbitration presents significant issues of law or fact common with those in the prior pending arbitration, (ii) no Party to the new Dispute or prior pending arbitration would be unduly prejudiced, and (iii) consolidation under these circumstances would not result in undue delay for the prior pending arbitration.  Any such order of consolidation issued by the arbitral tribunal shall be final and binding upon the parties to the new Dispute, prior pending or subsequently filed arbitrations.  The arbitral tribunal for the prior pending arbitration into which a new Dispute or subsequently filed arbitration is consolidated shall serve as the arbitral tribunal for the consolidated arbitration unless any party to new dispute or subsequently-filed arbitration who was not a party to the prior pending arbitration objects in writing within thirty (30) days of receipt of the order of consolidation, in which case a new arbitral tribunal shall be selected in accordance with paragraph (d) herein.  The Parties agree that upon the issuance of an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement, the subject of which has been consolidated into another arbitral proceeding under this Agreement.

ARTICLE VIII - MISCELLANEOUS

Section 8.1     Independent Parties. The Parties are independent contractors in relation to each other and, except as expressly otherwise provided in this Services Agreement, no Party may act, or represent that it has the authority to act, as agent of any other Party. As independent contractors neither Party nor its employees will be given any right to participate in any employee benefit or insurance plan or any other plan or other fringe benefit, which is maintained, established or provided by other Party for its employees.

Section 8.2     Further Assurances. The Parties will each execute and deliver such further documents and instruments and do such acts and things as may be necessary or desirable to carry out the intent and meaning of this Services Agreement.

Section 8.3     Notices. Except as otherwise contemplated herein, all notices, demands and other communications under this Services Agreement will be in writing and will be deemed to have been duly given when delivered in person, by facsimile, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) (or when delivery is refused) to the respective Parties at the following addresses (or at such other address or telecopy number for a party as will be specified by like notice):

if to Contractor:

[ ]

with a copy to:

[ ]

if to Contracting Party:

[ ]
and with a copy to:

[ ]

Section 8.4     Assignment and Delegation. Except as otherwise provided in this Agreement, neither this Services Agreement nor any of the rights, interests or obligations under this Services Agreement may be assigned or delegated by any Party (whether by operation of law or otherwise), without the prior written consent of the other Party, which consent may not be unreasonably withheld.

Section 8.5     No Third-Party Beneficiaries. Except as expressly contemplated in this Agreement, the terms and provisions of this Services Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Services Agreement does not confer any such rights, upon any other Person.

Section 8.6     Amendment. This Services Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Contracting Party and the Contractor.

Section 8.7     Waiver. Any term or condition of this Services Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Services Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Services Agreement on any future occasion. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.8     Entire Agreement. This Services Agreement, together with all Schedules hereto and the Purchase and Sale Agreement, constitute the entire agreement between the Parties hereto and with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties, oral or written, with respect to such matters.

Section 8.9     Binding Effect. This Services Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 8.10     Invalidity. The provisions of this Services Agreement shall be deemed several and in the event that any provision of this Services Agreement is declared to be void or unenforceable, the remainder of this Services Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

Section 8.11     Counterparts. This Services Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 8.12     Limitation on Remedies. Notwithstanding anything to the contrary contained in this Services Agreement or otherwise, no Party shall have any right or remedy to recover Special Damages from any other Party under this Services Agreement or relating to any of the transactions contemplated by this Services Agreement, under any theory whatsoever (including of contract, tort strict liability or a statutory cause of action, or otherwise), even if the Party has been advised of the possibility of such damages, and each Party hereby irrevocably waives any right it may have to claim or recover any such damages from any other Party or any of its Affiliates.

Section 8.13     Headings. The headings used in this Services Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 8.14     Interpretation. This Services Agreement is being entered into by and among competent and sophisticated Parties who are experienced in business matters and represented by counsel and other advisors, and has been reviewed by the Parties and their counsel and advisors. Therefore, any ambiguous language in this Services Agreement will not be construed against any particular Party as the drafter of the language.

Section 8.15     Language. This Services Agreement has been executed in English and Portuguese languages. In case of discrepancies, the English language shall prevail.

Section 8.16     Expenses. Except as otherwise expressly provided in this Services Agreement, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation and execution of this Services Agreement and the transactions contemplated hereby. In the event of termination of this Services Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such party arising from a breach of this Services Agreement by another Party.

Section 8.17     Confidentiality. The information exchanged by the Parties in relation to this Services Agreement, including all the terms and conditions herein, are submitted to the Parties’ nondisclosure obligation, as provided in Section 5.10 of the Purchase and Sale Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the day and year first above written, in the presence of the witnesses identified below.

_____________________________________________________________

MERITOR COMÉRCIO E INDÚSTRIA DE SISTEMAS AUTOMOTIVOS LTDA

By:

Title:

__________________________________________________

ARVINMERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA.

By:

Title:

Witnesses:

1.___________________________               2.___________________________
Name/ID:                         Name/ID:

EXHIBIT F

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (Licensed Trademarks) is entered into as of _______ 2009 (the “Effective Date”), by and between:

MERITOR COMÉRCIO INDUSTRIA de SISTEMAS AUTOMOTIVOS Ltda, a corporation organized and existing under the laws of Brazil (“Licensor”); and

Meritor Technology, Inc., a Delaware corporation (“Licensee”).

Capitalized terms used herein and not otherwise defined herein are defined in Article I.

RECITALS

WHEREAS, Sellers and Buyers have entered into an Purchase and Sale Agreement (“Purchase Agreement”) dated as of the date of this Agreement; and

WHEREAS, Licensor is an Acquired Company under the Purchase Agreement; and

WHEREAS, Licensee is an Affiliate of a Seller; and

WHEREAS, Licensee desires Licensor to grant to Licensee a non-exclusive license to use the White Shirt Trademarks to brand and sell Licensed Goods and Services and Licensor is willing to do so, all in accordance with the further terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement is a “Trademark License Agreement” referred to in the Purchase Agreement, and the Parties are executing and delivering this Agreement at the Closing as required by the Purchase Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants, and other provisions contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Terms Defined in Purchase Agreement. Unless defined differently in this Agreement, terms defined in the Purchase Agreement have the same meanings when used in this Agreement.

Section 1.2     Certain Other Definitions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Trademark License Agreement, as it may be amended, modified, restated or replaced from time to time in accordance with its terms, together with all Schedules hereto.

“Damages” means all Liabilities, damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, and expenses including court costs, reasonable attorneys’, consultants’ and experts’ fees and other costs and expenses incident to the transaction or proceedings or investigation or the defense of any claim (whether or not litigation has commenced); provided, however, that Damages do not include Special Damages.

“Force Majeure Event” has the meaning set forth in Section 9.1 below

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

“Licensed Goods and Services” means the Goods and Services identified with respect to each of the White Shirt Trademarks owned by Licensor and identified on Schedule 1.

“Licensee” means the Licensee identified in the Preamble and each of its current and future Affiliates.

“Non-Exclusive License” means a non-exclusive, perpetual, irrevocable(except as provided in Section 2.3, 6.1 and Article X of this Agreement), nontransferable (except as provided in Section 8.2), non-divisible (except as provided in Section 8.2), royalty free license and right to use the White Shirt Trademarks on or in connection with the sale or resale of, or offer to sell or resell of the Licensed Goods and Services (including in connection with packaging, instruction manuals, advertising or other promotional material, whether in print, electronic or other media) to be sold or resold by Licensee or on behalf of Licensee by other Persons appointed by Licensee.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; “Parties” means every Party.

“Person” means, without limitation, any individual, corporation, limited liability company, entity, firm, trust, partnership, joint venture, association, company, unincorporated organization or a government or any department or agency thereof.

“Purchase Agreement” means the Purchase and Sale Agreement between Sellers and Purchasers dated as of August 4th, 2009, as it may be amended, modified, restated or replaced from time to time in accordance with its terms.

“White Shirt Trademarks” means the trademarks, tradenames, service marks and logos owned by Licensor and identified on Schedule 1.

“Territory” means Brazil.

Section 1.3     Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.4      Other Definitional Provisions.

(a)

The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)

References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise. References to specific Schedules are to Schedules attached to this Agreement unless specifically stated otherwise.

(c)	The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.”

(d)	This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and has been reviewed by the Parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular Party as the drafter of the language.

(e)	References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.

ARTICLE II

LICENSE GRANT

Section 2.1     Non-Exclusive License. Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, the Non-Exclusive Licensein the Territory.

Section 2.2    Term of Grant. The grant of the Non-Exclusive License under this Agreement shall be effective as of the Effective Time and shall be perpetual after that time. Without limiting the foregoing, in no event shall Licensor be entitled to terminate the grant of the Non-Exclusive License for any reason, except in case of Sections 2.3, 6.1 and Article X of this Agreement.

Section 2.3   Protection and Maintenance of the White Shirt Trademarks. Notwithstanding Section 2.2 above or anything to the contrary herein, Licensor shall have the sole right and shall not have any obligation to protect, enforce, or maintain the ownership of the White Shirt Trademarks, and shall not have any obligation to take any measure or to pay any costs related to the granting or renewal of any White Shirt Trademarks. In the event that Licensor intends to allow any of the White Shirt Trademarks to become abandoned, (i) Licensee may request that Licensor transfer the relevant White Shirt Trademarks to Licensee at no costs to Licensee, provided such transfer will not affect Licensor’s ownership, or the validity or enforceability of the remaining White Shirt Trademarks owned by Licensor, and (ii) the license granted herein to any White Shirt Trademarks shall be terminated with respect to such White Shirt Trademarks that become abandoned. Licensee shall be responsible for preparing any forms and recording any assignment with the appropriate governmental offices at its own expenses, whenever applicable; provided that Licensor shall execute such documents and take such other actions as may be reasonably requested by Licensee, at Licensee’s expense, to effect the transfer of ownership to any White Shirt Trademarks.

Section 2.4 Sublicense. Licensee shall have no right to sublicense the rights granted hereunder except as provided in Section 8.2.

Section 2.5   No Similar Trademarks. Licensee agrees that it will not use in South America any name, trademark, servicemark or logo which is substantially similar to or so nearly resembles any of the White Shirt Trademarks as to be likely to cause deception, mistake or confusion or is otherwise confusingly similar to the White Shirt Trademarks.

Section 2.6  Taxes. Any taxes levied as a result of licensing any White Shirt Trademarks or any use thereof by Licensee under the terms of this Agreement will be the responsibility of Licensee.

ARTICLE III

RECOGNITION OF OWNERSHIP

Section 3.1 Ownership of White Shirt Trademarks. Licensee acknowledges that Licensoris the exclusive owner of all right, title and interest in and to the White Shirt Trademarks, including the right to register as the owner of the White Shirt Trademarksand that Licensor’s rights therein and thereto are valid and enforceable. Licensee agrees that (i) it will not, at any time knowingly, do or cause to be done, any act or deed in any way impairing or tending to impair any part of such right, title or interest of Licensor or challenge or contest the validity of any of the White Shirt Trademarks, the registration of any of the White Shirt Trademarks, or the ownership of any of the White Shirt Trademarks by Licensor; (ii) it will not practice nor permit, assist, or induce others to practice any act which may adversely affect any of the Licensor’s rights in the White Shirt Trademarks, including, without limitation, the use of the White Shirt Trademarks (a) in a manner offensive or damaging to ethics, moral and good conduct; (b) in a manner or format other than that established in this Agreement or otherwise expressly authorized by the Licensor; or (c) so as to denigrate, diminish the value, injure or put at risk the reputation, integrity or image of Licensor or the Licensor’s White Shirt Trademarks.

Sectoin 3.2 No Other Rights to the White Shirt Trademarks. Apart from the rights licensed under this Agreement, unless otherwise agreed to by the Parties in writing, Licensee shall not (nor permit or assist others to) acquire any right, title or interest in or to the use of any of the White Shirt Trademarks, either alone or in combination with any other word, name, symbol, device, trademark, or any combination thereof. Licensee agrees that it will not (nor permit or assist others to) apply in South America for any registration as owner of any of the White Shirt Trademarks or any confusingly similar or identical trademark, domain name, symbol, word, logo or distinctive sign. All use of the White Shirt Trademarks by Licensee under this Agreement shall inure to the benefit of Licensor. To the extent that any rights in the White Shirt Trademarks do not vest in Licensor by operation of law, and vest in Licensee instead, Licensee agrees to assign to the extent permitted by applicable law, and does hereby assign to Licensor, such rights without additional consideration except that Licensor shall pay Licensee the sum of one dollar for all such rights. Licensor reserves all rights to the White Shirt Trademarks not expressly granted herein.

Section 3.3 Licensee may Register as User Where Required. Any provision of Sections 3.1 and 3.2 to the contrary notwithstanding, Licensor and Licensee shall cooperate in constituting Licensee as a registered user (or its equivalent) of the White Shirt Trademarks in the event such registration as a user is required. Any expenses for constituting Licensee as a registered user shall be borne by Licensee.

Article IV

STANDARD OF QUALITY AND INSPECTION

        Section 4.1  Quality Control. Licensee’s use of the White Shirt Trademarks shall conform to the design, material, performance and quality specifications and standards (“Quality Standards”) furnished or prescribed by Licensor from time to time, provided that such Quality Standards are consistent with comparable Quality Standards applicable to Licensor’s own goods and services which are comparable to the Licensed Goods and Services.

        Section 4.2  Inspection Rights. In order to confirm that the use of the White Shirt Trademarks by Licensee conforms to the requirements of this Agreement, Licensor shall have, during the term of this Agreement, the right to review the Licensed Goods and Services as may be reasonably necessary to determine compliance with the applicable specifications and standards. Licensee agrees to maintain the same quality in the services produced and offered as reflected in any services reviewed by Licensor.

ARTICLE V

USE OF THE WHITE SHIRT TRADEMARKS

Section 5.1  Use in Connection with Current Systems, Products and Components. Licensee’s right to use the White Shirt Trademarks is specifically limited to use of the White Shirt Trademarks in connection with the Licensed Goods and Services, as detailed in Schedule 1 (“Goods”).

Section 5.2  Use in Accordance with Instructions. Licensee is required to display the White Shirt Trademarks on labels, containers, packaging, catalogs and other advertising material only in accordance with current use and instructions, if any, of Licensor and with such notice of registration or identification of Licensor as owner of the White Shirt Trademarks as may be prescribed from time to time by Licensor or which may be required by the Laws of Brazil.Licensee agrees to provide Licensor with evidence of such use upon Licensor’s reasonable request in order to respond to non-use cancellation actions and otherwise cooperate with Licensor, upon Licensor’s reasonable request, in connection with maintaining the White Shirt Trademarks in full force and effect and defending against claims of infringement with respect thereto, at Licensor’s expense in connection therewith.

Section 5.3  Approval by Licensor.

(a)     Licensor shall, in order to ensure the proper use of the White Shirt Trademarks, have the right to approve all packaging, labels, advertising and other materials in which the White Shirt Trademarks appear, and Licensee specifically undertakes to modify to the reasonable satisfaction of Licensor any such packaging, labels, advertising and other materials which are not approved by Licensor, provided, however, that Licensor shall not use the provisions of this Section 5.3 as a method of unreasonably restricting the advertising or other promotion of any systems, products or components covered by the White Shirt Trademarks. All uses of the White Shirt Trademarks by Licensee and its Affiliates prior to the Effective Date shall be deemed to have received Licensor’s approval, provided such use complies with Section 3.1 (ii) and is otherwise in accordance with the scope of the license granted hereunder.

(b)     Any approval under this Section 5.3 shall not constitute a waiver of Licensor’s rights or Licensee’s duties under any provision of this Agreement. Licensor’s approval of Licensee’s use of any of the White Shirt Trademarks shall not constitute acceptance of or be deemed approval of the safety of the goods or services of Licensee, or be construed to create, in any way, any guarantee or warranty on the part of Licensor as to the fitness, merchantability, quality, workmanship, or character of the goods or services of Licensee or to authorize any liability for indebtedness or claims of Damage whatsoever by any other Person against Licensor. For greater certainty, this provision does not limit or affect any rights of Licensee or any of its Affiliates under any other agreement among the Parties or their Affiliates.

ARTICLE IV

       INFRINGEMENT

Section 6.1  No Warranties. Licensor hereby specifically disclaims any and all, and makes no representations or warranties, express or implied (including any implied warranty of merchantability, fitness for a particular purpose, validity, registrability, or non-infringement and implied warranties arising from course of dealing or course of performance), with respect to the White Shirt Trademarks or anything else related to this Agreement. In the event that it comes to the attention of Licensee that any other Person in the Territory alleges that any White Shirt Trademark is invalid or that it infringes any rights of any other Person, or that a White Shirt Trademark is open to any other form of attack, Licensee shall take no action on its own, but shall promptly report the matter to Licensor, who, at its sole discretion and expense, shall take whatever action it deems advisable against such other Person.Without limiting the generality of the foregoing, Licensor is not making any representations or warranties (express, implied or statutory) that White Shirt Trademarks can be used by Licensee without infringing the intellectual property rights of a third party. The White Shirt Trademarks are licensed as they are filed or registered with the Brazilian Patent and Trademark Office and Licensor makes no representations or warranties with respect to any White Shirt Trademarks that are still pending registration or are already registered. In the event that the White Shirt Trademarks are alleged to infringe any third party’s rights, Licensee shall immediately cease use of such White Shirt Trademark. Without limiting the generality of the foregoing, Licensee acknowledges that the license granted in this agreement, and the White Shirt Trademarks are provided “AS IS.”

Section 6.2  Reports of Infringement by Licensee. Licensee shall promptly report to Licensor, to the extent that it is aware, the particulars of any use by any other Person of any trademark, word, name, symbol or combination thereof, on goods, or packaging of goods, or mode of advertising which may constitute an infringement of any of the White Shirt Trademarks, or amount to unfair competition by use of a similar trademark or otherwise. Licensor, at its sole discretion and expense, shall take whatever action it deems advisable against such third partyand Licensee shall reasonably cooperate at Licensor’s expense in connection therewith.

Section 6.3  LIMITATION ON LIABILITY. LICENSEE SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST LICENSOR, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF OR RELATING TO THIS AGREEMENT (OR BREACH THEREOF) OR THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT LICENSEE’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY. IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS HAVE ANY LIABILITY TO LICENSEE OR ANY OTHER PERSON FOR DAMAGES (INCLUDING PUNITIVE DAMAGES) ARISING FROM ANY ACT OR OMISSION OF LICENSEE OR ANY OTHER PERSON (INCLUDING USE OF THE WHITE SHIRT TRADEMARKS BY LICENSEE OR ANY OTHER PERSON), OR OUT OF OR IN CONNECTION WITH THIS AGREEMENT IN ANY MANNER, THE PERFORMANCE OR BREACH HEREOF, OR THE SUBJECT MATTER HEREOF WHETHER OR NOT LICENSOR HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

Section 6.4  Government Permits. Licensee shall cooperate with Licensor in connection with recording this Agreement with the INPI – Instituto Nacional da Propriedade Industrial in order to make it valid and enforceable against third parties.

ARTICLE V

       INDEMNIFICATION

Section 7.1  Indemnification. Licensee agrees to be responsible for, and to pay, reimburse, indemnify and hold Licensor, its Affiliates, and their respective employees, agents, officers and directors (together with Licensor collectively, “Licensor Indemnitees”) harmless from and against any and all Damages arising in connection with any use of any of the White Shirt Trademarks by Licensee (including the conduct of Licensee’s business under or in association with the White Shirt Trademarks).

Section 7.2  Indemnification Procedures. Upon receipt by Licensor of notice of a third party claim for which Licensor is indemnified hereunder, Licensor shall promptly notify Licensee in writing thereof to indemnify Licensor. Licensee shall have the right to reasonably control the defense of the indemnified claim and shall have the right, at its own cost and expense, to retain its own counsel and reasonably participate in the defense of the indemnified claim.

Article VI

      ASSIGNABILITY

Section 8.1      Licensor’s Right to Assign. Licensor shall have the right to assign this Agreement upon the sale, merger, change of control or separation of all, or substantially all, of the assets related to the subject matter of this Agreement without prior or subsequent consent of Licensee.

Section 8.2      Licensee’s Limited Right to Assign. The Non-Exclusive License granted under this Agreement shall be personal to Licensee and Licensee shall have no power, right or authority to transfer, assign, sublicense or divide any rights licensed to it or any of its other rights or obligations under this Agreement without the prior written consent of Licensor, and any such attempted transfer, assignment, sublicense or division shall be null and void without such consent, and shall constitute a material breach of this Agreement, except that:

(a)     Licensee shall be permitted to transfer, assign, sublicense or divide any rights licensed to it or any of its other rights or obligations under this Agreement to any Affiliate of Licensee with subsequent notice to, but without the consent of, Licensor.

(b)     Licensee shall be permitted to transfer, assign, sublicense or divide any rights licensed to it or any of its other rights or obligations under this Agreement in connection with any sale or transfer (regardless of the form of the transaction) of one or more product lines that relate to the rights or obligations being transferred, assigned, sublicensed or divided, but only such rights or obligations relating to such product lines, with subsequent notice to, but without the consent of, Licensor.

It shall be a condition to any transfer, assignment, sublicense or division permitted under this Article VIII that the transferee agrees to be bound in writing by the terms of this Agreement.

FORCE MAJEURE

Section 9.1     Force Majeure Event. Each Party shall be temporarily excused from performance under this Agreement to the extent the nonperformance is caused by acts of God, governmental acts, orders or regulations, or any other similar or dissimilar cause beyond the reasonable control of the nonperforming Party (“Force Majeure Event”). However, such excuse from performance shall continue only for the duration of the interruption caused by such Force Majeure Event and then only if the nonperforming Party gives to the other Party prompt notice of the Force Majeure Event and a good faith estimate of the duration of the Force Majeure Event.

TERMINATION

Section 10.1. Termination Provisions. Notwithstanding the perpetual rights to use the White Shirt Trademarks granted to Licensee, Licensor may terminate this Agreement immediately upon written notice to Licensee in the event of:

(i) a material breach of this Agreement by Licensee, which is not cured within 30 (thirty) days as of the date of receipt of a written notice sent by the Licensor informing Licensee of such material breach; or

(ii) any act or omission by Licensee that denigrates, diminishes the value, injures or puts at risk the reputation, integrity or image of Licensor or the Licensor’s White Shirt Trademarks; or

(iii) Licensee’s use of the White Shirt Trademarks in any manner other than as expressly permitted pursuant to this Agreement or otherwise expressly authorized by the Licensor.

ARTICLE XI

MISCELLANEOUS

Section 11.1   Independent Parties. The Parties are independent contractors in relation to each other and, except as expressly otherwise provided in this Agreement, no Party may act, or represent that it has the authority to act, as agent of any other Party. As independent contractors neither Party nor its employees will be given any right to participate in any employee benefit or insurance plan or any other plan or other fringe benefit, which is maintained, established or provided by the other Party for its employees

Section 11.2   Further Assurances. The Parties will each execute and deliver such further documents and instruments and do such acts and things as may be necessary or desirable to carry out the intent and meaning of this Agreement.

Section 11.3   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) (or when delivery is refused) to the respective Parties at the following addresses (or at such other address or telecopy number for a Party as shall be specified by like notice):

IF TO LICENSOR, TO:

Iochpe Maxion S.A.

Rua Luigi Galvani 146, 13th floor
São Paulo, SP – Brazil

04575-020
Attention: Mr. Dan Ioschpe and Ms. Magda Previero
Telecopy: +55 11 5506-7353

IF TO LICENSEE TO:

Meritor Technology, Inc.

2135 West Maple Road
Troy, MI 48084-7186
U.S.A.
Attention: General Counsel
Telecopy: (248) 435-2943

Telecopy: (213) 223-1810

Section 11.4  Governing Law; Consent of Jurisdiction; Waiver of Jury Trial. Section 11.13 of Purchase and Sale Agreement shall be incorporated herein by reference.

Section 11.5  Invalidity. In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement shall not be affected and shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

Section 11.6  Specific Performance. The Parties each agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party may be entitled to seek specific performance of the terms hereof.

Section 11.7  No Recovery of Special Damages. Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party shall have any right or remedy to recover Special Damages from any other Party or any of its Affiliates, under this Agreement or relating to any of the transactions contemplated by this Agreement under any theory whatsoever (including of contract, tort, strict liability or a statutory cause of action, or otherwise), even if the party has been advised of the possibility of such damages, and each Party hereby irrevocably waives on behalf of itself and its Affiliates any right it may have to claim or recover any such damages from any other Party or any of its Affiliates.

Section 11.8  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Parties.

Section 11.9  Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.10  Entire Agreement. No Third Party Rights. Except as otherwise contemplated herein, this Agreement, together with the Purchase and Sale Agreement, (a) constitutes the entire agreement and supersedes all prior representations, warranties, agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

Section 11.11  Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party that requires it.

Section 11.12  Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13  No Recourse. Notwithstanding anything in this Agreement or any other document, agreement or instrument contemplated hereby to the contrary, the obligations of Licensor hereunder shall be without recourse to any director, officer, stockholder, member, partner, or Affiliate of Licensor or their respective directors, officers, stockholders, employees, agents, members or partners. Notwithstanding anything in this Agreement or any other document, agreement or instrument contemplated hereby to the contrary, the obligations of Licensee hereunder shall be without recourse to any director, officer, stockholder, member, partner, or Affiliate of Licensee or their respective directors, officers, stockholders, employees, agents, members or partners.

Section 11.14  Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

Section 11.15  Schedules. The Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 11.16  Survival. Termination of this Agreement will terminate all of the rights and obligations of the Parties under this Agreement, except the following, which will survive any such termination: all obligations incurred and rights vested under this Agreement before such termination; the Parties’ obligations under Sections 3.1 (only with respect to the first sentence); 3.2 (only with respect to the last sentence); 6.1 (only with respect to the first and third sentences); 6.3; and Articles VII and XI.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

LICENSOR: Meritor Comerico Industria de Sistemas Automotivos Ltda

By: _________________________________ Name: Its:

LICENSEE: Meritor Technology, Inc

By:     __________________________________

          Name:

          Its:

EXHIBIT G

SHARED INTELLECTUAL PROPERTY
LICENSE AGREEMENT

      This Intellectual Property License Agreement is entered into as of ____________, 2009 (the “Effective Date”), by and between:

ARVINMERITOR, INC., an Indiana corporation, and its, directly and indirectly, wholly owned subsidiaries and Meritor Brazil Holdings, LLC, a Delaware limited liability company, Arvin Finance, LLC, a Delaware limited liability company, ArvinMeritor de Mexico, S.A. de C.V., a Mexican corporation, Meritor LVS Holdings Mexico, LLC, a Delaware limited liability company, ArvinMeritor Commercial Vehicle Systems de Mexico, S.A. de C.V., a Mexican corporation, and Meritor Heavy Vehicle Systems (Mexico), Inc., a Delaware corporation, and ArvinMeritor OE, LLC, a Delaware limited liability company (collectively “Licensor”); and

MERITOR COMÉRCIO INDÚSTRIA de SISTEMAS AUTOMOTIVOS Ltda, a corporation organized and existing under the laws of Brazil, (“MCISA”), MERITOR LVS SA de CV, a corporation organized and existing under the laws of Mexico (“MLVS”), and MAXION STRUCTURAL COMPONENTS USA INC., a corporation organized and existing under the laws of Florida (MCISA, MLVS, and BUYER US individually and collectively “Licensee”).

Capitalized terms used herein and not otherwise defined herein are defined in Article I.

RECITALS

WHEREAS, Sellers and Buyers have entered into the Purchase and Sale Agreement; and

WHEREAS, Licensor is an Affiliate of a Seller; and

WHEREAS, Licensee is an Acquired Company or Buyer US;

WHEREAS, Licensee desires Licensor to grant to Licensee a non-exclusive license to use the Licensed IP in connection with the Business and reasonably related extensions thereof including updates, modifications, and new versions of the products or reasonably related product line extensions related to the Business, and Licensor is willing to do so, all in accordance with the further terms and conditions set forth in this Agreement; and

WHEREAS, this is the “Shared Intellectual Property License Agreement” referred to in the Purchase and Sale Agreement, and the Parties are executing and delivering this Agreement as required by the Purchase and Sale Agreement.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Terms Defined in Purchase and Sale Agreement. Unless defined differently in this Agreement, terms defined in the Purchase and Sale Agreement have the same meanings when used in this Agreement.

         Section 1.2     Certain Other Definitions.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Shared Intellectual Property License Agreement, as it may be amended, modified, restated or replaced from time to time in accordance with the terms hereof, together with all schedules hereto.

“Damages” means all Liabilities, damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, and expenses including court costs, reasonable attorneys’, consultants’ and experts’ fees and other costs and expenses incident to the transaction or proceedings or investigation or the defense of any claim (whether or not litigation has commenced); provided, however, that Damages do not include Special Damages.

“Force Majeure Event” has the meaning set forth in Section 5.1.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due.

“Licensee” means any one or all of the Licensees identified in the preamble and each of their current and future Affiliates during the time such Persons remain Affiliates of such Licensee.

“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns;

“Parties” means every Party.

“Person” means, without limitation, any individual, corporation, limited liability company, entity, firm, trust, partnership, joint venture, association, company, unincorporated organization or a government or any department or agency thereof.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement between Sellers and Purchasers dated as of August 4th, 2009, as it may be amended, modified, restated or replaced from time to time in accordance with its terms.

“Shared Intellectual Property” shall have the meaning defined in the Purchase and Sale Agreement.

“Shared Intellectual Property License” means a non-exclusive, worldwide, royalty free, fully paid up, irrevocable, perpetual, non-transferable (except as provided in Section 7.1), non-divisible (except as provided in Section 7.1), license to use or otherwise exploit the Shared Intellectual Property and other Intellectual Property which Licensor has the right to sublicense without additional cost and that was used or held for use prior to the Effective Time in the operation of the Business ( collectively “Licensed IP”), including the right to use, exploit, create derivative works, improvements, and modifications of, research, develop, produce, expand, adapt, display, copy, perform, distribute, make, have made, offer for sale, sell, promote, market, release, provide, rent, import or export any material, part, product or service or use or have used any process, utilizing the Licensed IP in connection with the operation of the Business and reasonably related extensions thereof including updates, modifications, and new versions of the products or reasonably related product line extensions related to the Business, all subject to the confidentiality obligations contained in Article 4.

Section 1.3     Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.4     Other Definitional Provisions.

The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise. References to specific Schedules are to Schedules attached to this Agreement unless specifically stated otherwise.

The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.”

This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the Parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular Party as the drafter of the language.

References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.

ARTICLE II

LICENSE

Section 2.1  Grant of License. Licensor hereby grants to Licensee the Shared Intellectual Property License. Nothing in this Agreement is intended or shall be construed to confer on Licensee any right or license to use the Licensed IP in any application other than to conduct the Business and reasonably related extensions thereof including updates, modifications, and new versions of the products or reasonably related product line extensions related to the Business.

Section 2.2  Sublicenses. Licensee shall have no right to sublicense the rights granted hereunder except as provided in Section 7.1.

Section 2.3  Term of Grant. The grant of the License under this Agreement shall be effective as of the Effective Time and shall be perpetual and irrevocable after that time. Without limiting the foregoing, in no event shall Licensor be entitled to terminate the grant of the Shared Intellectual Property License for any reason.

Section 2.4   Taxes. Any taxes levied as a result of the Shared Intellectual Property License or any use of the Licensed IP by Licensee under the terms of this Agreement will be the responsibility of Licensee.

Section 2.5  Non Exclusivity. Notwithstanding the fact that the Shared Intellectual Property License is granted on a non exclusive basis, Licensor acknowledges and agrees that nothing in this Agreement shall impair, impact or negatively affect the non competition obligations assumed by Licensor under the terms of the Purchase and Sale Agreement, including, that Licensor shall not have the right to license the Licensed IP to any third parties that engage in the Restricted Acitivities.

ARTICLE III

OWNERSHIP OF SHARED INTELLECTUAL PROPERTY

Section 3.1     Ownership.

     (a)     Licensee acknowledges that all right, title and interest in and to the Licensed IP, including common law rights, if any, vest in the Licensor, that it has no claim of any nature in and to the Licensed IP other than that enjoyed in terms of this Agreement, and that all rights, goodwill, and similar benefits arising out of the use of any of the Licensed IP by Licensee shall accrue to the benefit of the Licensor. These acknowledgements survive termination of this agreement for whatever reason.

     (b)     Licensee will not contest, challenge or induce third parties to challenge in any way any part of the Licensor's right, title and interest in and to the Licensed IP.

     (c)     To the extent that such rights do not vest in Licensor by operation of law, and vest in Licensee, and to the extent permitted by applicable law, Licensee agrees to assign, and does hereby assign, to Licensor all such rights, without additional consideration except that Licensor shall pay to Licensee the sum of $1.00 for all such rights.

Section 3.2 Form of Licensed Intellectual Property.

Licensee agrees that delivery of the Licensed IP under this Agreement is on an "As-Is" basis and Licensor has no obligation to maintain or update any of the Licensed IP. Licensor warrants only that the Licensed IP will be supplied in the same form and content as used in the Business as of the Effective Time. In the event that Licensor is no longer interested in maintaining or using, or intends to abandon, any Licensed IP that is registered or applied for and owned by Licensor, it shall promptly (and, in any event, at least twenty (20) days prior to the renewal date or other date for loss or abandonment of such Licensed IP) notify the Licensee thereof, offering the option of assignment to Licensee of such Licensed IP at no costs for the Licensee. Licensee may, in its own discretion, exercise such option to acquire the rights in such Licensed IP by giving written notice to Licensor. Licensee shall be responsible for preparing any forms and recording any assignment at its own expenses, whenever applicable; provided that Licensor shall execute such documents and take such other actions as may be reasonably requested by Licensee, at Licensee’s expense, to effect the transfer of ownership to such Licensed IP.

     Section 3.3     Intellectual Property Applications. Each Party acknowledges and agrees that, in the event the other Party (“Developing Party) independently conceives, develops or invents any modifications or improvements derived from the Licensed IP (“Improved Intellectual Property”), the Developing Party has the right to file any patent, trademark, copyright or other intellectual property applications based on the Improved Intellectual Property in the any jurisdiction (the “Applications”). However, Developing Party may elect not to file Applications thereon and, subject to the license and rights granted herein, shall be free to sell, assign and/or release any of its right, title and interest in any Improved Intellectual Property to any Person on such terms and conditions as Developing Party in its sole discretion may determine. Each Party agrees that it will not, at any time, do or cause to be done, any act or deed in any way impairing or tending to impair any part of Developing Party’s rights to file any Applications on Improved Intellectual Property.

ARTICLE IV

PROTECTION OF SHARED INTELLECTUAL PROPERTY

Section 4.1 Obligation to Protect Licensed IP.

(a)     Licensee will use the Licensed IP only for the purposes specifically authorized by this Agreement, and shall not disclose any such Licensed IP that is confidential to any third party or to any Person inside its organization, which includes consultants and contract employees, except to those having a need-to-know and who are obligated in writing or by Law to protect the Licensed IP, or otherwise in a manner consistent with the policies and practices Licensor used in the Business prior to the Effective Time.

(b)     Licensor shall maintain the confidentiality of the Licensed IP that is confidential and shall not disclose such Licensed IP to any third party or to any Person inside its organization, which includes consultants and contract employees, except to those having a need-to-know and who are obligated in writing or by Law to protect the Licensed IP, or otherwise in a manner consistent with the policies and practices Licensor used prior to the Effective Time.

(c)     The Parties hereby acknowledge and agree that the disclosure to any Person of, or the use by Licensee of, any of the Licensed IP which is not authorized by this Agreement may cause irreparable harm to Licensor, and Licensor’s remedy at law for such a disclosure or use, or threatened disclosure or use, may be inadequate and, in recognition of this fact, in the event of such a disclosure or use, or threatened disclosure or use, Licensor may be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may be available, in addition to any other right or remedy available under applicable law.

Section 4.2     Limitation of Restrictions. The restrictions in Section 4.1 shall not apply to information which can be shown, by documentary evidence, is now in or later becomes generally known to the public or to other Persons who can obtain economic value from its disclosure and use through no fault of a Party, was lawfully in the possession of Licensee from a source other than Licensor at the time of receipt, is independently developed by a Party without reference to the Licensed IP, or is received from a source other than a Party which has no obligation of confidentiality to either Party as to such information.

Section 4.3     Standard of Care. Licensee and Licensor shall protect the Licensed IP using the same degree of care it uses to protect its other proprietary information of a similar nature, but no less than reasonable care.

Section 4.4     Duration of Restrictions. The obligations set forth in this Article IV will survive any termination of this Agreement.

ARTICLE V

FORCE MAJEURE

Section 5.1     Force Majeure. Each Party shall be temporarily excused from performance under this Agreement to the extent the nonperformance is caused by acts of God, governmental acts, orders or regulations, or any other similar or dissimilar cause beyond the reasonable control of the nonperforming Party (“Force Majeure Event”). However, such excuse from performance shall continue only for the duration of the interruption caused by such Force Majeure Event and then only if the nonperforming Party gives to the other Party prompt Notice of the Force Majeure Event and a good faith estimate of the duration of the Force Majeure Event.

ARTICLE VI

RELEASE, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 6.1     Limitation of Liability. Except as expressly provided herein or in the Purchase and Sale Agreement, in no event shall any of the Indemnitees be liable for any error or omission in connection with the provision of any Licensed IP under any theory whatsoever, except (i) where such error or omission constitutes gross negligence, intentional misconduct, or bad faith on the part of any of the Indemnitees. Without limiting the generality of the foregoing, the Indemnitees shall not be liable for personal injury (including death) or property damage (including loss of use thereof), or for any Special Damages, whether caused by or attributable to the Licensed IP, or otherwise, and whether or not Licensor has been advised of the possibility of such damages.

Section 6.2     Indemnification.

Indemnifications of the Parties will be controlled by the Purchase and Sale Agreement.

         Section 6.3     No Warranties. Except as expressly set forth herein or in the Purchase and Sale Agreement, Licensee acknowledges and agrees that Licensor is not making any representations or warranties (express, implied or statutory) with respect to the Licensed IP, the results obtained thereby or any matter relating thereto, NOR IS IT MAKING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PURPOSE with respect to any of the Licensed IP, the results obtained thereby or any matter relating thereto, all of which are hereby expressly disclaimed. Without limiting the generality of the foregoing, Licensor is not making representations or warranties (express, implied or statutory) hereunder, that the license of the Licensed IP granted hereunder can be practiced by Licensee without infringing the intellectual property rights of a third party.

Article VII

     ASSIGNMENTS AND DIVISIONS

     Section 7.1     Limited Right to Assign. The Shared Intellectual Property License granted under this Agreement shall be personal to Licensee and Licensee shall have no power, right or authority to transfer, assign, sublicense or divide any rights licensed to it or any of its other rights or obligations under this Agreement without the consent of Licensor, but with notice within a reasonable time thereafter, and any such attempted transfer, assignment, sublicense or division shall be null and void without such consent except that:

(a)     Licensee shall be permitted to transfer, assign, or divide any rights licensed to it or any of its other rights or obligations under this Agreement to any Affiliate of Licensee without the consent of Licensor, but with notice within a reasonable time thereafter ; and

(b)     Licensee shall be permitted to transfer, assign, or divide any rights licensed to it or any of its other rights or obligations under this Agreement in connection with any merger or other corporate reorganization involving Licensee or its Affiliates or in connection with any sale or transfer (regardless of the form of the transaction) of one or more product lines or business divisions that relate to the rights or obligations being transferred, assigned, sublicensed or divided but only such rights or obligations relating to such product lines or business divisions without the consent of Licensor, but with notice within a reasonable time thereafter.

Section 7.2      Licensor’s Right to Assign. Licensor shall have the right to assign this Agreement upon the sale, merger, change of control, or separation of all or substantially all of the assets related to the subject matter of this Agreement without the prior or subsequent consent of Licensee.

It shall be a condition to any transfer, assignment, sublicense or division permitted under this Article VII that the transferee agrees to be bound in writing by the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

    Section 8.1     Independent Parties. The Parties are independent contractors in relation to each other and, except as expressly otherwise provided in this Agreement, no Party may act, or represent that it has the authority to act, as agent of any other Party. As independent contractors neither Party nor its employees will be given any right to participate in any employee benefit or insurance plan or any other plan or other fringe benefit, which is maintained, established or provided by the other Party for its employees.

    Section 8.2     Further Assurances. The Parties will each execute and deliver such further documents and instruments and do such acts and things as may be necessary or desirable to carry out the intent and meaning of this Agreement.

    Section 8.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) (or when delivery is refused) to the respective Parties at the following addresses (or at such other address or telecopy number for a Party as shall be specified by like notice):

     if to Licensor to:

c/o ArvinMeritor, Inc
2135 West Maple
Troy, Michigan 48084-7186
Attention: General Counsel
Facsimile: (248) 435-2943

     if to Licensee to:

Iochpe Maxion S.A.

Rua Luigi Galvani 146, 13th floor
São Paulo, SP – Brazil
04575-020
Attention: Mr. Dan Ioschpe and Ms. Magda Previero
Facsimile: +55 11 5506-7353

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

     Section 8.4     Governing Law; Consent of Jurisdiction; Waiver of Jury Trial.

Section 11.13 of Purchase and Sale Agreement shall be incorporated herein by reference.

     Section 8.5     Invalidity. In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement shall not be affected and shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

     Section 8.6     Specific Performance. The Parties each agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party may be entitled to seek specific performance of the terms hereof in addition to any other remedies available at law or in equity.

     Section 8.7     No Recovery of Special Damages. Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party shall have any right or remedy to recover Special Damages from any other Party or any of its Affiliates, under this Agreement or relating to any of the transactions contemplated by this Agreement under any theory whatsoever (including of contract, tort, strict liability or a statutory cause of action, or otherwise), even if the party has been advised of the possibility of such damages, and each Party hereby irrevocably waives on behalf of itself and its Affiliates any right it may have to claim or recover any such damages from any other Party or any of its Affiliates.

     Section 8.8     Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Licensor and Licensee.

     Section 8.9     Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     Section 8.10      Entire Agreement; No Third Party Rights. Except as otherwise expressly contemplated herein, this Agreement and the Purchase and Sale Agreement (a) constitutes the entire agreement and supersedes all prior representations, warranties, agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

     Section 8.11     Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any Party who delivers such a signature page agrees to later deliver an original counterpart to any Party that requires it.

     Section 8.12     Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any, way affect the meaning or interpretation of this Agreement.

     Section 8.13     No Recourse. Notwithstanding anything in this Agreement or any other document, agreement or instrument contemplated hereby to the contrary, the obligations of a Party hereunder shall be without recourse to any director, officer, stockholder, member, partner, or Affiliate of the party or their respective directors, officers, stockholders, employees, agents, members or partners.

     Section 8.14     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

    Section 8.15 Guarantor.     ArvinMeritor do Brasil Sistemas Automotivos Ltda., a Brazilian limited liability company, guarantees that Licensor shall comply with all of the provisions of this Agreement, and ArvinMeritor do Brasil Sistemas Automotivos Ltda. shall be liable to Licensee to the extent that Licensor fails to so comply.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

LICENSOR:

ARVINMERITOR, INC. on behalf of itself and on behalf of its, directly or indirectly, wholly owned subsidiaries

By:     ___________________________________
Its:     Authorized Agent

MERITOR BRAZIL HOLDINGS, LLC

By:     ___________________________________
Its:     Authorized Agent

ARVIN FINANCE, LLC

By:     ___________________________________
Its:     Authorized Agent

ARVINMERITOR DE MEXICO, S.A. DE C.V.

By:     ___________________________________
Its:     Authorized Agent

MERITOR LVS HOLDINGS MEXICO, LLC

By:     ___________________________________
Its:     Authorized Agent

ARVINMERITOR COMMERCIAL VEHICLE SYSTEMS DE MEXICO, S.A. DE C.V.

By:     ___________________________________
Its:     Authorized Agent

[signatures continued on next page]

MERITOR HEAVY VEHICLE SYSTEMS (MEXICO), INC.

By:     ___________________________________
Its:     Authorized Agent

ARVINMERITOR OE, LLC

By:     ___________________________________
Its:     Authorized Agent

ARVINMERITOR DO BRASIL SISTEMAS AUTOMOTIVOS LTDA. (solely with respect to Section 8.15)

By:     ___________________________________
Its:     Authorized Agent

[signatures continued on next page]

LICENSEE:

MERITOR COMÉRCIO INDÚSTRIA de SISTEMAS AUTOMOTIVOS Ltda

By:     __________________________________

Its:     Authorized Agent

MERITOR LVS SA de CV
By     ___________________________________
Its:     Authorized Agent

MAXION STRUCTURAL COMPONENTS USA, INC.
By     ___________________________________

Its:     Authorized Agent